As filed with the U.S. Securities and Exchange Commission on August 3 , 2017.

Registration No. 333-215848

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5 TO

FORM S-1

 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	2080	20-3937596
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2150 SE Hanna Harvester Drive

Portland, Oregon 97222

(971) 888-4264

(Address, including zip code and telephone number, including area code, of registrant’s principal place of business)

Grover T. Wickersham

Chief Executive Officer

Eastside Distilling, Inc.

2150 SE Hanna Harvester Drive

Portland, Oregon 97222

(971) 888-4264

(Name, address, including zip code and telephone number, including area code, of agent for service)

Andrew W. Shawber Summit Law Group, PLLC 315 Fifth Ave South, Suite 1000 Seattle, Washington 98104 (206) 676-7000	Michael T. Raymond Bradley J. Wyatt Dickinson Wright PLLC 2600 W. Big Beaver Rd., Suite 300 Troy, Michigan 48084 (248) 433-7200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated	Accelerated	Non-accelerated filer [ ]	Smaller reporting	Emerging growth
filer [ ]	filer [ ]	(Do not check if a smaller	company [X]	company [X]
reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Offering Price (2)	Amount of Registration Fee (3)

Units, each unit consisting of: (4)	1,380,000	$6.25	$8,625,000	$999.64
(i) one share of common stock, $0.0001 par value per share; and	1,380,000	‒	‒	‒
(ii) one warrant to purchase one-half share of common stock	1,380,000	‒	‒	‒

Underwriters’ warrants to purchase units (5)(6)	120,000	‒	‒	‒

Units issuable upon exercise of the underwriters’ warrants, each unit consisting of:	120,000	$7.50	$900,000	$104.31
(i) one share of common stock; and	120,000	‒	‒	‒
(ii) one warrant to purchase one-half share of common stock	120,000	‒	‒	‒

Common stock issuable upon exercise of the warrants, including warrants underlying the underwriters’ warrants	750,000	$7.50	$5,625,000	$651.94

Total Registration Fee:			$15,150,000	$1,755.89

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. The closing price of the Registrant’s common stock on July 14, 2017 was $6.25.

(3)	Calculated under Section 6(b) of the Securities Act as .0001159 of the proposed maximum aggregate offering price. $869.25 of the required filing fee was previously paid.

(4)	Includes 180,000 additional units that the underwriters have the right to purchase from the Registrant to cover over-allotments, if any.

(5)	In accordance with Rule 457(g) under the Securities Act, because the shares of the registrant’s common stock underlying the underwriters’ warrants are being registered, no separate registration fee is required with respect to the warrants registered hereby.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue warrants to Roth Capital Partners, LLC and Aegis Capital Corp upon the closing of this offering, which warrants shall be exercisable at any time, and from time to time, in whole or in part, during the four year period commencing one year from the effective date of this offering, representing 10% of the securities issued in this offering, or underwriters’ warrants. The underwriters’ warrants are exercisable at a per unit exercise price equal to 120% of the public offering price. The initial issuance of the underwriters’ warrants, exercise of the underlying warrants and resales of the securities issuable upon exercise of the underwriters’ warrants are registered hereby. See “Underwriting – Underwriters’ warrants.”

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

SUBJECT TO COMPLETION, DATED

August 3 , 2017

1,200,000 Units

Each unit consisting of one share of common stock and one warrant to purchase one-half share of common stock

This is a firm commitment public offering of 1,200,000 units, each unit consisting of one share of our common stock and one warrant, for a total of 1,200,000 shares of our common stock and 1,200,000 warrants to purchase up to an aggregate 600,000 shares of our common stock. Each share of our common stock is being sold together with a warrant to purchase one-half of a share of our common stock. Two warrants together are exercisable to purchase one share of common stock at an exercise price of $ per share (120% of the public offering price of the unit). The warrants will be exercisable at any time from the date of issuance through the fifth anniversary of the date of this prospectus, unless earlier redeemed. Beginning 90 days after the date of this prospectus, the warrants will be redeemable at our option, in whole or in part, at a redemption price equal to $0.15 per warrant upon 30 days’ prior written notice, at any time after the date on which the closing price of our common stock has equaled or exceeded $ per share (170% of the public offering price of the units) for at least five consecutive trading days. The shares of our common stock and the warrants are immediately separable and will be issued and tradeable separately, but will be purchased together as a unit in this offering.

Our common stock is currently quoted on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.” On July 19, 2017, the reported closing sale price of our common stock on the OTC Markets was $6.19 per share. Prior to this offering, there has been no public market for our warrants on the OTC Markets or any other trading market. We have applied to list our common stock and warrants on the NASDAQ Capital Market under the symbols “ESDI” and “ESDIW,” respectively.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and will be subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being an Emerging Growth Company” on page 5 of this prospectus.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

We refer you to “Underwriting” beginning on page 74 of this prospectus for additional information regarding total underwriting compensation.

We have granted the underwriters an option to purchase up to an additional 180,000 units at the public offering price less the underwriting discount.

Delivery of the units will be made on or about                , 2017.

Joint Book-Running Managers

Capital Partners	Aegis Capital Corp.

The date of this prospectus is               , 2017.

We have not authorized anyone to provide you with any information or to make any representation, other than those contained in this prospectus or any free writing prospectus we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only in circumstances and in jurisdictions where it is lawful to so do. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our units.

Neither we nor any of the underwriters have done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, including the Sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, before deciding to buy shares of our common stock. All share-related and per-share information in this prospectus has been adjusted to give effect to the 1-for-20 and the 1-for-3 reverse stock splits of our common stock effected on October 18, 2016 and June 15, 2017, respectively. All references in this prospectus to “Eastside,” “Eastside Distilling,” “the Company” “we” “us” and “our” refer to Eastside Distilling, Inc. and our consolidated subsidiary.

Overview

We are an Oregon-based producer and marketer of craft spirits, founded in 2008. Our products span several alcoholic beverage categories, including bourbon, American whiskey, vodka, and rum. Unlike many, if not most, distillers, we operate several retail tasting rooms in Oregon to market our brands directly to consumers. Our growth strategy is to build on our local base in the Pacific Northwest and expand selectively to other markets by using major spirits distributors, such as Southern Glazer Wines and Spirits, and regional distributors that focus on craft brands. As a small business in the large, international spirits marketplace populated with massive conglomerates, we are innovative in exploiting new trends with our products, for example, our Coffee Rum with cold brew coffee and low sugar and our gluten-free potato vodka. In December 2016 we retained Sandstrom Partners (an internationally known spirit branding firm that branded St Germain and Bulleit Bourbon) to guide our marketing strategy and branding. Sandstrom Partners subsequently became an investor in our Company. We seek to be both a leader in creating spirits that offer better value than comparable spirits, for example our value-priced Portland Potato Vodka, and an innovator in creating imaginative spirits that offer a unique taste experience, for example our cold-brewed Coffee Rum, Oregon oak aged whiskeys, Marionberry Whiskey and Peppermint Bark holiday liqueur. On May 1, 2017, we acquired 90% of the ownership of Big Bottom Distillery (“BBD”) for its excellent, award winning range of super premium gins and whiskeys, including The Ninety One Gin, Navy Strength Gin, Oregon Gin, Delta Rye and initial production of American Single Malt Whiskey. BBD’s super premium spirits will expand our tasting room offerings and give us a presence at the “high end” of the market. In addition, through MotherLode, our wholly-owned subsidiary acquired in March 2017, we also provide contract bottling and packaging services for existing and emerging spirits producers, some of whom contract with us to blend or distill spirits. As a publicly-traded craft spirit producers, we have access to the public capital markets to support our long-term growth initiatives, including strategic acquisitions.

Market Opportunity

Large and Growing Global and Domestic Markets

The global spirits market generated total revenues of $316 billion in 2013, representing a compound average growth rate (CAGR) of 3.4% between 2009 and 2013, according to MarketLine. The performance of the market is forecasted to accelerate with an anticipated CAGR of 4.2% for the five year period 2013-2018, which is expected to increase revenues generated by this market to approximately $388 billion by the end of 2018.

The U.S. spirits market had total revenues of $24.1 billion in 2015, representing a 25% increase since 2010, according to the Distilled Spirits Council of the United States (DISCUS). The domestic market share of spirits compared to beer and wine was at a record 35.4% in 2015 according to DISCUS, representing more than a 2% gain over beer and wine in terms of market share since 2010.

Key Growth Trends That we Target

Craft – The market share of “craft” distillers (defined as any producer that bottles less than 100,000 cases annually) has doubled over the last two years, and is projected to reach 8% by 2020, according to BNP Paribas.

Women – The United States Alcohol and Tobacco Tax and Trade Bureau (the “TTB”), Park Street Imports, LLC (“Park Street”) and the US Census Bureau estimate that 37% of all U.S. whiskey drinkers are women.

Millennials – Generally, millennials (individuals born between the early 1980s and the mid-1990s) value “authenticity” and are inspired by travel, like to try new products and seek new experiences, according to a survey by BeverageDaily.com. Millennials tend to drink a broader range of spirit types (vodka, rum, tequila, whiskey, gin) than prior generations and Millennials consume more expensive spirits than their predecessors. These individuals are often attracted to vintage spirits and cocktails with nostalgic followings, such as throwbacks to the 1950’s like rye whiskey, bourbon, and the Manhattan cocktail. According to Barclays Research, millennials increasingly prefer spirits over beer and wine, and flavored spirits in particular. In addition, according to DISCUS, millennials are more willing than prior generations to purchase premium spirits.

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Flavored – According to DISCUS, flavored spirits sales continue to grow faster than the overall spirits market, and flavored whiskey, which is especially appealing to younger drinkers and women, is the fastest growing flavored spirit category.

International – The demand for U.S.-produced spirits abroad is increasing significantly. U.S. spirit exports nearly doubled over the past decade to $1.56 billion in 2015, and whiskey exports were up approximately 5.4% in 2015 compared to 2014. The largest export markets for U.S. spirits include the United Kingdom, Canada, Germany, Australia, and Japan.

Our Strategy

Our objective is to build Eastside Distilling into a profitable spirits company, with a distinctive portfolio of premium and high-end spirits brands that have national, and even international, consumer appeal and following. To help achieve this, we expect to:

● Target Industry Growth Trends. Demand for U.S.-produced premium and high-end craft spirits, particularly whiskeys, has been increasing among millennials and women. We endeavor to capitalize on these trends by developing products that appeal to changing demographics, as typified by our Master Distiller, Melissa Heim, whom we believe is the first female commercial master distiller and blender west of the Mississippi River.

● Be Experimental. We are not afraid to take chances with innovative product offerings that we believe the larger and more bureaucratic companies that populate the industry cannot easily launch. We want to produce and deliver quality products that offer consumers “something different,” such as value or uniqueness, and we want to convey that message with new packaging developed by our spirits branding firm, Sandstrom Partners.

● Be Local. Be true to our Oregon and Pacific Northwest “roots” by shunning artificial additives, using locally sourced ingredients such as our high-quality water and Oregon oak, and relying on skilled local artisans. During 2016, we experienced a 45% increase in wholesale sales in Oregon and were the third largest spirits producer in that state. In addition, we recently extended our Pacific Northwest focus with our first shipments to Alaska during the first quarter of 2017.

● Expand Geographically and Online. We are building brand awareness and driving sales in multiple geographic markets, with the use of social media (Twitter, Facebook, and YouTube). We are partnering with retailers that market heavily online and investing resources into e-commerce and digital marketing.

● Provide Value. We target the high-growth premium ($12-20 per bottle) and high-end ($20-30 per bottle) market segments with premium quality at attractive pricing. In the super premium category (above $50 per bottle), we intend to have limited production offerings that we believe also deliver exceptional value.

● Use Sales Networks of Major U.S. Spirits Distributors. We have established and will continue to build relationships with the major wine and spirit wholesalers to distribute our products into the largest spirits markets in the United States.

● Increase Production. We expect our production of cases to increase each year for the next three years. We believe our increased production capacity will make us more attractive to distribution partners and will also facilitate additional revenues, cost savings and profits.

● Leverage Access to Public Capital Markets. The public capital markets facilitate funding access for our long-term growth initiatives, including potential strategic acquisitions.

Our Strengths

We believe the following competitive strengths will help enable the implementation of our growth strategies:

● Award Winning Diverse Product Line: We have a diverse product line currently offering over a dozen premium craft spirits, many of which have won awards for taste and/or product design. According to a study by the American Craft Spirits Association, the U.S. craft spirits volume of cases sold experienced a compound annual growth rate of 27.4% between 2010 and 2015, and saw an increase in market share from 0.8% to 2.2% during that period. Our sales of premium brands have increased over 1,000% since 2010. We believe our diverse, recognized product line in this growing market will enable us to establish a presence in new geographic markets and enable us to procure additional distributors for our products.

● Key Relationships: We have distribution arrangements with several of the largest wine and spirits distributors in the United States, such as Southern Glazer. We have also engaged Park Street, a provider of back-office administrative and logistical services for alcohol and beverage distributors. We believe these relationships will help accomplish our goal of having our premium spirits sold and distributed nationwide.

● Experienced Master Distiller. Our master distiller, Melissa “Mel” Heim, whom we believe is the first female commercial master distiller and blender west of the Mississippi River, is an important factor in distinguishing our brands. We believe that Ms. Heim’s highly regarded “palate” is important to us maintaining a high quality artisanal character to our products as well as adding to our consumer appeal.

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Our Product Approach

Our approach to our craft spirits involves five important aspects:

● Commitment to Quality: We create and deliver high-quality, innovative products targeted at growing markets.

● Authentic yet Scalable: We believe our approach to production allows us to produce our products at scale while keeping flavor profiles consistent.

● Unique Talent and Experience: Every spirit reflects the creativity of our entire team.

● Extensive Spirit Portfolio: Many craft distillers have only one to three products; we have over a dozen, which we believe affords us the opportunity to target a broader range of consumers with our brands.

● Generate Customer Loyalty: These factors attract loyal and enthusiastic customers and major distributors for our products.

Our Brands

We develop, produce and market the premium brands listed below.

Burnside Bourbon. We develop, market and produce two premium, barrel–aged bourbons: Burnside Bourbon and Oregon Oak Burnside Bourbon. Our Burnside Bourbon is aged in oak barrels, is 96 proof and won a Gold Medal in the MicroLiquor Spirit Awards in 2014, and another from Beverage Tasting Institute. Our Oregon Oak Burnside Bourbon is produced in limited quantities and aged for an additional 90 days in heavily charred Oregon oak barrels, and we consider it an “ultra-premium” brand. Our Burnside Bourbon brands accounted for approximately 40%, 35% and 40% of our revenues for years 2016, 2015 and 2014, respectively. Case volume of our Burnside Bourbon increased by 163% from 2014 to 2016, compared to a 12% increase for the bourbon industry in general during the same period.

Barrel Hitch American Whiskey. We develop, market and produce two premium whiskeys: Barrel Hitch American Whiskey and Barrel Hitch Oregon Oaked Whiskey. Our Barrel Hitch American Whiskey is 80 proof and won a triple-Gold Medal and best of show in the MicroLiquor Spirit Awards in 2015. Our Oregon Oak version is produced in limited quantities and aged for an additional 90 days in heavily charred Oregon oak barrels, and we consider it an “ultra-premium” brand. Our whiskey brands were introduced in July 2015 and accounted for approximately 17% and 7% of our revenues for years 2016 and 2015, respectively.

Premium Vodka. We develop, market and produce a premium potato vodka under the brand name Portland Potato Vodka which is distilled from potatoes rather than grain and as such is gluten-free. Our Portland Potato Vodka was awarded a silver medal from the American Wine Society and a gold medal from the Beverage Tasting Institute, which also gave it a “Best Buy” rating. Our Portland Potato Vodka accounted for approximately 13%, 14% and 30% of our revenues for years 2016, 2015 and 2014, respectively. Case volume of our Portland Potato Vodka increased by 185% from 2014 to 2016, compared to a 4% increase for the vodka industry in general during the same period.

Distinctive Specialty Whiskeys. We develop, market and produce two distinctive specialty whiskeys: Cherry Bomb Whiskey and Marionberry Whiskey. Our Cherry Bomb Whiskey combines handcrafted small batch whiskey with a blast of real Oregon cherries. Our Cherry Bomb Whiskey won a gold medal from the American Wine Society and was also awarded a gold medal for taste and a silver medal for package design in the MicroLiquor Spirit Awards. Our Marionberry whiskey combines Oregon marionberries (a hybrid blackberry) with premium aged whiskey and was awarded two silver medals in the MicroLiquor Spirit Awards for taste and package design. Our specialty whiskeys accounted for approximately 12%, 15%, and 10% of our revenues for years 2016, 2015, and 2014, respectively.

Below Deck Rums. We develop, market and produce four rums under the Below Deck brand name: Below Deck Silver Rum, Below Deck Spiced Rum, Below Deck Coffee Rum and Below Deck Ginger Rum. Below Deck’s Silver Rum is our original rum. Below Deck Spiced Rum is double-distilled from molasses and infused with exotic spices and won a triple gold medal for taste and a bronze medal for package design in the MicroLiquor Spirit Awards. Our Below Deck Coffee Rum is double-distilled and infused with coffee flavors from Arabica bean and won a silver medal at the San Francisco World Spirits Competition. Below Deck Ginger Rum is infused with natural ginger. Our Below Deck Rums accounted for approximately 10%, 12% and 10% of our revenues for years 2016, 2015 and 2014, respectively.

Seasonal/Limited Edition Spirits. In addition to our premium bourbons, whiskeys, rum and vodka, we create seasonal and limited-edition handmade products such as Advocaat (eggnog) Liqueur, Peppermint Bark Liqueur, Bier Schnapps and Holiday Spiced Liqueur. Our Seasonal/Limited Edition Spirits accounted for approximately 6%, 10% and 10% of our revenues for years 2016, 2015 and 2014, respectively.

BBD Spirits. We also acquired several other brands as a result of our acquisition of BBD in May 2017. The extensive BBD product portfolio includes several craft spirits that we believe are highly complementary to our product line, including The Ninety One Gin, Navy Strength Gin (114 proof) and Delta Rye (111 proof) rye whiskey, among others. Inspired by the craft spirits movement in Oregon, Big Bottom Distilling’s small-batch, hand-crafted spirits provide consumers with unique takes on traditional spirits.

MotherLode Acquisition

On March 8, 2017, we acquired MotherLode LLC (“MotherLode”), a Portland, Oregon based provider of bottling services and production support to craft distilleries. Since its founding in 2014, the mission of MotherLode has been to enable craft distillers to increase their production and extend their product lines, reducing cost and increasing efficiency, thereby freeing them to focus on their craft. The typical MotherLode customer is a distillery of small batch, hand-crafted spirits, or a premium craft spirit sold as a private label.

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We recently relocated much of our own operations to MotherLode’s facility and plan to expand our manufacturing resources. Plans are in place for a pneumatic bottling line, which we anticipate could result in a five-time increase in bottling rate and provide us with an opportunity for large-volume spirit handling capability.

In addition to bottling services for distillers and other producers of spirits, MotherLode bottles “private label” craft spirits for customers who have on-premise or off-premise licenses, including retail and liquor stores, bars, restaurants, events, and businesses that want to take advantage of the benefits that come from having their brand clearly printed on a label. MotherLode’s craft spirits can also be private labeled for corporate gifts, wedding, birthdays and other personal events.

Finally, MotherLode intends to begin canning wine and Ready to Drink (“RTD”) alcoholic drinks for its Pacific Northwest customers. The custom built canning line is designed to produce Ball Corporation’s popular “slim can” in 187ml, 200ml and 250ml sizes, with 250ml being equal to approximately 8.45 ounces. The new line will be able to can wine and RTD beverages containing up to 20% alcohol by volume.

Other Sources of Revenue

Special Events

We also generate revenues from participating in special events (such as farmer’s markets, trade shows, hosting private tastings, etc.). We offer tastings as well as sell merchandise and bottle sales and have generated as much as $95,000 in revenues from these special events in a single month, during the winter holiday season (November/December). In addition to the revenues these events generate, we value the immediate customer feedback during these activities which is instrumental in creating better products and testing new flavors.

Retail Stores and Kiosks

We have three retail stores in shopping centers in the Portland, Oregon area that provide us with additional revenues for sales of our products. In December 2014, we opened a 1,200 square foot retail store in Clackamas Town Center (Happy Valley Town Center) and in January 2015, entered into a lease for 3,100 square feet of retail space in the Washington Square Center in Portland. We also had two additional holiday season retail locations within high-traffic shopping malls in the Portland metro region during 2015. For the 2016 holiday season, we replaced the Washington Square Mall storefront with a kiosk location. We intend to maintain these retail stores and kiosks to build local brand awareness and direct-to-consumer retail sales. Some of these stores will contain in-store tastings, which we believe will lead to additional product purchases.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page 8 of this prospectus. These risks include, among others, the following:

● If our brands do not achieve more widespread consumer acceptance, our growth may be limited.

● We have incurred significant operating losses every quarter since our inception and anticipate that we will continue to incur significant operating losses in the future.

● We may require additional capital, which we may not be able to obtain on acceptable terms. Our inability to raise such capital, as needed, on beneficial terms or at all could restrict our future growth and severely limit our operations.

● We depend on a limited number of suppliers. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the marketplace.

● We depend on our independent wholesale distributors to distribute our products. The failure or inability of even a few of our distributors to adequately distribute our products within their territories could harm our sales and result in a decline in our results of operations.

● We rely on a few key distributors, and the loss of any one key distributor would substantially reduce our revenues.

● The sales of our products could decrease significantly if we cannot secure and maintain listings in the control states.

● We must maintain a relatively large inventory of our products to support customer delivery requirements, and if this inventory is lost due to theft, fire or other damage or becomes obsolete, our results of operations would be negatively impacted.

● If we are unable to identify and successfully acquire additional brands that are complementary to our existing portfolio, our growth will be limited, and, even if additional brands are acquired, we may not realize planned benefits due to integration difficulties or other operating issues.

● Our failure to protect our trademarks and trade secrets could compromise our competitive position and decrease the value of our brand portfolio.

● A failure of one or more of our key information technology systems, networks, processes, associated sites or service providers could have a material adverse impact on our business.

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● Our failure to attract or retain key executive or employee talent could adversely affect our business.

● Management turnover may create uncertainties and could harm our business.

● If we fail to manage growth effectively or prepare for product scalability, it could have an adverse effect on our employee efficiency, product quality, working capital levels and results of operations.

● Demand for our products may be adversely affected by many factors, including changes in consumer preferences and trends.

● We face substantial competition in our industry and many factors may prevent us from competing successfully.

● Adverse public opinion about alcohol could reduce demand for our products.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and therefore we have elected to comply with certain reduced disclosure and regulatory requirements for this prospectus and future filings, including only presenting two years of audited financial statements and related financial information, not having our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and not holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these reduced requirements until we are no longer an “emerging growth company.” Under Section 107(b) of the JOBS Act, “emerging growth companies” may take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Corporate and Other Information

We were incorporated in Nevada in February 2004 under the name Eurocan Holdings, Ltd. In December 2014, we changed our corporate name to Eastside Distilling, Inc. to reflect our then recent acquisition of Eastside Distilling, LLC. Our principal executive offices are located at 2150 SE Hanna Harvester Drive, Portland, OR 97222, and our telephone number is (971) 888-4264. Our corporate website address is www.eastsidedistilling.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Share decrease and reverse stock split

On June 14, 2017, we filed a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes 78.209 to (i) decrease our authorized common stock from 45,000,000 to 15,000,000 shares and (ii) effectuate a 1-for-3 reverse stock split of our outstanding common stock. The certificate of change was filed with an effective date of June 15, 2017. Pursuant to the Nevada Revised Statutes, our Board of Directors was authorized to effectuate the reverse stock split without stockholder approval where such split is accomplished with a concurrent proportional decrease in the Company’s authorized common stock. Prior to the reverse split, 9,939,649 shares of common stock were issued and outstanding. After the reverse split, 3,313,217 shares of common stock were issued and outstanding (excluding adjustment for settlement of fractional shares which were rounded up to the nearest whole share). All share and per share amounts in this prospectus are shown on a post-reverse stock split basis.

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The Offering

Securities offered by us

1,200,000 units, each unit consisting of one share of our common stock and one warrant to purchase one-half share of common stock, for a total of 1,200,000 shares and 1,200,000 warrants to purchase up to an aggregate of 600,000 shares of common stock. The shares of our common stock and the warrants are immediately separable and will be issued and tradeable separately, but will be purchased together as a unit in this offering.

Warrants	The warrants will be exercisable at any time from the date of issuance through the fifth anniversary of the date of this prospectus, unless earlier redeemed. Two warrants together are exercisable to purchase one share of common stock at an exercise price of $ per share (120% of the public offering price of the unit). Beginning 90 days after the date of this prospectus, the warrants will be redeemable at our option, in whole or in part, at a redemption price equal to $0.15 per warrant upon 30 days’ prior written notice, at any time after the date on which the closing price of our common stock has equaled or exceeded $ (170% of the public offering price of the units) for at least five consecutive trading days.

Issue price	$ per unit

Common stock to be outstanding after this offering	4,541,137 shares(1)

Option to purchase additional shares	We have granted to the underwriters an option to purchase up to an additional 180,000 units to cover over-allotments, if any.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $6.3 million, or approximately $7.3 million, if the underwriters’ option to purchase additional units is exercised in full, in each case based on an assumed offering price of $6.00 per unit, and after deducting estimated underwriting discounts and offering expenses.

We intend to use the net proceeds from this offering to purchase raw materials and additional production equipment, to pay accounts payable and accrued expenses, to retire outstanding promissory notes and for working capital and other general corporate purposes. See “Use of Proceeds” on page 21 of this prospectus for more information.

Risk factors	You should read the “Risk Factors” section beginning on page 8 of this prospectus for a discussion of certain of the factors to consider carefully before deciding to purchase any of our units.

Dividend policy

Dividends on our common stock may be declared and paid when and as determined by our Board of Directors. We have not paid and do not expect to pay dividends on our common stock for the foreseeable future.

OTCQB Market; Listing Application

Our common stock is currently quoted on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.” We have applied to list our common stock and warrants on the NASDAQ Capital Market under the symbols “ESDI” and “ESDIW,” respectively.

(1) The number of shares of our common stock to be outstanding after this offering is based on 3,341,137 shares of common stock outstanding as of July 17, 2017, which excludes:

● 309,509 shares of common stock issuable upon the exercise of stock options outstanding as of July 17, 2017, at a weighted average exercise price of $7.17 per share;

● 1,131,077 shares of common stock issuable upon the exercise of outstanding common stock warrants as of July 17, 2017 at a weighted-average exercise price of $6.88 per share; and

● 179,724 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan.

Unless otherwise indicated, all information contained in this prospectus assumes (a) no exercise of the warrants purchased in this offering; (b) no exercise of warrants issued to the underwriters as compensation in connection with this offering; and (c) no exercise by the underwriters of the option to purchase up to an additional 180,000 units to cover over-allotments, if any.

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Summary Consolidated Financial Data

You should read this summary financial data below together with our financial statements and related notes, “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data included in this section are not intended to replace our financial statements and related notes.

The summary consolidated statements of operations data for the years ended December 31, 2015 and 2016 are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The summary consolidated balance sheet data at December 31, 2015 and 2016 are derived from our audited condensed consolidated financial statements appearing elsewhere in this prospectus. In our opinion, the unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and include all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such financial data. Our historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the full year.

Consolidated Statements of Operations Data:

	Years Ended December 31,		Three Months Ended March 31,
	2015	2016	2016	2017
Sales	$2,326,664	$3,042,527	$621,882	$829,669
Less excise taxes, customer programs and incentives	624,046	934,221	167,120	217,188
Net sales	1,702,618	2,108,306	454,762	612,481
Selling, general and administrative expenses	4,373,746	5,125,923	1,042,214	1,148,062
Other income (expense), net	(59,548)	(901,658)	(171,058)	(43,324)
Net loss	(3,601,066)	(5,199,619)	(1,014,679)	(901,818)
Dividends on convertible preferred stock	—	(51,674)	—	(5,037)
Net loss attributable to common stockholders	(3,601,066)	(5,251,293)	(1,014,679)	(906,855)

Consolidated Balance Sheet Data:

	At December 31,
	2015	2016	March 31, 2017

Total assets	$1,291,858	$2,547,988	$2,947,838
Total liabilities	2,355,471	1,415,155	1,051,211
Stockholders’ equity (deficit)	(1,063,613)	1,132,833	1,896,627

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RISK FACTORS

Investing in our common stock involves a number of risks. You should not invest unless you are able to bear the complete loss of your investment. In addition to the risks and investment considerations discussed elsewhere in this prospectus, the following factors should be carefully considered by anyone purchasing the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock and warrants could decline, and investors could lose all or a part of the money paid to buy our units.

RISKS RELATING TO OUR BUSINESS

If our brands do not achieve more widespread consumer acceptance, our growth may be limited.

Although our brands have achieved acceptance in the Pacific Northwest, most of our brands are relatively new and have not achieved extensive national brand recognition. Also, brands we may develop and/or acquire in the future are unlikely to establish widespread brand recognition. Accordingly, if consumers do not accept our brands, we will not be able to penetrate our markets and our growth may be limited.

We have incurred significant operating losses every quarter since our inception and anticipate that we will continue to incur significant operating losses in the future.

We believe that we will continue to incur net losses for the foreseeable future as we expect to make continued significant investment in product development and sales and marketing and to incur significant administrative expenses as we seek to grow our brands. We also anticipate that our cash needs will exceed our income from sales for the foreseeable future. Some of our products may never achieve widespread market acceptance and may not generate sales and profits to justify our investment therein. Also, we may find that our expansion plans are more costly than we anticipate and that they do not ultimately result in commensurate increases in our sales, which would further increase our losses. We expect we will continue to experience losses and negative cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including market acceptance of our products, new product introductions and competition. We also incur substantial operating expenses at the corporate level, including costs directly related to being a reporting company with the U.S. Securities and Exchange Commission (the “SEC”). For the year ended December 31, 2016 and the three months ended March 31, 2017, we reported a net loss of $5.2 million and $0.9 million, respectively. As of March 31, 2017, we had an accumulated deficit since inception of $13.7 million.

We may require additional capital, which we may not be able to obtain on acceptable terms. Our inability to raise such capital, as needed, on beneficial terms or at all could restrict our future growth and severely limit our operations.

We have limited capital compared to other companies in our industry. This may limit our operations and growth, including our ability to continue to develop new and existing brands, service our debt obligations, maintain adequate inventory levels, fund potential acquisitions of new brands, penetrate new markets, attract new customers and enter into new distribution relationships. If we do not generate sufficient cash from operations to finance additional capital needs, we will need to raise additional funds through private or public equity and/or debt financing. We cannot assure you that, if and when needed, additional financing will be available to us on acceptable terms or at all. If additional capital is needed and either unavailable or cost prohibitive, our operations and growth may be limited as we may need to change our business strategy to slow the rate of, or eliminate, our expansion or reduce or curtail our operations. Also, any additional financing we undertake could impose covenants upon us that restrict our operating flexibility, and, if we issue equity securities to raise capital our existing stockholders may experience dilution and the new securities may have rights, preferences and privileges senior to those of our common stock.

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We depend on a limited number of suppliers. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the marketplace.

We depend on a limited number of third-party suppliers for the sourcing of the raw materials for all of our products, including our distillate products and other ingredients. These suppliers consist of third-party producers in the U.S. We do not have long-term written agreements with any of our suppliers. The termination of our relationships or an adverse change in the terms of these arrangements could have a negative impact on our business. If our suppliers increase their prices, we may not be able to secure alternative suppliers, and may not be able to raise the prices of our products to cover all or even a portion of the increased costs. Also, our suppliers’ failure to perform satisfactorily or handle increased orders, delays in shipments of products from suppliers or the loss of our existing suppliers, especially our key suppliers, could cause us to fail to meet orders for our products, lose sales, incur additional costs and/or expose us to product quality issues. In turn, this could cause us to lose credibility in the marketplace and damage our relationships with distributors, ultimately leading to a decline in our business and results of operations. If we are not able to renegotiate these contracts on acceptable terms or find suitable alternatives, our business could be negatively impacted.

We depend on our independent wholesale distributors to distribute our products. The failure or inability of even a few of our distributors to adequately distribute our products within their territories could harm our sales and result in a decline in our results of operations.

We are required by law to use state-licensed distributors or, in 18 states known as “control states,” state-owned agencies performing this function, to sell our products to retail outlets, including liquor stores, bars, restaurants and national chains in the U.S. We have established relationships for our brands with a limited number of wholesale distributors; however, failure to maintain those relationships could significantly and adversely affect our business, sales and growth. We currently distribute our products in 22 states – Oregon, Washington, California, Florida, Nevada, Texas, Virginia, Indiana, Illinois, New York, New Jersey, Massachusetts, Connecticut, Minnesota, Georgia, Pennsylvania, Rhode Island, New Hampshire, Maine, Vermont, Idaho and Maryland. Over the past decade there has been increasing consolidation, both intrastate and interstate, among distributors. As a result, many states now have only two or three significant distributors. Also, there are several distributors that now control distribution for several states. If we fail to maintain good relations with a distributor, our products could in some instances be frozen out of one or more markets entirely. The ultimate success of our products also depends in large part on our distributors’ ability and desire to distribute our products to our desired U.S. target markets, as we rely significantly on them for product placement and retail store penetration. In addition, all of our distributors also distribute competitive brands and product lines. We cannot assure you that our U.S. alcohol distributors will continue to purchase our products, commit sufficient time and resources to promote and market our brands and product lines or that they can or will sell them to our desired or targeted markets. If they do not, our sales will be harmed, resulting in a decline in our results of operations.

We rely on a few key distributors, and the loss of any one key distributor would substantially reduce our revenues.

We currently derive a significant amount of our revenues from a few major distributors. A significant decrease in business from or loss of any of our major distributors could harm our financial condition by causing a significant decline in revenues attributable to such distributors. For the years ended December 31, 2016 and 2015, sales to one distributor (Oregon Liquor Control Commission) accounted for 32% and 32% of revenues, respectively. While we believe our relationships with our major distributors are good, we do not have long-term contracts with any of them and purchases generally occur on an order-by-order basis. If we experience a significant decrease in sales to any of our major distributors, and are unable to replace such sales volume with orders from other customers, our sales may decrease which would have a material adverse financial effect on our results of operations and financial condition.

The sales of our products could decrease significantly if we cannot secure and maintain listings in the control states.

In the control states, the state liquor commissions act in place of distributors and decide which products are to be purchased and offered for sale in their respective states. Products selected for listing in control states must generally reach certain volumes and/or profit levels to maintain their listings. Products in control states are selected for purchase and sale through listing procedures which are generally made available to new products only at periodically scheduled listing interviews. Products not selected for listings can only be purchased by consumers in the applicable control state through special orders, if at all. If, in the future, we are unable to maintain our current listings in the control states, or secure and maintain listings in those states for any additional products we may develop or acquire, sales of our products could decrease significantly which would have a material adverse financial effect on our results of operations and financial condition.

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We must maintain a relatively large inventory of our products to support customer delivery requirements, and if this inventory is lost due to theft, fire or other damage or becomes obsolete, our results of operations would be negatively impacted.

We must maintain relatively large inventories of our products to meet customer delivery requirements. We are always at risk of loss of that inventory due to theft, fire or other damage, and any such loss, whether insured against or not, could cause us to fail to meet our orders and harm our sales and operating results. Also, our inventory may become obsolete as we introduce new products, cease to produce old products or modify the design of our products’ packaging, which would increase our operating losses and negatively impact our results of operations.

If we are unable to identify and successfully acquire additional brands that are complementary to our existing portfolio, our growth will be limited, and, even if additional brands are acquired, we may not realize anticipated benefits due to integration difficulties or other operating issues.

A component of our growth strategy may be the acquisition of additional brands that are complementary to our existing portfolio through acquisitions of such brands or their corporate owners, directly or through mergers, joint ventures, long-term exclusive distribution arrangements and/or other strategic relationships. For example, in May 2017, we acquired 90% of the ownership of BBD for its excellent, award winning range of super premium gins and whiskeys, and we acquired MotherLode in March 2017, which provides contract bottling and packaging services for existing and emerging spirits producers, some of whom contract with us to blend or distill spirits. If we are unable to identify suitable brand candidates and successfully execute our acquisition strategy, our growth will be limited. Also, even if we are successful in acquiring additional brands, we may not be able to achieve or maintain profitability levels that justify our investment in, or realize operating and economic efficiencies or other planned benefits with respect to, those additional brands. The addition of new products or businesses entails numerous risks with respect to integration and other operating issues, any of which could have a detrimental effect on our results of operations and/or the value of our equity. These risks include:

●	difficulties in assimilating acquired operations or products;

●	unanticipated costs that could materially adversely affect our results of operations;

●	negative effects on reported results of operations from acquisition-related charges and amortization of acquired intangibles;

●	diversion of management’s attention from other business concerns;

●	adverse effects on existing business relationships with suppliers, distributors and retail customers;

●	risks of entering new markets or markets in which we have limited prior experience; and

●	the potential inability to retain and motivate key employees of acquired businesses.

Our ability to grow through the acquisition of additional brands will also be dependent upon the availability of capital to complete the necessary acquisition arrangements. We intend to finance our brand acquisitions through a combination of our available cash resources, third party financing and, in appropriate circumstances, the further issuance of equity and/or debt securities. Acquiring additional brands could have a significant effect on our financial position, and could cause substantial fluctuations in our quarterly and yearly operating results. Also, acquisitions could result in the recording of significant goodwill and intangible assets on our financial statements, the amortization or impairment of which would reduce reported earnings in subsequent years.

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Our failure to protect our trademarks and trade secrets could compromise our competitive position and decrease the value of our brand portfolio.

Our business and prospects depend in part on our ability to develop favorable consumer recognition of our brands and trademarks. Although we apply for registration of our brands and trademarks, they could be imitated in ways that we cannot prevent. Also, we rely on trade secrets and proprietary know-how, concepts and formulas. Our methods of protecting this information may not be adequate. Moreover, we may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of this information. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future and result in a judgment or monetary damages being levied against us. We do not maintain non-competition agreements with all of our key personnel or with some of our key suppliers. If competitors independently develop or otherwise obtain access to our trade secrets, proprietary know-how or recipes, the appeal, and thus the value, of our brand portfolio could be reduced, negatively impacting our sales and growth potential.

A failure of one or more of our key information technology systems, networks, processes, associated sites or service providers could have a material adverse impact on our business.

We rely on information technology (IT) systems, networks, and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed, hosted, provided and/or used by third-parties or their vendors, to assist us in the management of our business. The various uses of these IT systems, networks and services include, but are not limited to: hosting our internal network and communication systems; ordering and managing materials from suppliers; supply/demand planning; production; shipping product to customers; hosting our branded websites and marketing products to consumers; collecting and storing customer, consumer, employee, investor, and other data; processing transactions; summarizing and reporting results of operations; hosting, processing, and sharing confidential and proprietary research, business plans, and financial information; complying with regulatory, legal or tax requirements; providing data security; and handling other processes necessary to manage our business.

Increased IT security threats and more sophisticated cyber-crime pose a potential risk to the security of our IT systems, networks, and services, as well as the confidentiality, availability, and integrity of our data. If the IT systems, networks, or service providers we rely upon fail to function properly, or if we suffer a loss or disclosure of business or other sensitive information, due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our business continuity plans do not effectively address these failures on a timely basis, we may suffer interruptions in our ability to manage operations and reputational, competitive and/or business harm, which may adversely affect our business operations and/or financial condition. In addition, such events could result in unauthorized disclosure of material confidential information, and we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us or to our partners, our employees, customers, suppliers or consumers. In any of these events, we could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and IT systems.

Our failure to attract or retain key executive or employee talent could adversely affect our business.

Our success depends upon the efforts and abilities of our senior management team, other key employees, and a high-quality employee base, as well as our ability to attract, motivate, reward, and retain them. In particular, we rely on the skills and expertise of our Master Distiller, Melissa Heim, whom we believe is the first female commercial master distiller and blender west of the Mississippi River, and her knowledge of our business and industry would be difficult to replace. If Ms. Heim or one of our executive officers or significant employees terminates her or his employment, we may not be able to replace their expertise, fully integrate new personnel or replicate the prior working relationships, and the loss of their services might significantly delay or prevent the achievement of our business objectives. Qualified individuals with the breadth of skills and experience in our industry that we require are in high demand, and we may incur significant costs to attract them. We do not maintain and do not intend to obtain key man insurance on the life of any executive or employee. Difficulties in hiring or retaining key executive or employee talent, or the unexpected loss of experienced employees could have an adverse impact our business performance. In addition, we could experience business disruption and/or increased costs related to organizational changes, reductions in workforce, or other cost-cutting measures.

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Management turnover may create uncertainties and could harm our business.

We have recently experienced significant changes in our executive leadership. Specifically, Stephen Earles resigned as Chief Executive Officer in November 2016 and resigned as President and from our Board of Directors in January 2017. Changes to strategic or operating goals, which can often times occur with the appointment of new executives, can create uncertainty, may negatively impact our ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, executive leadership transition periods are often difficult as the new executives gain detailed knowledge of our operations, and friction can result from changes in strategy and management style. Management turnover inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution. Until we integrate new personnel, and unless they are able to succeed in their positions, we may be unable to successfully manage and grow our business, and our financial condition and profitability may suffer.

Further, to the extent we experience additional management turnover, competition for top management is high and it may take months to find a candidate that meets our requirements. If we are unable to attract and retain qualified management personnel, our business could suffer.

If we fail to manage growth effectively or prepare for product scalability, it could have an adverse effect on our employee efficiency, product quality, working capital levels and results of operations.

Any significant growth in the market for our products or our entry into new markets may require an expansion of our employee base for managerial, operational, financial, and other purposes. During any period of growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the marketing of the products we sell, and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

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RISKS RELATED TO OUR INDUSTRY

Demand for our products may be adversely affected by many factors, including changes in consumer preferences and trends.

Consumer preferences may shift due to a variety of factors including changes in demographic and social trends, public health initiatives, product innovations, changes in vacation or leisure, dining and beverage consumption patterns and a downturn in economic conditions, which may reduce consumers’ willingness to purchase distilled spirits or cause a shift in consumer preferences toward beer, wine or non-alcoholic beverages. Our success depends in part on fulfilling available opportunities to meet consumer needs and anticipating changes in consumer preferences with successful new products and product innovations.

A limited or general decline in consumption in one or more of our product categories could occur in the future due to a variety of factors, including:

● a general decline in economic or geopolitical conditions;

● concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

● a general decline in the consumption of beverage alcohol products in on-premise establishments, such as may result from smoking bans and stricter laws relating to driving while under the influence of alcohol;

● consumer dietary preferences favoring lighter, lower calorie beverages such as diet soft drinks, sports drinks and water products;

● increased federal, state, provincial and foreign excise or other taxes on beverage alcohol products and possible restrictions on beverage alcohol advertising and marketing;

● increased regulation placing restrictions on the purchase or consumption of beverage alcohol products or increasing prices due to the imposition of duties or excise tax;

● inflation; and

● wars, pandemics, weather and natural or man-made disasters.

In addition, our continued success depends, in part, on our ability to develop new products to meet consumer needs and anticipate changes in consumer preferences. The launch and ongoing success of new products are inherently uncertain especially with regard to their appeal to consumers. The launch of a new product can give rise to a variety of costs and an unsuccessful launch, among other things, can affect consumer perception of existing brands and our reputation. Unsuccessful implementation or short-lived popularity of our product innovations may result in inventory write-offs and other costs.

We face substantial competition in our industry and many factors may prevent us from competing successfully.

We compete on the basis of product taste and quality, brand image, price, service and ability to innovate in response to consumer preferences. The global spirits industry is highly competitive and is dominated by several large, well-funded international companies. Many of our current and potential competitors have longer operating histories and have substantially greater financial, sales, marketing and other resources than we do, as well as larger installed customer bases, greater name recognition and broader product offerings. Some of these competitors can devote greater resources to the development, promotion, sale and support of their products. As a result, it is possible that our competitors may either respond to industry conditions or consumer trends more rapidly or effectively or resort to price competition to sustain market share, which could adversely affect our sales and profitability.

In addition, the legalization of marijuana in any of the jurisdictions in which we sell our products may result in a reduction in sales. Studies have shown that sales of alcohol may decrease modestly in jurisdictions where marijuana has been legalized (Colorado, Washington and Oregon). As a result, marijuana sales may adversely affect our sales and profitability.

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Adverse public opinion about alcohol could reduce demand for our products.

Anti-alcohol groups have, in the past, advocated successfully for more stringent labeling requirements, higher taxes and other regulations designed to discourage alcohol consumption. In addition, recent developments in the industry may compel us to identify the source and location of our distillate products, and notify the consumer of whether the product was distilled by us. More restrictive regulations, negative publicity regarding alcohol consumption and/or changes in consumer perceptions of the relative healthfulness or safety of beverage alcohol could decrease sales and consumption of alcohol and thus the demand for our products. This could, in turn, significantly decrease both our revenues and our revenue growth, causing a decline in our results of operations.

Class action or other litigation relating to alcohol abuse or the misuse of alcohol could adversely affect our business.

Our industry faces the possibility of class action or similar litigation alleging that the continued excessive use or abuse of beverage alcohol has caused death or serious health problems, or related to the labelling of our products. It is also possible that governments could assert that the use of alcohol has significantly increased government funded health care costs. Litigation or assertions of this type have adversely affected companies in the tobacco industry, and it is possible that we, as well as our suppliers, could be named in litigation of this type.

Also, lawsuits have been brought in a number of states alleging that beverage alcohol manufacturers and marketers have improperly targeted underage consumers in their advertising. Plaintiffs in these cases allege that the defendants’ advertisements, marketing and promotions violate the consumer protection or deceptive trade practices statutes in each of these states and seek repayment of the family funds expended by the underage consumers. While we have not been named in these lawsuits, we could be named in similar lawsuits in the future. Any class action or other litigation asserted against us could be expensive and time-consuming to defend against, depleting our cash and diverting our personnel resources and, if the plaintiffs in such actions were to prevail, our business could be harmed significantly.

Regulatory decisions and legal, regulatory and tax changes could limit our business activities, increase our operating costs and reduce our margins.

Our business is subject to extensive government regulation. This may include regulations regarding production, distribution, marketing, advertising and labeling of beverage alcohol products. We are required to comply with these regulations and to maintain various permits and licenses. We are also required to conduct business only with holders of licenses to import, warehouse, transport, distribute and sell beverage alcohol products. We cannot assure you that these and other governmental regulations applicable to our industry will not change or become more stringent. Moreover, because these laws and regulations are subject to interpretation, we may not be able to predict when and to what extent liability may arise. Additionally, due to increasing public concern over alcohol-related societal problems, including driving while intoxicated, underage drinking, alcoholism and health consequences from the abuse of alcohol, various levels of government may seek to impose additional restrictions or limits on advertising or other marketing activities promoting beverage alcohol products. Failure to comply with any of the current or future regulations and requirements relating to our industry and products could result in monetary penalties, suspension or even revocation of our licenses and permits. Costs of compliance with changes in regulations could be significant and could harm our business, as we could find it necessary to raise our prices in order to maintain profit margins, which could lower the demand for our products and reduce our sales and profit potential.

Also, the distribution of beverage alcohol products is subject to extensive taxation (at both the federal and state government levels), and beverage alcohol products themselves are the subject of national import and excise duties in most countries around the world. An increase in taxation or in import or excise duties could also significantly harm our sales revenue and margins, both through the reduction of overall consumption and by encouraging consumers to switch to lower-taxed categories of beverage alcohol.

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We could face product liability or other related liabilities that increase our costs of operations and harm our reputation.

Although we maintain liability insurance and will attempt to limit contractually our liability for damages arising from our products, these measures may not be sufficient for us to successfully avoid or limit liability. Our product liability insurance coverage is limited to $1 million per occurrence and $5 million in the aggregate and our general liability umbrella policy is capped at $15 million. Further, any contractual indemnification and insurance coverage we have from parties supplying our products is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by these suppliers. In any event, extensive product liability claims could be costly to defend and/or costly to resolve and could harm our reputation.

Contamination of our products and/or counterfeit or confusingly similar products could harm the image and integrity of, or decrease customer support for, our brands and decrease our sales.

The success of our brands depends upon the positive image that consumers have of them. Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for our brands, could affect the demand for our products. Contaminants in raw materials purchased from third parties and used in the production of our products or defects in the distillation and fermentation processes could lead to low beverage quality as well as illness among, or injury to, consumers of our products and could result in reduced sales of the affected brand or all of our brands. Also, to the extent that third parties sell products that are either counterfeit versions of our brands or brands that look like our brands, consumers of our brands could confuse our products with products that they consider inferior. This could cause them to refrain from purchasing our brands in the future and in turn could impair our brand equity and adversely affect our sales and operations.

RISKS RELATED TO THE UNITS

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock and the warrants less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive because we rely on these exemptions; which may result in a less active trading market for our common stock and the warrants, making the market prices more volatile.

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Our common stock is thinly traded, and investors may be unable to sell some or all of their shares at the price they would like, or at all, and sales of large blocks of shares may depress the price of our common stock.

Our common stock has historically been sporadically or “thinly-traded,” meaning that the number of persons interested in purchasing shares of our common stock at prevailing prices at any given time may be relatively small or nonexistent. As a consequence, there may be periods of several days or more when trading activity in shares of our common stock is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. This could lead to wide fluctuations in our share price. Investors may be unable to sell their common stock at or above their purchase price, which may result in substantial losses. Also, as a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of shares of our common stock in either direction. The price of shares of our common stock could, for example, decline precipitously in the event a large number of share of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price.

There is no established public trading market for the warrants being offered in this offering.

There is no public trading market for the warrants being offered in this offering. We may not be successful in our application to list these securities on the Nasdaq Capital Market or any other exchange. Without an active trading market, the liquidity of the warrants will be limited.

Our failure to meet the continued listing requirements of the NASDAQ Capital Market could result in a delisting of our common stock and warrants.

If we are successful in having our shares of common stock and warrants listed on the NASDAQ Capital Market, we will be required to satisfy the continued listing requirements. If we fail to satisfy the continued listing requirements of the NASDAQ Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, NASDAQ may take steps to delist our common stock and warrants. Such a delisting would likely have a negative effect on the price of our common stock and warrants, and would impair your ability to sell or purchase our common stock and warrants when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock and warrants to become listed again, stabilize the market price or improve the liquidity of our common stock and warrants, prevent our common stock and warrants from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

If we do not maintain an effective registration statement or comply with applicable state securities laws, our warrantholders may not be able to exercise the warrants.

For the holders of our warrants to be able to exercise their warrants, the shares of our common stock to be issued upon exercise of those warrants must be covered by an effective and current registration statement or be exempt from registration under applicable federal and state securities laws. We can give no assurance that we will be able to continue to maintain a current registration statement relating to the shares of our common stock underlying the warrants or that an exemption from registration will be available throughout their term. This may have an adverse effect on demand for the warrants and the prices that can be obtained from reselling them.

While the warrants are outstanding, it may be more difficult to raise additional equity capital.

During the term that the warrants are outstanding, the holders of such warrants will be given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while the warrants are outstanding.

The redemption of the warrants issued in this offering may require potential investors to sell or exercise the warrants at a time that may be disadvantageous for them.

Beginning 90 days after the date of this prospectus, the warrants will be redeemable at our option, in whole or in part, at a redemption price equal to $0.15 per warrant upon 30 days’ prior written notice, at any time after the date on which the closing price of our common stock has equaled or exceeded $ per share (170% of the public offering price of the units) for at least five consecutive trading days. In the event we exercise our right to redeem the warrants, those warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the redemption price of $0.15 per warrant. Notice of redemption of the warrants could force holders to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so or to sell the warrants at the current market price when they might otherwise wish to hold the warrants or accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption.

Holders of our warrants will have no rights as a common stockholder until they exercise their warrants and acquire our common stock.

Until the holders of warrants acquire shares of our common stock upon exercise of their warrants, they will have no rights with respect to shares of our common stock issuable upon exercise of such warrants. Upon exercise of the warrants, warrantholders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The warrants may not have any value.

Two warrants together are exercisable to purchase one share of common stock at an exercise price of $ per share. The warrants will be exercisable at any time from the date of issuance through the fifth anniversary of the date of this prospectus, unless earlier redeemed. In the event the trading price of our common stock does not exceed the exercise price of the warrants during the period within which the warrants are exercisable, the warrants may not have any value.

In the past our common stock has been, and in the future could be, considered to be a “penny stock” and, as such, the market for our common stock may be further limited by certain SEC rules applicable to penny stocks.

If the price of our common stock falls below $5 per share or we have net tangible assets of $2,000,000 or less, our shares of common stock are likely to be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations make it more difficult for brokers to sell our shares of our common stock and limit the liquidity of our securities.

16

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plans and operations, including our ability to develop new services and continue our current operations. If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

We do not expect to pay dividends for the foreseeable future.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of common stock.

Our Chairman and Chief Executive Officer owns a significant number of shares of our outstanding common stock, and as long as he does, he may be able to control the outcome of stockholder voting.

Grover Wickersham, our chairman and chief executive officer, is the beneficial owner of approximately 15.14% of the outstanding shares of our common stock as of March 31, 2017. Accordingly, he may be able to control us and direct our affairs and business, including any determination with respect to a change in control, future issuances of common stock or other securities, declaration of dividends on the common stock and the election of directors.

We have the ability to issue additional shares of our common stock and shares of preferred stock without asking for stockholder approval, which could cause your investment to be diluted.

Our Articles of Incorporation authorizes the Board of Directors to issue up to 15,000,000 shares of common stock and up to 100,000,000 shares of preferred stock. The power of the Board of Directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of common stock or preferred stock is generally not subject to stockholder approval. Accordingly, any additional issuance of our common stock, or preferred stock that may be convertible into common stock, may have the effect of diluting your investment, and the new securities may have rights, preferences and privileges senior to those of our common stock.

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By issuing preferred stock, we may be able to delay, defer, or prevent a change of control.

Our Articles of Incorporation permits us to issue, without approval from our stockholders, a total of 100,000,000 shares of preferred stock. Our Board of Directors may determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series. It is possible that our Board of Directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our common stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our common stock.

We face risks related to compliance with corporate governance laws and financial reporting standard.

The Sarbanes-Oxley Act of 2002, as well as related rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting (“Section 404”), will materially increase the Company’s legal and financial compliance costs and make some activities more time-consuming, burdensome and expensive. Although we currently believe our internal control over financial reporting is effective, the effectiveness of our internal controls in future periods is subject to the risk that our controls may become inadequate or may not operate effectively. Any failure to comply with the requirements of Section 404, our ability to remediate any material weaknesses that we may identify during our compliance program, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock and we could be subject to regulatory sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

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The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we incur significant legal, accounting and other expenses that we would not incur as a private company, including costs associated with public company reporting requirements. We also incur costs associated with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules implemented or to be implemented by the SEC. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to continue to increase our legal and financial compliance costs and to make some activities, such as internal control over financial reporting, more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers and may divert management’s attention. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Substantial sales of our stock may impact the market price of our common stock.

Future sales of substantial amounts of our common stock, including shares that we may issue upon exercise of options and warrants, could adversely affect the market price of our common stock. In addition, several of our existing stockholders are parties to registration rights agreements with us, and we have agreed to file a registration statement with respect to their shares as soon as possible after the closing of this offering and to use our commercially best efforts to cause the registration statement to be declared effective as soon as possible thereafter. Upon effectiveness of any such registration statement, the registered shares held by such stockholders shall no longer be deemed “restricted securities,” and such holders shall be able to freely transfer their shares without the restrictions that are otherwise imposed on privately issued securities. As a result, there may be an increase the number of shares being sold by our existing stockholders, which may further adversely impact the market price of our common stock. Moreover, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced and the price of our common stock may fall.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	Estimates of our expenses, capital requirements and need for additional financing;

●	Our use of proceeds from this offering;

●	Our financial performance;

●	Developments and projections relating to our competitors and our industry; and

●	Our ability to develop, market and sell our products at commercially reasonable values.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risks and uncertainties.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this prospectus, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

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USE OF PROCEEDS

We estimate that our net proceeds from the sale of the units in this offering will be approximately $6.3 million (or $7.3 million if the underwriters exercise in full their option to purchase additional units from us), in each case, based on the assumed public offering price of $6.00 per unit, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed public offering price of $6.00 per unit, would increase (decrease) our net proceeds, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and offering expenses, by $1.2 million.

We intend to use the net proceeds of this offering as follows:

●	Approximately $1 million to acquire raw materials (distillate and others) to produce our products;

●	Approximately $500,000 to purchase additional production equipment;

●	Approximately $350,000 to retire outstanding notes; and

●	The remainder to fund working capital and general corporate purposes.

The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our product development efforts and market acceptance of our products. As a result, our management will have broad discretion in applying the net proceeds from this offering. Pending the use of proceeds described above, we intend to invest the net proceeds from this offering in interest-bearing, investment-grade securities.

We believe that the net proceeds from this offering, together with our existing cash resources, will be sufficient to enable us to fund our operations for at least 12 months following the completion of this offering. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect.

If all of the warrants offered pursuant to this prospectus are exercised in full, we will receive approximately an additional $5.4 million in cash, which additional net proceeds will be added to working capital. In addition, to the extent the underwriters exercise their option to purchase additional units to cover over-allotments, if any, the additional net proceeds we may receive therefrom will also be added to working capital.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our Board of Directors may deem relevant.

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CAPITALIZATION

The following table sets forth our capitalization at March 31, 2017, as follows:

● on an actual (post-reverse stock split) basis;

● on a pro forma basis to reflect transactions subsequent to March 31, 2017, including the issuance of 337,331 shares of our common stock in private placements and for consulting services, upon exercise of warrants and stock options, upon conversion of remaining shares of series A convertible preferred stock, and the issuance of $1,400,000 in convertible notes; and

● on a pro forma as adjusted basis to reflect, in addition to the pro forma adjustments noted above, on an as adjusted basis to give effect to the issuance and sale of 1,200,000 units in this offering at the assumed public offering price of $6.00 per unit, after deducting the underwriting discounts and commissions and estimated offering expenses.

Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of the offering determined at pricing. You should read this information together with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the heading “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	March 31, 2017
			Pro Forma
	Actual	Pro Forma	As Adjusted

Cash and cash equivalents	$883,715	$3,093,715	$9,407,221
Notes payable, less current portion and debt discount	365,160	1,765,160	1,765,160

Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value, 3,000 shares authorized, 50 shares outstanding actual; no shares outstanding pro forma and pro forma as adjusted (liquidation value of $125,000 actual and $0 pro forma and pro forma as adjusted)	49,426	—	—
Common stock, $0.0001 par value, 15,000,000 shares authorized, 3,003,451 shares outstanding actual; 3,341,137 shares outstanding pro forma; and 4,541,137 shares outstanding pro forma as adjusted	300	334	454
Additional paid-in-capital	15,566,800	16,957,519	23,270,904
Accumulated deficit	(13,719,899)	(13,719,899)	(13,719,899)
Total stockholders’ equity	1,896,627	3,237,953	9,551,459
Total capitalization	$3,145,502	$8,096,828	$20,723,840

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering.

Our historical net tangible book value (deficit) as of March 31, 2017 was approximately $1,523,125, or $0.51 per share of common stock on a post-reverse split basis. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities, which are not included within stockholders’ deficit. Historical net tangible book value per share is our historical net tangible book value divided by the number of shares of common stock outstanding as of March 31, 2017.

Pro forma net tangible book value as of March 31, 2017 is our historical net tangible book value, plus the effect of (i) the sale of units in this offering at an assumed public offering price of $6.00 per unit, after deducting underwriting discounts and commissions and estimated offering expenses and allocating 100% of the purchase price to the shares of common stock and $0 to the warrant component of the units. This amount represents an immediate increase in pro forma net tangible book value of $1.39 per share to our existing stockholders, and an immediate dilution of $4.10 per share to new investors purchasing common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share	$6.00
Historical net tangible book value (deficit) per share as of March 31, 2017	$0.51
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering	1.39
Pro forma net tangible book value per share, after this offering	1.90
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering	$4.10

A $1.00 increase (decrease) in the assumed offering price of $6.00 per share would increase (decrease) our as adjusted pro forma net tangible book value by $1.1 million, the as adjusted pro forma net tangible book value per share after the offering by $0.76 per share and the dilution per share to the new investors purchasing our shares in this offering by $0.24 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, commissions, and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase additional units, the pro forma net tangible book value per share, as adjusted to give effect to the offering, would be $2.05 per share, and the dilution in pro forma net tangible book value per share to new investors participating in this offering would be $3.95 per share.

The following table presents, on a pro forma basis as of March 31, 2017, the differences between the number of common shares purchased from us, the total consideration paid or to be paid to us, and the average price per share paid or to be paid to us by existing stockholders and the new investors purchasing common stock in this offering at an assumed public offering price of $6.00 per unit, after deducting underwriting discounts, commissions, and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	—	—%	$—	—%	$—
New investors	1,200,000	100.0%	$7,200,000	100.0%	6.00
Totals	1,200,000	100.0%	$7,200,000	$100.0%	$6.00

If the underwriters exercise in full their option to purchase additional shares of our common stock from us, our existing stockholders would own approximately 70.8% and our new investors would own approximately 29.2% of the total number of shares of our common stock outstanding upon completion of this offering. In this event, the total consideration paid by our existing stockholders would be $0, or 0%, and the total consideration paid by our new investors would be $8,280,000, or 100%.

A $1.00 increase (decrease) in the assumed offering price of $6.00 per share would increase (decrease) total consideration by new investors by $1.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing tables and calculations as of March 31, 2017 exclude the following potentially dilutive shares of common stock:

● 309,509 shares of common stock issuable upon the exercise of stock options outstanding as of July 17, 2017, at a weighted average exercise price of $7.17 per share;

● 1,131,077 shares of common stock issuable upon the exercise of outstanding common stock warrants as of July 17, 2017 at a weighted-average exercise price of $6.88 per share;

● 1,200,000 shares of common stock issuable upon exercise of the warrants sold in this offering;

● 180,000 shares issuable upon the exercise of warrants to be issued to the underwriters as compensation in connection with this offering; and

● 179,724 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan.

To the extent that any outstanding common stock options and common stock warrants are exercised or there are additional issuances of common stock options, common stock warrants or shares of our common stock in the future, there will be further dilution to investors participating in this offering.

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MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Prior to this offering our common stock traded on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.” Very limited trading of our common stock has occurred during the past two years; therefore, only limited historical price information is available. The table below sets forth the high and low closing bid prices of our common stock for the last two fiscal years, as reported by OTC Markets Group Inc. and represents inter-dealer quotations, without retail mark-up, mark-down or commission and may not be reflective of actual transactions. We effected a 1-for-20 reverse stock split on October 18, 2016 and a 1-for-3 reverse stock split on June 15, 2017. All quotations noted in the table prior to those dates have been adjusted to reflect the impact of the reverse stock splits.

We consider our stock to be “thinly traded” and any reported sale prices may not be a true market-based valuation of our stock. Some of the bid quotations from the OTC Bulletin Board set forth below may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

	High	Low

Year Ended December 31, 2017
First Quarter	$7.50	$4.35
Second Quarter	$6.75	$4.00
Third Quarter (through July 17, 2017)	$6.35	$5.80

Year Ended December 31, 2016
First Quarter	$18.00	$8.97
Second Quarter	$9.84	$2.79
Third Quarter	$6.30	$4.80
Fourth Quarter	$7.35	$4.50

Year Ended December 31, 2015
First Quarter	$126.00	$105.00
Second Quarter	$124.20	$92.40
Third Quarter	$133.80	$17.94
Fourth Quarter	$29.40	$9.60

We have applied to list our common stock and warrants on the NASDAQ Capital Market under the symbols “ESDI” and “ESDIW,” respectively.

Our shares of common stock are, and our units and warrants will be, issued in registered form. The registrar and transfer agent for our shares of common stock and the warrant agent for our warrants is Pacific Stock Transfer Company, 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 89119; telephone: (702) 361-3033; facsimile: (800) 785-7782).

As of July 17, 2017, there were 3,341,137 shares of our common stock outstanding, which were held by approximately 137 record stockholders. On July 19, 2017, the last reported sale price of our common stock on the OTCQB was $6.19 per share. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of shares of common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

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SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included in this prospectus. The selected consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes included in this prospectus.

The selected consolidated statements of operations data for the years ended December 31, 2015 and 2016, and the selected consolidated balance sheet data as of December 31, 2015 and 2016, are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full year.

Selected Consolidated Statements of Operations Data:

	Years Ended December 31,		Three Months Ended March 31,
	2015	2016	2016	2017
Sales	$2,326,664	$3,042,527	$621,882	$829,669
Less excise taxes, customer programs and incentives	624,046	934,221	167,120	217,188
Net sales	1,702,618	2,108,306	454,762	612,481
Gross Profit	832,228	827,962	198,593	289,568
Selling, general and administrative expenses	4,373,746	5,125,923	1,042,214	1,148,062
Loss from operations	(3,541,518)	(4,297,961)	(843,621)	(858,494)
Other income (expense), net	(59,548)	(901,658)	(171,058)	(43,324)
Provision for income taxes	—	—	—	—
Net loss	(3,601,066)	(5,199,619)	(1,014,679)	(901,818)
Dividends on convertible preferred stock	—	(51,674)	—	(5,037)
Net loss attributable to common stockholders	(3,601,066)	(5,251,293)	(1,014,679)	(906,855)
Basic and diluted net loss per common share	(4.72)	(4.21)	(1.34)	(0.35)

Selected Consolidated Balance Sheet Data:

	At December 31,
	2015	2016	March 31, 2017

Total current assets	$1,130,853	$2,400,772	$2,386,376
Total assets	1,291,858	2,547,988	2,947,838
Total current liabilities	2,337,629	987,399	686,051
Total liabilities	2,355,471	1,415,155	1,051,211
Accumulated deficit	(7,561,751)	(12,813,044)	(13,719,899)
Stockholders’ equity (deficit)	(1,063,613)	1,132,833	1,896,627

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section entitled “Selected Consolidated Financial Data” and our financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in, or implied by, the forward-looking statements contained in the following discussion and analysis.

Corporate Overview

We are an Oregon-based producer and marketer of craft spirits, founded in 2008. Our products span several alcoholic beverage categories, including bourbon, American whiskey, vodka and rum. Unlike many, if not most, distillers, we operate several retail tasting rooms in Oregon to market our brands directly to consumers. Our growth strategy is to build on our local base in the Pacific Northwest and expand selectively to other markets by using major spirits distributors, such as Southern Glazer Wines and Spirits, or regional distributors that focus on craft brands. As a small company in the large, international spirits marketplace filled with massive conglomerates, we are innovative in exploiting new trends with our products, for example, our coffee rum with cold-brew coffee and low sugar, and our gluten-free potato vodka. In December 2016 we retained Sandstrom Partners (an internationally known spirit branding firm that branded St Germain and Bulleit Bourbon) to guide our marketing strategy and branding. Sandstrom Partners subsequently became an investor in us. We seek to be a leader in creating spirits that offer better value than comparable spirits, for example our value priced Burnside Bourbon and Portland Potato Vodka, and an innovator in creating imaginative spirits that offer a unique taste experience, for example our coffee rum, Oregon oak aged whiskeys, Marionberry Whiskey and Peppermint Bark holiday liqueur. In May 2017, we acquired Big Bottom Distillery (“BBD”) for its excellent, award winning range of super premium gins and whiskeys, including Navy Proof Gin, Oregon Gin, Delta Rye and initial production of American Single Malt whiskey. BBD’s super premium spirits will expand our tasting room offerings and give us a presence at the “high end” of the market. In addition, through MotherLode, our wholly-owned subsidiary acquired in March 2017, we also provide contract bottling and packaging services for existing and would be spirits producers, some of whom contract with us to blend or distill spirits. As a publicly-traded craft spirit producers, we have access to the public capital markets to support our long-term growth initiatives, including strategic acquisitions.

We were incorporated in Nevada in February 2004 under the name Eurocan Holdings, Ltd. Until October 2014, Eurocan Holdings operated solely as an online marketing and media solutions firm specializing in digital interactive media, which business was conducted through Eurocan’s wholly-owned subsidiary, Michael Williams Web Design Inc. (“MWW”).

Our sales during the first quarter of 2017 increased 33% over the prior year, primarily due to three factors: 1) increased wholesale sales traction within the Pacific Northwest; 2) the acquisition of MotherLode and the expansion of our private label business; and 3) the addition of a new retail location in February 2017. The Oregon market continues to experience strong year-over-year growth. During the first quarter of 2017, Oregon represented approximately 78% of sales, compared to 2016 where Oregon represented approximately 58% of sales. National distribution sales were flat quarter-over-quarter, but we anticipate making strong sales progress in new markets and for such markets to represent a larger percentage of our overall sales.

We have also invested heavily in our infrastructure (facilities, people, and marketing programs) in order to support our planned expansion and believe we are well positioned to experience further improved performance throughout the balance of 2017.

Components of our Statements of Operations

Sales, Excise Taxes and Cost of Sales

Our sales consist primarily of sales of our 14 branded products to wine and spirits wholesale distributors. We also sell directly to consumers at our retail locations and kiosks, all of which are currently located in the Portland, Oregon area, in our tasting rooms, at our facilities, and through online sales. In addition, we periodically hold special events, such as tastings and private functions, where we may also sell merchandise and bottle sales directly to consumers. Sales to distributors will continue to account for a majority of our sales for the foreseeable future.

We are required to pay excise taxes imposed by the United States Alcohol and Tobacco Tax and Trade Bureau (the “TTB”) as well as excise taxes of the individual states into which we sell our products, the amount of which varies from state to state. Net sales is calculated by reducing total sales by excise taxes, and customer programs and incentives expenses.

Cost of sales consists of the costs of ingredients used in the production of spirits, manufacturing labor and overhead, warehousing rent, packaging and in-bound freight charges.

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Expenses

Advertising, promotion and selling expenses

Advertising costs are expensed as incurred and are included in advertising, promotional and selling expenses in the accompanying statements of operations. Customer programs and incentives, which include customer promotional discount programs, customer incentives and other payments, are a common practice in the alcohol beverage industry. We make these payments to customers and incur these costs to promote sales of products and to maintain competitive pricing. Amounts paid in connection with customer programs and incentives are recorded as reductions to net sales or as advertising, promotional and selling expenses in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) Topic 605-50, Revenue Recognition- Customer Payments and Incentives, based on the nature of the expenditure.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs, including stock-based compensation, for personnel in executive, finance and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, consulting, accounting, and audit services. We expect that our general and administrative expenses will increase in future periods as we continue our efforts to expand our operations.

Other Expense

Other expense varies from period to period and can include such items as amortization of a beneficial conversion feature on convertible notes payable, amortization of debt issuance costs and interest expense.

Results of Operations

Three Months Ended March 31, 2017 Compared to the Three Months Ended March 31, 2016

Our sales for the three months ended March 31, 2017 increased to $829,669, or approximately 33%, from $621,882 for the three months ended March 31, 2016. The following table compares our sales in the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017		2016
Wholesale	$429,902	52%	$384,493	62%
Private Label	115,870	14%	-	-
Retail / Special Events	283,897	34%	237,329	38%
Total	$829,669	100%	$621,882	100%

The increase in sales in the three months ended March 31, 2017 is primarily attributable to three factors: 1) increased wholesale sales traction within the Pacific Northwest; 2) the acquisition of Motherlode in March 2017, and the expansion of our private label business; and 3) the addition of a new retail location in February 2017.

Excise taxes, customer programs and incentives for the three months ended March 31, 2017 increased to $217,188, or approximately 30%, from $167,120 for the comparable 2016 period. The increase is attributable to the increase in liquor sales due to our increased distribution and sales traction during the period.

During the three months ended March 31, 2017, cost of sales increased to $322,913, or approximately 26%, from $256,169 for the three months ended March 31, 2016. The increase is primarily attributable to the costs associated with our increased liquor sales in the period. We believe that the costs of sales reported in both 2017 and 2016 are not typical of our expected future results because the product costs in both periods are based on smaller production lots, and do not reflect the economies of scale that we anticipate as we move into our new production facility later in 2017 and continue to scale our operations.

Gross profit is calculated by subtracting the cost of sales from net sales. Cost of sales consists of the costs of ingredients utilized in the production of spirits, manufacturing labor and overhead, warehousing rent, packaging, and in-bound freight charges. Ingredients account for the largest portion of the cost of sales, followed by packaging and production costs. Gross margin is gross profits stated as a percentage of net sales.

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The following table compares our gross profit and gross margin in the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016

Gross profit	$289,568	$198,593
Gross margin	47%	44%

Our gross margin of 47% in the three months ended March 31, 2017 increased from our gross margin of 44% for the three months ended March 31, 2016 primarily due to product mix, as the private label products typically have a higher gross margin.

Advertising, promotional and selling expenses for the three months ended March 31, 2017 increased to $386,132 or approximately 147%, from $156,203 for the three months ended March 31, 2016. This increase is primarily due to our efforts to expand our product sales both regionally, in the Pacific Northwest, and in target national markets.

General and administrative expenses for the three months ended March 31, 2017 decreased to $726,396, or approximately 18%, from $886,011 for the three months ended March 31, 2016. This decrease is primarily due to decreased management headcount and tighter expense controls, offset by an increase of $52,819 in stock-based compensation expense in 2017.

In the three months ended March 31, 2017, we had a $35,534 loss on disposal of property and equipment, primarily related to the write-off of construction-in-process on our primary facility due to the early lease termination agreement we were able to execute in February 2017.

Net total other expenses were $43,324 for the three months ended March 31, 2017, compared to $171,058 for the three months ended March 31, 2016. This decrease of 75% was primarily due to lower interest expense resulting from the conversion of outstanding debt into common stock in December 2016.

Net loss attributable to common stockholders during the three months ended March 31, 2017 was $906,855 as compared to a loss of $1,014,679 for the three months ended March 31, 2016. The reduction in our net loss was primarily attributable to our increased sales and gross margin, as well as decreased general and administrative expenses and interest expense during 2017, which amounts were offset by higher advertising, promotional and selling expenses and a one-time loss on the disposal of property and equipment.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

Our sales for the year ended December 31, 2016 increased to $3,042,527, or approximately 31%, from $2,326,664 for the year ended December 31, 2015, as follows:

	2016	% Sales	2015	% Sales
Wholesale	$1,858,472	61%	$982,469	42%
Retail / Special Events	1,184,055	39%	1,344,195	58%
Total	$3,042,527	100%	$2,326,664	100%

The increase in sales in the year ended 2016 is primarily attributable to our increased national distribution, as well as further wholesale sales traction within the Pacific Northwest. Retail/special events sales declined during the year primarily due to the fact that one of our three stores was closed during part of the year (March through November 2016).

Excise taxes, customer programs, and incentives for the year ended December 31, 2016 increased to $934,221, or approximately 50%, from $624,046 for the year ended December 31, 2015. The increase is attributable to the increase in liquor sales, due to our increased distribution and sales traction during the year. In addition, customer programs and incentives increased due to our increased national distribution.

During the year ended December 31, 2016, cost of sales increased to $1,280,344, or approximately 47%, from $870,390 for the year ended December 31, 2015. The increase is primarily attributable to the costs associated with our increased liquor sales in the year. We believe that the cost of sales we reported for both 2016 and 2015, however, are not typical of our expected future results, because the product costs in both years are based on smaller production lots, and do not reflect the economies of scale that we anticipate as we move into our new production facility in mid-2017 and continue to scale our operations.

Gross profit is calculated by subtracting the cost of sales from net sales. Cost of sales consists of the costs of ingredients utilized in the production of spirits, manufacturing labor and overhead, warehousing rent, packaging, and in-bound freight charges. Ingredients account for the largest portion of the cost of sales, followed by packaging and production costs. Gross margin is gross profits stated as a percentage of net sales.

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The following table compares our gross profit and gross margin in the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015

Gross profit	$827,962	$832,228
Gross margin	39%	49%

Our gross margin of 39% of net sales in the year ended December 31, 2016 declined from our gross margin of 49% for the year ended December 31, 2015, primarily due to higher customer programs and incentives from the national product expansion, higher raw material costs experienced during the year and to a lesser extent product mix.

Advertising, promotional and selling expenses for the year ended December 31, 2016 increased to $1,244,152, or approximately 35%, from $923,310 for the year ended December 31, 2015. This increase is primarily due to our efforts to expand our product sales nationally. Advertising expense was approximately $297,000 and $389,000 for the years ended December 31, 2016 and 2015, respectively. Amounts paid to customers in connection with customer programs and incentives totaled $136,786 and $3,184 in 2016 and 2015, respectively.

General and administrative expenses for the year ended December 31, 2016 increased to $3,881,771, or approximately 13%, from $3,450,436 for the year ended December 31, 2015. This increase is primarily due to increased legal, accounting, and professional costs related to our various financing efforts in 2016, and higher stock-based compensation expense in 2016.

Other expense was $901,658 for the year ended December 31, 2016, compared to $59,548 for the year ended December 31, 2015, an increase of 1414%. This increase was primarily due to an increase in interest expense and amortization of debt discounts of $512,479 pertaining to our 2016 debt financings.

Net loss available to common stockholders during the year ended December 31, 2016 was $5,251,293 as compared to a loss of $3,601,066 for the year ended December 31, 2015. Our net loss was primarily attributable to our increased selling, general and administrative expenses relating to increased national sales distribution expenses, as well as increased legal, accounting and professional costs during 2016.

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Liquidity and Capital Resources

Our primary capital requirements are for the financing of inventories and cash used in operating activities. Funds for such purposes have historically not been generated from operations but rather from short-term credit in the form of extended payment terms from suppliers, and from convertible debt and equity financings.

For the three months ended March 31, 2017 and 2016, we incurred a net loss of approximately $0.9 and $1.0 million, respectively, and had an accumulated deficit of approximately $13.7 million as of March 31, 2017. For the years ended December 31, 2016 and 2015, we incurred a net loss of approximately $5.3 and $3.6 million, respectively, and had an accumulated deficit of approximately $12.8 million as of December 31, 2016. For the three months ended March 31, 2017, we raised approximately $1.0 million from convertible debt and equity financings. For the year ended December 31, 2016, we raised approximately $5.9 million from convertible debt and equity financings.

At March 31, 2017, we had approximately $0.9 million of cash on hand with positive working capital of $1.7 million. In the long term, our ability to meet our ongoing operating cash needs will be dependent on generating positive operating cash flow, primarily through increased sales, improved profit growth and controlling expenses. During the fourth quarter 2016 and in the first half of 2017, we have taken actions to improve profitability, reduce headcount, reduce rent, reduce professional fees and increase sales. Through July 17, 2017, we raised an additional $2,210,000 in cash through equity and debt financings. In addition, in March 2017, we acquired for equity a small distillery bottling and production support business that we expect will improve operating results. Management believes that cash on hand and proceeds from the most recent equity financing will be sufficient to meet our cash needs over the next twelve months.

The following table summarizes our sources and uses of cash for each of the periods presented:

	Year Ended		Three Months Ended
	December 31,		March 31,
	2015	2016	2016	2017
Cash used in operating activities	$(1,187,778)	$(4,954,671)	$(271,477)	$(1,126,203)
Cash used in investing activities	(50,076)	(9,202)	(6,954)	(32,569)
Cash provided by financing activities	296,881	5,910,622	149,914	954,421
Net increase (decrease) in cash and cash equivalents	$(940,973)	$946,749	$(128,517)	$(204,351)

Operating Activities

In the three months ended March 31, 2017, net loss plus non-cash adjustments used were approximately $0.6 million compared to $0.7 million used in 2016. The decrease in cash usage can be primarily attributed to the lower net loss incurred in 2017 as compared to 2016. Non-cash adjustments in the aggregate were approximately $33,000 lower in 2017. In addition, there was a $0.1 million increase in inventory and a $0.5 million reduction in accrued liabilities in 2017.

In 2016, net loss plus non-cash adjustments used in operating activities were approximately $4.2 million compared to $2.7 million used in 2015. The increase can be primarily attributed to the increased net loss incurred in 2016 as compared to 2015. Non-cash adjustments in the aggregate were about $0.1 million higher in 2016. In addition, inventory increased by $0.1 million, accounts receivable increased by $0.2 million, and accrued liabilities increased by $0.4 million in 2016, offset by a $0.8 million decrease in accounts payable.

In 2015, inventory increased by $0.3 million offset by increases in accounts payable of $1.1 million and accrued liabilities of $0.5 million, and a reduction of prepaid expenses and other assets of $0.2 million.

Investing Activities

Cash used in investing activities consists primarily of purchases of property and equipment. Capital expenditures of $39,631 and $6,954 were incurred in the three months ended March 31, 2017 and 2016, respectively. Capital expenditures of $9,202 and $50,076 were incurred in 2016 and 2015, respectively.

Financing Activities

During the three months ended March 31, 2017, operating losses and working capital needs discussed above were met by raising equity financing from the issuances of common stock with proceeds of $0.8 million and from the exercise of warrants with proceeds of $0.2 million. Net cash flows provided by financing activities in the three months ended March 31, 2016 primarily consisted of $0.2 million in deposits in connection with our preferred stock offering.

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During 2016, operating losses and working capital needs were met by raising debt and equity financing from the issuances of preferred stock with proceeds of $0.4 million, common stock with proceeds of $3.0 million, and convertible notes payable with proceeds of $1.7 million, and from the exercise of warrants with proceeds of $0.7 million, offset by payments on convertible notes payable of $0.1 million.

Accounts Receivable Factoring Program

Prior to May 2017, we used an accounts receivable factoring program with certain customer accounts. Under this program, we had the option to sell those customer receivables in advance of payment for 75% of the amount due. When the customer remits payment, we then received the remaining 25%. We were charged interest on the advanced 75% payment at a rate of 1.5% per month. Under the terms of the agreement with the factoring provider, any factored invoices had recourse should the customer fail to pay the invoice. Thus, we recorded factored amounts as a liability until the customer remits payment and we received the remaining 25% of the non-factored amount. We did not factor any invoices during the period ended March 31, 2017. At March 31, 2017, we had factored invoices outstanding of $59,547, and we incurred fees associated with the factoring program of $2,582 during the three months ended March 31, 2017. During the three months ended March 31, 2016, we factored invoices totaling $117,933 and received total proceeds of $88,450. At March 31, 2016, we had factored invoices outstanding of $79,120, and we incurred fees associated with the factoring program of $4,269 during the three months ended March 31, 2016. As of May 10, 2017, we terminated our factoring program.

2017 Financing Activities

We recently concluded an equity financing of 400,000 units at $3.90 per unit, with each unit consisting of one share of common stock and one three-year common stock purchase warrant exercisable at $7.50 per share (subject to adjustment), for total proceeds of $1,560,000 in cash. The financing closed in several phases: (1) on March 31, 2017, on which date we issued 192,308 shares of our common stock for $750,000 in cash and warrants to purchase 192,308 shares of common stock, (2) on several dates between April 3, 2017 and May 4, 2017, during which period we issued 85,594 shares of our common stock for $333,815 in cash and warrants to purchase 85,594 shares of common stock, and (3) on several dates between May 5, 2017 and June 4, 2017, during which period we issued 122,098 shares of our common stock for $476,185 in cash and warrants to purchase 122,098 shares of common stock.

On several dates between April 21, 2017 and June 30, 2017, we issued an aggregate of $1,400,000 convertible promissory notes to accredited investors. The notes have a maturity date of three years from the date of issuance, and bear interest at the rate of five percent (5%) per annum. The notes have an automatic conversion feature upon the closing (or first in a series of closings) of the next equity financing in which we sell shares of its equity securities for an aggregate consideration of at least $4,000,000 at a purchase price of at least $7.50. The outstanding principal and unpaid accrued interest on the notes shall be automatically converted into equity securities at a price equal to 80% of the price paid per share by the investors in the next equity financing or $6.00, whichever is lower, provided, however, that in no event shall the conversion price be less than $6.00. The notes have a voluntary conversion feature where the investor may convert, in whole or in part, at any time at the conversion rate of $6.00.

In March 2017, we issued 19,795 shares of common stock to four third-party consultants in exchange for services rendered.

In March 2017, we issued 575 shares of common stock to employees for stock-based compensation of $2,517.

On March 8, 2017, we completed the acquisition of MotherLode. We issued 86,667 shares of common stock to the owners of MotherLode as consideration for the acquisition. Based on the closing share price of our common stock of $4.35 on March 8, 2017, the value of the transaction was $377,000.

In March 2017, we issued 22,436 shares of common stock upon conversion of 8% convertible promissory notes with an aggregate principal amount converted of $87,500.

In March 2017, we issued 83,334 shares of common stock upon conversion of 250 shares of preferred stock.

From January 15, 2017 through February 16, 2017, we received warrant exercises and subscription documents totaling $159,250 for 40,834 shares issued.

From January 4, 2017 to January 22, 2017, we sold 15,000 shares of common stock to accredited investors at a price of $3.90 per share for aggregate cash proceeds of $58,500.

2016 Note and Warrant Financing

On June 30, 2016, we issued $200,000 of principal amount of 8% promissory notes and warrants to purchase shares of our common stock to three accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $200,000. The notes have a 2-year maturity dates and bear interest at eight percent (8%) per annum. The notes were issued with warrants to purchase up to 33,334 shares of our common stock at an exercise price of $6.00 per share. The number of warrant shares underlying each warrant are equal to the principal amount of the promissory note subscribed for by the investor multiplied by one-half (0.5). The warrants will be exercisable for three (3) years after the closing date. The proceeds were used for working capital and general corporate purposes.

From July 1, 2016 to September 30, 2016, we issued $1,050,000 of principal amount of 8% promissory notes and warrants to purchase shares of our common stock to six accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $1,050,000. The notes have a 2-year maturity date and bear interest at eight percent (8%) per annum. The notes were issued with warrants to purchase up to 175,000 shares of our common stock at an exercise price of $6.00 per share. The number of warrant shares underlying each warrant are equal to the principal amount of the promissory note subscribed for by the investor multiplied by one-half (0.5). The warrants will be exercisable for three (3) years after the closing date. The proceeds were used for working capital and general corporate purposes.

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From October 19, 2016 to November 21, 2016, we issued $450,000 of principal amount of 8% promissory notes and warrants to purchase shares of our common stock to accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $450,000. The notes have a 2-year maturity date and bear interest at the eight percent (8%) per annum. The notes were issued with warrants to purchase up to 75,000 shares of our common stock at an exercise price of $6.00 per share. The number of warrant shares underlying each warrant are equal to the principal amount of the promissory note subscribed for by the investor multiplied by one-half (0.5). The warrants will be exercisable for three (3) years after the closing date. The proceeds were used for working capital and general corporate purposes.

2016 Common Stock and Warrant Unit Financing

From June 4, 2016 to June 22, 2016, we conducted closings for the sale of 666,667 units (“Common Units”) to accredited investors at a price of $3.00 per Common Unit for an aggregate cash purchase price of $2,000,000. Each Common Unit consists of (i) one share of our common stock and (ii) one warrant, exercisable for 3-years, to purchase one (1) share of common stock at an exercise price of $6.00 per whole share.

We used approximately $100,000 of the proceeds received to prepay in full a 14% Secured Convertible Promissory Note dated May 13, 2016 in the original principal amount of $219,200. The prepayment amount for this note was reduced as a result of the note holder’s conversion of principal under this note into shares of our common stock following receipt of the prepayment notice, as permitted under the terms of such note. We used approximately $307,986 to prepay in full that certain 14% Secured Convertible Promissory Note dated May 13, 2016 in the original principal amount of $302,647 and approximately $130,552 to repay in full the remaining amounts due under that certain 5% Convertible Promissory Note in the original principal amount of $150,000. The remaining proceeds were used for inventory purchases and for working capital and general corporate purposes.

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2016 Series A Convertible Preferred Stock and Warrant Financing

From April 4, 2016 to June 17, 2016, we conducted closings for 972 units (“Units”) to 15 accredited investors and one unaccredited investor at a price of $1,000 per Unit for an aggregate purchase price of $972,000, of which (i) 499 Units were purchased for $499,000 in cash (ii) 423 Units were purchased by certain of our officers in consideration of $423,000 accrued and unpaid salary and (iii) 50 Units were purchased in consideration of cancellation of $50,000 of outstanding indebtedness. Each Unit consists of (i) one share of our series A convertible preferred stock convertible into shares of our common stock. at a rate of $4.50 per share and (ii) one warrant, exercisable for 3-years, to purchase six hundred sixty-seven (667) shares of our common stock at an exercise price of $6.00 per whole share. We received gross proceeds of $499,000 from the sale of the 499 Units for cash. We used $35,920 of these proceeds as payment for non-exclusive placement agent fees to FINRA registered broker-dealers. In addition, approximately $20,000 was used to repay outstanding indebtedness under 5% promissory notes. The remaining proceeds were used for working capital and general corporate purposes and to fund growth opportunities.

Convertible Notes

On September 10, 2015, we issued and sold a convertible promissory note bearing interest at 14% per annum in the principal amount of $275,000 to WWOD Holdings, LLC, an accredited investor (“WWOD”). This note initially had a maturity date of May 10, 2016 and an original issue discount of $33,500. We received gross proceeds of $241,500, and, after paying the investors expenses, we received net proceeds of $239,000, which proceeds were used for working capital and general corporate purposes. The conversion price for this note was equal to the lesser of (i) the fixed conversion price (currently $9.00) or (ii) 65% of the lowest trading price of our common stock during the 5-trading days prior to conversion. This note contained certain covenants and restrictions including, among others, that for so long as this note is outstanding we will not incur indebtedness, permit liens, pay dividends or dispose of certain assets. Events of default under the note include, among others, failure to pay principal or interest on the note or comply with certain covenants under the note. The note is secured by all of our assets.

On April 14, 2016, we entered into an amendment agreement with WWOD and a new investor, MR Group I, LLC (“Investor”), pursuant to which we issued and sold to Investor a convertible promissory note dated April 18, 2016, bearing interest at 14% per annum in the principal amount of $300,000 (the “Additional Note”). The Additional Note had a maturity date of January 18, 2017 and an original issue discount of $100,000. We received gross proceeds from the Investor of $200,000. After paying $15,000 of the Investor’s expenses, we received net proceeds of $185,000, which were used for working capital and general corporate purposes. Concurrent with the Investor’s purchase of the Additional Note, WWOD contributed the WWOD Note to Investor (the WWOD Note and the Additional Note, the “Notes”). Following issuance of the Additional Note, the aggregate principal amount of Notes was $575,000, both of which are now held by the Investor. We agreed to repay the Additional Note in six installments (“Amortization Payments”) at set forth in the Amortization Schedule attached to the Additional Note beginning 30th day after issuance and each 30-days thereafter. However, failure to make any Amortization Payment will not be deemed an event of default under the Additional Note. In addition, the Additional Note can be prepaid at any time until the date immediately preceding the maturity date. The Additional Note is convertible into common stock at a conversion price is equal to the lesser of (i) the fixed conversion price (currently $24.00) or (ii) 65% of the lowest trading price of our common stock during the 5-trading days prior to conversion. The Additional Note contains certain covenants and restrictions including, restrictions on our ability to incur indebtedness, permit liens, pay dividends or dispose of certain assets. Events of default under the Additional Note include, among others, failure to pay principal or interest on the note or comply with certain covenants under the Additional Note.

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On May 13, 2016, we entered into Exchange Agreement (the “Exchange Agreement”) with the Investor pursuant to which we: (i) issued Investor a 14% secured convertible promissory note dated May 13, 2016 in the aggregate principal amount of $219,200 with an August 31, 2016 maturity date (the “May Note”) in exchange for the WWOD Note and (ii) issued Investor a 14% secured convertible promissory note dated May 13, 2016 in the aggregate principal amount of $302,647 with an April 30, 2017 maturity date (the “Second Note,” together with the May Note, the “Exchange Notes”) in exchange for the Initial Note. In the event that we consummate the additional proposed $2 million financing with Investor for which we have executed a non-binding term sheet (the “Subsequent Placement”), $200,000 of aggregate principal of the Second Note, together with any accrued, and unpaid, interest then outstanding or any additional amounts due and payable as a result of an event of default under the Second Note, shall be applied, on a dollar-for-dollar basis, to reduce the purchase price of the Investor in such Subsequent Placement and upon the closing of such Subsequent Placement and such application, the remainder of the Second Note then outstanding shall be deemed cancelled for no additional consideration.

In connection with the issuance of the Exchange Notes, we entered into a Security and Pledge Agreement dated May 13, 2016 pursuant to which the Exchange Notes were secured by all of our assets. The Exchange Notes can be prepaid at any time until the date immediately preceding their respective maturity dates. The Exchange Notes are convertible into common stock at a conversion price equal to the lesser of (i) the Fixed Conversion Price (currently $9.00 for the May Note and $24.00 for the Second Note); or (ii) 65% of the lowest trading price of our common stock during the (i) 5-trading days prior to conversion (for conversions on or before May 22, 2016, or (ii) 10-trading days prior to conversion (for conversions after May 22, 2016). The Exchange Note contains certain covenants and restrictions including, restrictions on our ability to incur indebtedness, permit liens, pay dividends or dispose of certain assets. Events of default under the Exchange Notes include, among others, failure to pay principal or interest on the note or comply with certain covenants under the note. We will be required to repay the Exchange Notes at 133% upon an event of default. We prepaid each of the Exchange Notes in June 2016.

On June 13, 2014, we issued Crystal Falls Investments, LLC a demand promissory note in the amount of approximately $150,000, which note was amended on September 19, 2014 to a 5% convertible promissory note. The amended note bore interest at 5% per annum and had a maturity date of June 13, 2015. This note was repaid in full on July 1, 2016.

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Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These items are monitored and analyzed by management for changes in facts and circumstances, and material changes in these estimates could occur in the future. The more judgmental estimates are summarized below. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from the Company’s estimates if past experience or other assumptions do not turn out to be substantially accurate.

Revenue Recognition

Net sales includes product sales, less excise taxes, customer programs and incentives. we record revenue when all four of the following criteria are met: (i) there is persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured.

We recognize sales when merchandise is shipped from a warehouse directly to wholesale customers (except in the case of a consignment sale). For consignment sales, which include sales to the Oregon Liquor Control Commission (OLCC), we recognize sales upon the consignee’s shipment to the customer. Postage and handling charges billed to customers are also recognized as sales upon shipment of the related merchandise. Shipping terms are generally FOB shipping point, and title passes to the customer at the time and place of shipment or purchase by customers at a retail location. For consignment sales, title passes to the consignee concurrent with the consignee’s shipment to the customer. The customer has no cancellation privileges after shipment or upon purchase at retail locations, other than customary rights of return. We exclude sales tax collected and remitted to various states from sales and cost of sales. Sales from items sold through our retail location are recognized at the time of sale.

Sales received from online merchants who sell discounted gift certificates for our merchandise and tastings is deferred until the customer has redeemed the discounted gift certificate or the gift certificate has expired, whichever occurs earlier.

Customer Programs and Incentives

Customer programs and incentives, which include customer promotional discount programs, customer incentives and other payments, are a common practice in the alcohol beverage industry. We make these payments to customers and incur these costs to promote sales of products and to maintain competitive pricing. Amounts paid in connection with customer programs and incentives are recorded as reductions to net revenue or as advertising, promotional and selling expenses in accordance with ASC Topic 605-50, Revenue Recognition- Customer Payments and Incentives, based on the nature of the expenditure. Amounts paid to customers totaled $40,772 and $8,712 for the three months ended March 31, 2017 and 2016, respectively.

Shipping and Fulfillment Costs

Freight costs incurred related to shipment of merchandise from our distribution facilities to customers are recorded in cost of sales.

Concentrations

Financial instruments that potentially subject us to concentrations of credit risk consist principally of trade receivables. At March 31, 2017, three distributors represented 79% of trade receivables. At December 31, 2016, three distributors represented 91% of trade receivables. Sales to three customers accounted for approximately 57% of consolidated sales for the three months ended March 31, 2017. Sales to one distributor, the OLCC, accounted for approximately 32% of consolidated sales for the three months ended March 31, 2017.

Inventories

Inventories primarily consist of bulk and bottled liquor and merchandise and are stated at the lower of cost or market. Cost is determined using an average costing methodology, which approximates cost under the first-in, first-out (FIFO) method. A portion of inventory is held by the OLCC on consignment until it is sold to a third party. We regularly monitor inventory quantities on hand and records write-downs for excess and obsolete inventories based primarily on our estimated forecast of product demand and production requirements. Such write-downs establish a new cost basis of accounting for the related inventory. We have recorded no write-downs of inventory for the three months ended March 31, 2017 and 2016.

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Advertising

Advertising costs are expensed as incurred and are included in advertising, promotional and selling expenses in the accompanying statements of operations. Advertising expenses were $386,132 and $156,203 for the three months ended March 31, 2017 and 2016, respectively.

Excise Taxes

We are responsible for compliance with the TTB regulations which includes making timely and accurate excise tax payments. We are subject to periodic compliance audits by the TTB. Individual states also impose excise taxes on alcohol beverages in varying amounts. We calculate our excise tax expense based upon units produced and on our understanding of the applicable excise tax laws. Excise taxes totaled $176,416 and $158,408 in the three months ended March 31, 2017 and 2016, respectively.

Stock-Based Compensation

We recognize as compensation expense all stock-based awards issued to employees in accordance with the fair value recognition provisions of Accounting Standards Codification Topic 718, Compensation - Stock Compensation. The compensation cost is measured based on the grant-date fair value of the related stock-based awards and is recognized over the service period of stock-based awards, which is generally the same as the vesting period. The fair value of stock options is determined using the Black-Scholes valuation model, which estimates the fair value of each award on the date of grant based on a variety of assumptions including expected stock price volatility, expected terms of the awards, risk-free interest rate, and dividend rates, if applicable. Stock-based awards issued to nonemployees are recorded at fair value on the measurement date and are subject to periodic market adjustments as the underlying stock-based awards vest. Stock-based compensation was $374,687 and $140,370 in 2016 and 2015, respectively, and $158,658 and $105,839 in the three months ended March 31, 2017 and 2016, respectively.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material.

Related Party Transactions

We had no related party transactions during the three months ended March 31, 2017. During the three months ended March 31, 2016, our chief executive officer paid expenses on behalf of us with his personal credit card. These related party advances do not bear interest and are payable on demand. At March 31, 2016, the balance due to the chief executive officer was approximately $95,000, and is included in accounts payable on the accompanying condensed consolidated balance sheets.

Subsequent Events

On May 1, 2017, we announced the acquisition of a majority stake in BBD. Pursuant to the agreement governing the acquisition of BBD, we agreed to exchange 28,096 shares of our common stock for 90% of the outstanding limited liability company units of BBD. Following the acquisition of BBD, we will maintain the independence of BBD as a separate entity underneath our operational umbrella. We and BBD will benefit from brand synergies because of the limited overlap with our products. We will devote sales, marketing, financial capital and production resources to expanding BBD’s business, which in 2016 had total revenues of approximately $201,000.

On April 24, 2017, we issued 16,667 shares of its common stock upon conversion of 50 shares of preferred stock. As of April 24, 2017, we have no shares of preferred stock outstanding.

On April 21, 2017, we completed a $500,000 convertible note purchase agreement with an accredited investor. The note has a maturity date of April 3, 2020, and bears interest at the rate of five percent (5%) per annum. The note has an automatic conversion feature upon the closing (or first in a series of closings) of the next equity financing, in which we sell shares of its equity securities for an aggregate consideration of at least $4,000,000 at a purchase price of at least $7.50. The outstanding principal and unpaid accrued interest on the note shall be automatically converted into equity securities at a price equal to 80% of the price paid per share by the investors in the next equity financing or $6.00, whichever is lower, provided, however, that in no event shall the conversion price be less than $6.00. The note has a voluntary conversion feature where the investor may convert, in whole or in part, at any time at the conversion rate of $6.00.

On April 5, 2017, our board approved an incentive option grant to Mr. Grover Wickersham totaling 33,334 shares with an exercise price of $4.80 per share. In addition, the board approved a restricted stock unit grant of 33,334 shares of common stock that vested on April 5, 2017, of which 10,217 shares were not issued in order to satisfy Mr. Wickersham’s personal tax withholding responsibility.

On April 3, 2017, we issued 8,334 shares of common stock to a third-party consultant in exchange for services rendered.

From April 3, 2017 to May 4, 2017, we issued 85,594 shares of common stock for $333,815 in cash, including warrants to purchase 85,594 shares of common stock.

On April 2, 2017 and April 18, 2017, the independent directors, Messrs. Trent Davis and Michael Fleming, respectively, each exercised 4,630 stock options to purchase common stock at an exercise price of $5.40 per share.

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Recent Accounting Pronouncements

In March 2016, the Financial Accounting Standard Boards (the “FASB”) issued Accounting Standard Update (“ASU”) No. 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting.” ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and we have adopted ASU 2016-09 as of March 31, 2017.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date:

●	A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and

●	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. We are currently evaluating the impact ASU 2016-02 will have on our condensed consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 will supersede virtually all existing revenue guidance. Under this update, an entity is required to recognize revenue upon transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity will need to use more judgment and make more estimates than under the current guidance. ASU 2014-09 is to be applied retrospectively either to each prior reporting period presented in the financial statements, or only to the most current reporting period presented in the financial statements with a cumulative effect adjustment to retained earnings. We will elect to apply the impact (if any) of applying ASU 2014-09 to the most current reporting period presented in the financial statements with a cumulative effect adjustment to retained earnings. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. ASU 2015-14 defers the effective date of ASU 2014-09 for one year, making it effective for the year beginning December 31, 2017, with early adoption permitted as of January 1, 2017. We currently expect to adopt ASU 2014-09 in the first quarter of 2018. We do not expect adoption of ASU 2014-09 to have a material impact on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern. The new guidance explicitly requires that management assess an entity’s ability to continue as a going concern and may require additional detailed disclosures. ASU 2014-15 is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. We have adopted it as of December 31, 2016.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330), Simplifying the Measurement of Inventory. ASU 2015-11 is part of the FASB’s initiative to simplify accounting standards. The guidance requires an entity to recognize inventory within scope of the standard at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. ASU 2015-11 will be effective prospectively for the year beginning January 1, 2017. We have adopted it as of March 31, 2017.

In April 2015, the FASB issued ASU 2015-03, simplifying the presentation of debt issuance costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 is effective for annual and interim periods beginning after December 15, 2015 and early application is permitted. We have early adopted it as of December 31, 2015.

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BUSINESS

Overview

We are an Oregon-based producer and marketer of craft spirits, founded in 2008. Our products span several alcoholic beverage categories, including bourbon, gin, American whiskey, rye, vodka, and rum. Unlike many, if not most distillers, we operate several retail tasting rooms in Oregon to market our brands directly to consumers. Our growth strategy is to build on our local base in the Pacific Northwest and expand selectively to other markets by using major spirits distributors, such as Southern Glazer Wines and Spirits, or regional distributors that focus on craft brands.

As a small business in the large, international spirits marketplace populated with massive conglomerates, we rely heavily on creativity to create innovative products. In December 2016 we retained Sandstrom Partners, the internationally known sprits branding firm that branded St Germain and Bulleit Bourbon, to assist us in our mission, and it became an investor in our Company. We seek to be a leader in creating spirits that offer better value than comparable spirits, for example our value priced Burnside Bourbon and Portland Potato Vodka, and an innovator in creating imaginative spirits that offer a unique taste experience, for example our cold-brewed coffee rum, Oregon oak aged whiskeys, Marionberry Whiskey and Peppermint Bark holiday liqueur. On May 1, 2017, we acquired Big Bottom Distillery for its excellent, award winning range of super premium gins and whiskeys, including Navy Proof Gin, Oregon Gin, Delta Rye and initial production of American Single Malt whiskey. BBD’s super premium spirits will expand our tasting room offerings and give us a presence at the “high end” of the market. Also, through MotherLode, our wholly-owned subsidiary acquired on March 8, 2017, we also provide contract bottling and packaging services for existing and would be spirits producers, some of whom might also contract with us to blend or distill spirits.

We also intend to capitalize on our uniqueness as a publicly-traded craft spirit producer, with access to the public markets, to support our growth, including by making strategic acquisitions.

Recent Events

MotherLode Acquisition

On March 8, 2017, we acquired MotherLode, a Portland, Oregon-based provider of bottling services and production support to craft distilleries. Since its founding in 2014, the mission of MotherLode has been to enable craft distillers to increase their production and extend their product lines, reducing cost and increasing efficiency, thereby freeing them to focus on their craft. The typical MotherLode customer is a distillery of small batch, hand-crafted spirits, or a premium craft spirit sold as a private label.

We recently relocated much of our own operations to MotherLode’s facility and plan to expand our manufacturing resources. Plans are in place for a pneumatic bottling line, which we anticipate could result in a five-time increase in bottling rate and provide us with an opportunity for large-volume spirit handling capability.

In addition to bottling services for distillers and other producers of spirits, MotherLode bottles “private label” craft spirits for customers who have on-premise or off-premise licenses, including retail and liquor stores, bars, restaurants, events, and businesses that want to take advantage of the benefits that come from having their brand clearly printed on a label. MotherLode’s craft spirits can also be private labeled for corporate gifts, wedding, birthdays and other personal events.

Finally, MotherLode intends to begin canning wine and Ready to Drink (“RTD”) alcoholic drinks for its Pacific Northwest customers. The custom built canning line is designed to produce Ball Corporation’s popular “slim can” in 187ml, 200ml and 250ml sizes, with 250ml being equal to approximately 8.45 ounces. The new line will be able to can wine and RTD beverages containing up to 20% alcohol by volume.

Big Bottom Distilling Acquisition

On May 1, 2017 we acquired 90% of the ownership of Big Bottom Distilling (“BBD”), a Hillsboro, Oregon-based distiller and producer of super premium gins, whiskeys, brandies, rum, and vodka. The extensive BBD product portfolio includes several craft spirits that we believe are highly complementary to our product line, including The Ninety One Gin, Navy Strength Gin (114 proof), and Delta Rye (111 proof) rye whiskey, among others. Inspired by the craft spirits movement in Oregon, BBD’s small-batch, hand-crafted spirits provide consumers with unique takes on traditional spirits. The spirits portfolio created by Ted Pappas and lead distiller Travis Schoney, formerly of High West Distilling of Park City, Utah, has won awards for such specialty finished whiskeys as the Barlow Trail Port Cask Finished Whiskey. BBD craft spirits are primarily distributed in Oregon, California and Illinois. We intend to distribute BBD products using our own distribution base and sales team, on a selective basis, in the U.S. and Canada. We intend to collaborate with BBD on expanding the production of BBD’s super-premium American Single Malt Whiskey, made with malted Pacific Northwest barley, fermented and distilled entirely on premises (i.e., in bond).

Retention of Sandstrom Partners

In late 2016, with the goal of increasing our brand value and accelerating sales, we retained Sandstrom Partners, a Portland-based firm specializing in spirits branding, and tasked them with reviewing our current product portfolio, as well as our new ideas, and advising us on marketing, creation of brand awareness and product positioning, locally and nationally. We intend to use Sandstrom’s full range of brand development services, including research, strategy, brand identity, package design, environments, advertising as well as digital design and development. Sandstrom Partners is recognized as preeminent in spirits brand development and their work appears in most national and international design competitions. Some of Sandstrom Partners current and past spirit branding clients include St-Germain, Brown-Forman, Brown Forman/Chambord, Old Forester, Stillhouse Distilling, Aviation Gin, Diageo, Bulleit Bourbon, Miller Brewing, Pernod Ricard, Bacardi Oakheart. Sandstrom’s approach to spirits marketing typically involves telling a compelling story whose plot is transmitted in every consumer communication: from the name, to the package, point-of-sale, web, and advertising. We anticipate that Sandstrom will begin to impact our packaging design in the second half of 2017.

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Market Opportunity

Large and Growing Global and Domestic Markets

The global spirits market generated total revenues of $316 billion in 2013, representing a compound average growth rate (CAGR) of 3.4% between 2009 and 2013, according to MarketLine. The performance of the market is forecasted to accelerate with an anticipated CAGR of 4.2% for the five-year period 2013-2018, which is expected to increase revenues generated by this market to approximately $388 billion by the end of 2018.

The U.S. spirits market had total revenues of $24.1 billion in 2015, representing a 25% increase since 2010, according to the Distilled Spirits Council of the United States (DISCUS). The domestic market share of spirits compared to beer and wine was at a record 35.4% in 2015 according to DISCUS, representing more than a 2% gain over beer and wine in terms of market share since 2010.

Key Growth Trends That We Target

Craft – The market share of “craft” distillers (defined as any producer that bottles less than 100,000 cases annually) has doubled over the last two years, and is projected to reach 8% by 2020, according to BNP Paribas.

Women – The United States Alcohol and Tobacco Tax and Trade Bureau (“TTB”), Park Street Imports, LLC (“Park Street”) and the US Census Bureau estimate that 37% of all U.S. whiskey drinkers are women.

Millennials – Generally, millennials (individuals born between the early 1980s and the mid-1990s) value “authenticity” and are inspired by travel, like to try new products and seek new experiences, according to a survey by BeverageDaily.com. Millennials tend to drink a broader range of spirit types (vodka, rum, tequila, whiskey, gin) than prior generations and consume more expensive spirits than their predecessors. These individuals are often attracted to vintage spirits and cocktails with nostalgic followings, such as throwbacks to the 1950’s like rye whiskey, bourbon, and the Manhattan cocktail. According to Barclays Research, millennials increasingly prefer spirits over beer and wine, and flavored spirits in particular. In addition, according to DISCUS, millennials are more willing than prior generations to purchase premium spirits.

Flavored – According to DISCUS, flavored spirits sales continue to grow faster than the overall spirits market, and flavored whiskey, which is especially appealing to younger drinkers and women, is the fastest growing flavored spirit category.

International – The demand for U.S.-produced spirits abroad is increasing significantly. U.S. spirit exports nearly doubled over the past decade to $1.56 billion in 2015, and whiskey exports were up approximately 5.4% in 2015 compared to 2014. The largest export markets for U.S. spirits include the United Kingdom, Canada, Germany, Australia, and Japan.

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Our Strategy

Our objective is to build Eastside Distilling into a profitable spirits company, with a distinctive portfolio of premium and high-end spirits brands that have national, and even international, consumer appeal and following. To help achieve this, we expect to:

●     Target Industry Growth Trends. Demand for U.S.-produced premium and high-end craft spirits, particularly whiskeys, has been increasing among millennials and women. We endeavor to capitalize on these trends by developing products that appeal to changing demographics, as typified by our Master Distiller, Melissa Heim, whom we believe is the first female commercial master distiller and blender west of the Mississippi River.

●     Be Experimental. We are not afraid to take chances with innovative product offerings that we believe the larger and more bureaucratic companies that populate the industry cannot easily launch. We want to produce and deliver quality products that offer consumers “something different,” such as value or uniqueness, and we want to convey that message with new packaging developed by our spirits branding firm, Sandstrom Partners.

●     Be Local. Be true to our Oregon and Pacific Northwest “roots” by shunning artificial additives, using locally sourced ingredients such as our high-quality water and Oregon oak, and relying on skilled local artisans. During 2016, we experienced a 45% increase in wholesale sales and were the third largest spirits producer in that state. In addition, we recently extended our Pacific Northwest focus with our first shipments to Alaska during the first quarter of 2017.

●     Expand Geographically and Online. We are building brand awareness and driving sales in multiple geographic markets with the use of social media (Twitter, Facebook, and YouTube). We are partnering with retailers that market heavily online and investing resources into e-commerce and digital marketing.

●     Provide Value. We target the high-growth premium ($12-20 per bottle) and high-end ($20-30 per bottle) market segments with premium quality at attractive pricing. In the super premium category (above $50 per bottle), we intend to have limited production offerings that we believe also deliver exceptional value.

●     Use Sales Networks of Major U.S. Spirits Distributors. We have established and will continue to build relationships with the major wine and spirit wholesalers to distribute our products into the largest spirits markets in the United States.

●    Increase Production. We expect our production of cases to increase each year for the next three years. We believe our increased production capacity will make us more attractive to distribution partners and will also facilitate additional revenues, cost savings and profits.

●    Leverage Access to Public Company Markets. The public capital markets facilitate funding access for our long-term growth initiatives, including continuing to make strategic acquisitions.

Our Strengths

We believe the following competitive strengths will help enable the implementation of our growth strategies:

●     Award Winning Diverse Product Line. We have a diverse product line currently offering of more than a dozen premium craft spirits, many of which have won awards for taste and/or product design. According to a study by the American Craft Spirits Association, the U.S. craft spirits volume of cases sold experienced a compound annual growth rate of 27.4% between 2010 and 2015, and saw an increase in market share from 0.8% to 2.2% during that period. Our sales of premium brands have increased over 1,000% since 2011. We believe our diverse, recognized product line in this growing market will enable us to establish a presence in new geographic markets and enable us to procure additional distributors for our products.

●     Key Relationships. We have distribution arrangements with several of the largest wine and spirits distributors in the United States, such as Southern Glazer. We have also engaged Park Street, a provider of back-office administrative and logistical services for alcohol and beverage distributors. We believe these relationships will help accomplish our goal of having our premium spirits sold and distributed nationwide.

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● Experienced Master Distiller. Our master distiller, Melissa “Mel” Heim, whom we believe is the first female commercial master distiller and blender west of the Mississippi River, is an important factor in distinguishing our brands. We believe that Ms. Heim’s highly regarded “palate” is important to us maintaining a high quality artisanal character to our products as well as adding to our consumer appeal.

Our Product Approach

Our approach to our craft spirits involves five important aspects:

● Commitment to Quality. We create and deliver high-quality, innovative products targeted at growing markets.

● Authentic yet Scalable. We believe our approach to production allows us to produce our products at scale while keeping flavor profiles consistent.

● Unique Talent and Experience. Every spirit reflects the creativity of our entire team;

● Extensive Spirit Portfolio. Many craft distillers have only one to three products; we have over a dozen, which we believe affords us the opportunity to target a broader range of consumers with our brands.

● Generate Customer Loyalty. These factors attract loyal and enthusiastic customers and major distributors for our products.

Our Brands

We develop, produce and market the premium brands listed below.

Burnside Bourbon. We develop, market and produce two premium, barrel–aged bourbons: Burnside Bourbon and Oregon Oak Burnside Bourbon. Our Burnside Bourbon is aged in oak barrels, is 96 proof and won a Gold Medal in the MicroLiquor Spirit Awards in 2014, and another from Beverage Tasting Institute. Our Oregon Oak Burnside Bourbon is produced in limited quantities and aged for an additional 90 days in heavily charred Oregon oak barrels and we consider it an “ultra-premium” brand. Our Burnside Bourbon brands accounted for approximately 40%, 35% and 40% of our revenues for years 2016, 2015 and 2014, respectively. Case volume of our Burnside Bourbon increased by 163% from 2014 to 2016, compared to a 12% increase for the bourbon industry in general during the same period.

Barrel Hitch American Whiskey. We develop, market and produce two premium whiskeys: Barrel Hitch American Whiskey and Barrel Hitch Oregon Oaked Whiskey. Our Barrel Hitch American Whiskey is 80 proof and won a triple-Gold Medal and best of show in the MicroLiquor Spirit Awards in 2015. Our Oregon Oak version is produced in limited quantities and aged for an additional 90 days in heavily charred Oregon oak barrels, and we consider it an “ultra-premium” brand. Our whiskey brands were introduced in July 2015 and accounted for approximately 17% and 7% of our revenues for 2016 and 2015, respectively.

Premium Vodka. We develop, market and produce a premium potato vodka under the brand name Portland Potato Vodka which is distilled from potatoes rather than grain and as such is gluten-free. Our Portland Potato Vodka was awarded a silver medal from the American Wine Society and a gold medal from the Beverage Tasting Institute, which also gave it a “Best Buy” rating. Our Portland Potato Vodka accounted for approximately 13%, 14% and 30% of our revenues for years 2016, 2015 and 2014, respectively. Case volume of our Portland Potato Vodka increased by 185% from 2014 to 2016, compared to a 4% increase for the vodka industry in general during the same period.

Distinctive Specialty Whiskeys. We develop, market and produce two distinctive specialty whiskeys: Cherry Bomb Whiskey and Marionberry Whiskey. Our Cherry Bomb Whiskey combines handcrafted small batch whiskey with a blast of real Oregon cherries. Our Cherry Bomb Whiskey won a gold medal from the American Wine Society and was also awarded a gold medal for taste and a silver medal for package design in the MircroLiquor Spirit Awards. Our Marionberry whiskey combines Oregon marionberries (a hybrid blackberry) with premium aged whiskey and was awarded two silver medals in the MicroLiquor Spirit Awards for taste and package design. Our specialty whiskeys accounted for approximately 12%, 15% and 10% of our revenues for years 2016, 2015 and 2014, respectively.

Below Deck Rums. We develop, market and produce four rums under the Below Deck brand name: Below Deck Silver Rum, Below Deck Spiced Rum, Below Deck Coffee Rum and Below Deck Ginger Rum. Below Deck’s Silver Rum is our original rum. Below Deck Spiced Rum is double-distilled from molasses and infused with exotic spices and won a triple gold medal for taste and a bronze medal for package design in the MicroLiquor Spirit Awards. Our Below Deck Coffee Rum is double-distilled and infused with coffee flavors from Arabica bean and won a silver medal at the San Francisco World Spirits Competition. Below Deck Ginger Rum is infused with natural ginger. Our Below Deck Rums accounted for approximately 10%, 12% and 10% of our revenues for years 2016, 2015 and 2014, respectively.

Seasonal/Limited Edition Spirits. In addition to our premium bourbons, whiskeys, rum and vodka, we create seasonal and limited-edition handmade products such as Advocaat (eggnog) Liqueur, Peppermint Bark Liqueur, Bier Schnapps and Holiday Spiced Liqueur. Our Seasonal/Limited Edition Spirits accounted for approximately 6%, 10% and 10% of our revenues for years 2016, 2015 and 2014 respectively.

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Brands Acquired as part of the Acquisition of Big Bottom Distilling. As a result of our acquisition of BBD in May 2017, we acquired the following additional brands:

Barlow Trail American Blended Whiskey is a proprietary blend of three well-aged whiskeys. It exhibits subtle floral notes with hints of salted caramel and vanilla along with just the right amount of oak and spice. This whiskey received the following awards: Gold Medal Winner at 2014 Great American Distiller’s Festival; Silver Medal Winner at 2015 Great American Spirits Festival and 2014 Washington Cup Spirits Competition.

Barlow Trail, Port Cask Finish is a proprietary American blended whiskey finished in 10-year tawny port barrels for about six months. It presents a bright, sweet berry and citrus nose. On the palate it showcases a fresh, ripe berry followed by a small hint of peppery spice that gives way to a very smooth, rich and malty quality from the port casks. The product has received the following awards: Gold Medal Winner at 2015 Great American Spirits Festival; First Place Winner at 2015 Best of the NW: SIP NW Spirits Competition “Best Whiskey”; Silver Medal Winner at 2015 American Craft Spirits Association (ACSA) Awards.

Delta Rye is a harmonious blend of spicy Indiana distilled straight rye whiskey with a slightly sweeter Canadian distilled three year old rye whiskey. This rye blend exhibits intense spice with hints of citrus and mint while it finishes with some vanilla and bold oak. Proofed at 111, the full flavors of these two rye whiskeys create a perfect balance for the most discerning palate.

The Ninety One Gin contains 16 botanicals that offer a complex bouquet of floral qualities complementing the juniper. A slightly sweet gin with non-traditional gin characteristics, the Ninety One Gin has received the following awards: Gold Medal at 2015 American Craft Spirits (ACSA) Awards; Gold Medal at 2015 Great American Spirits Festival; 92 Score by Wine Enthusiast in 2015; Bronze Medal at 2015 San Francisco World Spirits Competition; and Third Place at 2015 Best of the NW: SIP NW Spirits Competition “Best Gin.”

Big Bottom Navy Strength Gin is a 114 proof gin containing the same 16 botanicals as the Ninety One Gin. It presents a slightly heavier juniper bouquet than the Ninety One Gin with a delicate hint of lemongrass and citrus. This Navy Strength Gin offers a balanced spice throughout the palate followed by a mild head and crisp finish, and received a Bronze Medal at the 2015 Washington Cup Spirits Competition.

Starka is traditional aged vodka based on a recipe dating back to the 15th century in Eastern Europe. Aged for 12 months in Zinfandel casks that also contained bourbon. The result is a remarkable Starka offering a fresh old twist to the world of vodka.

Barrel Aged Gin undergoes a solera process with the use of 3 different woods in our whiskey barrels – Oregon oak, Hungarian oak and North American white oak, and received a Silver Medal at the 2016 Berlin International Spirits Competition.

Brandies. The 2015 Oregon Apple Brandy is a blend of 5 Oregon apple varietals giving it a more complex fruit quality. This brandy exhibits crisp red apples with autumn spices and the essence of vanilla. A special blend of in-house yeast strains gives way to darker fruit esters allowing for a creamy spiced caramelized apple finish. The 2015 Oregon Apple Brandy received a Gold Medal at the 2015 Great American Spirits Festival.

The 2015 Oregon Pear Brandy is made from a blend of Asian pears that were grown and hand harvested from the Willamette Valley, and received the following awards: Gold Medal at the 2015 Great American Spirits Festival and a Bronze Medal at the 2015 Washington Cup Spirits Competition.

Calhoun Brothers Aged Rum is a 4-year old rum, further aged in Big Bottom bourbon barrels creating a perfect balance of sweetness and complex spice. The initial aroma of caramelized sugar, bourbon and molasses is followed by warm spices of cinnamon, cloves, nutmeg and allspice resulting in a smooth, rich and full finish. Awards: Gold Medal Winner at 2015 Great American Spirits Festival.

Other Sources of Revenue

Special Events

We also generate revenues from participating in special events (such as farmer’s markets, trade shows, hosting private tastings, etc.). We offer tastings as well as sell merchandise and bottle sales and have generated as much as $95,000 in revenues from these special events in a single month during the winter holiday season. In addition to the revenues these events generate, we value the immediate customer feedback during these activities which is instrumental in creating better products and testing new flavors.

Retail Stores and Kiosks

We have three retail stores in shopping centers in the Portland, Oregon area that provide us with additional revenue from sales of our products. In December 2014, we opened a 1,200 square foot retail store in Clackamas Town Center (Happy Valley Town Center) and in January 2015, entered into a lease for 3,100 square feet of retail space in the Washington Square Center in Portland. We also had two additional holiday season retail locations within high-traffic shopping malls in the Portland metro region during 2015. For the 2016 holiday season, we replaced the Washington Square Mall storefront with a kiosk location. We intend to maintain these retail stores and kiosks to build local brand awareness and direct-to-consumer retail sales. Some of these stores will contain in-store tastings, which we believe will lead to additional product purchases.

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Production and Supply

There are several steps in the production and supply process for beverage alcohol products. First, all spirits products are produced through a multi-stage distillation process that converts basic ingredients, such as grain, sugar cane or agave, into alcohol, which is the “distillate.” Many of our products, including those produced by BBD, contain distillates sourced from other distillers. In fact, with the exception of our American malt whiskey, which is distilled by us, our bourbon and whiskey products typically originate with distilleries in Tennessee, Kentucky or Indiana and in some cases Canada. We currently source both full strength distillates and barrel strength distillates (barrel strength has a lower alcohol by volume (ABV) due to evaporation). The sourcing of spirits is commonplace in the spirits industry.

Next, the alcohol is processed and/or aged by us in various ways depending on the requirements of the specific brand. For our vodka, this processing is designed to remove all other chemicals, so that the resulting liquid will be odorless and colorless, and have a smooth quality with minimal harshness. Achieving a high level of purity involves a series of distillations and filtration processes. For our spirits brands, rather than removing flavor, we utilize one or more of the following techniques to achieve various complex flavor profiles: infusion of fruit, addition of various flavoring substances, and, in the case of rums and whiskeys, aging of the brands in various types of casks for extended periods of time, and/or blending several rums or whiskeys to achieve a unique flavor profile for each brand.

After the distillation, purification and flavoring processes are completed, the resulting beverage alcohol products are bottled by us. This involves several important stages, including bottle and label design and procurement, filling of the bottles and packaging the bottles in various configurations for shipment.

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We rely on a limited number of suppliers for the sourcing of our spirit distillates and other raw materials. We believe that we have consistent and reliable third party sources for spirit distillates.

Distribution Network

We believe that the distribution network that we have developed with our sales team and our independent distributors and brokers is one of our key strengths. We currently have distribution and brokerage relationships with third-party distributors in 22 U.S. states.

U.S. Distribution

Producers of beverage alcohol products in the U.S., such as us, must sell their products through a three-tier distribution system, specifically, producers of alcohol must first sell it to a network of distributors, or wholesalers, covering the U.S., in either “open” states or “control” states. In the 33 open states, the distributors are generally large, privately-held companies. In the 18 control states, the states themselves function as the distributor, and regulate producers such as us. The distributors and wholesalers in turn sell to individual retailers, such as liquor stores, restaurants, bars, supermarkets and other outlets licensed to sell beverage alcohol. In larger states, such as New York, more than one distributor may handle a brand in separate geographical areas. In control states, importers sell their products directly to state liquor authorities, which distribute the products and either operate retail outlets or license the retail sales function to private companies, while maintaining strict control over pricing and profit.

The U.S. spirits industry has consolidated dramatically over the last ten years due to merger and acquisition activity. There are currently eight major spirits companies, each of which own and operate their own importing businesses. All companies, including these large companies, are required by law to sell their products through wholesale distributors in the U.S. The major companies are exerting increasing influence over the regional distributors and as a result, it has become more difficult for smaller companies to get their products recognized by the distributors.

Importation

We hold the federal importer and wholesaler license required by the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Treasury Department, and the requisite state licenses within the states we conduct business.

Our inventory is maintained in our warehouse and shipped nationally by our network of licensed and bonded carriers.

Wholesalers and Distributors

As noted above, in the U.S., we are required by law to use state-licensed distributors or, in the control states, state-owned agencies performing this function, to sell our brands to retail outlets. As a result, we depend on distributors for sales, for product placement and for retail store penetration. We have no distribution agreements or minimum sales requirements with any of our U.S. alcohol distributors, and they are under no obligation to place our products or market our brands. All of the distributors also distribute our competitors’ products and brands. As a result, we must foster and maintain our relationships with our distributors. Through our internal sales team, we have established relationships for our brands with wholesale distributors in the 22 states we sell our products, and our products are sold in the U.S. by seven wholesale distributors, as well as by various state beverage alcohol control agencies.

Significant Customers

Sales to one distributor, the Oregon Liquor Control Commission, accounted for approximately 32% our consolidated sales for each of fiscal years 2016 and 2015.

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Sales Team

Our sales force has an average of over ten years of industry experience with premium beverage alcohol brands. Our sales personnel are engaged in the day-to-day management of our distributors, which includes setting quotas, coordinating promotional plans for our brands, maintaining adequate levels of stock, brand education and training and sales calls with distributor personnel. Our sales team also maintains relationships with key retail customers through independent sales calls. They also schedule promotional events, create local brand promotion plans, host in-store tastings, where permitted, and provide wait staff and bartender training and education for our brands.

In addition, we have also engaged Park Street Imports, a provider of back-office administrative and logistical services for alcohol and beverage distributors, which services include state compliance, logistics planning, order processing, distributor chargeback and bill-support management and certain accounting and reporting services.

Advertising, Marketing and Promotion

To build our brands, we must effectively communicate with three distinct audiences: our distributors, the retail trade and the end consumer. Advertising, marketing and promotional activities help to establish and reinforce the image of our brands in our efforts to build substantial brand value. We intend to stay true to our roots as a local Portland-based craft spirit company, while identifying and capitalizing on trends within the booming craft spirits industry.

As mentioned above, in late 2016 we retained Sandstrom Partners, a Portland-based firm specializing in spirits branding, to review our current product portfolio, as well as our new ideas, and advise us on marketing, creation of brand awareness and product positioning, locally and nationally.

We use a range of marketing strategies and tactics to build brand equity and increase sales, including consumer and trade advertising, price promotions, point-of-sale materials, event sponsorship, in-store and on-premise promotions and public relations, as well as a variety of other traditional and non-traditional marketing techniques, including social media marketing, to support our brands.

Besides traditional advertising, we also employ other marketing methods to support our brands: public relations, event sponsorships and tastings. Our U.S. public relations efforts have helped gain editorial coverage for our brands, which increases brand awareness. Event sponsorship is an economical way for us to have influential consumers taste our brands. We actively contribute product to trend-setting events where our brand has exclusivity in the brand category. We also conduct hundreds of in-store and on-premise promotions each year.

Intellectual Property

Trademarks are an important aspect of our business. We sell our products under a number of trademarks, which we own or use under license. Our brands are protected by trademark registrations or are the subject of pending applications for trademark registration in the U.S where we distribute, or plan to distribute, our brands. The trademarks may be registered in the names of our subsidiaries. In the U.S., trademark registrations need to be renewed every ten years. We expect to register our trademarks in additional markets as we expand our distribution territories.

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Seasonality

Our industry is subject to seasonality with peak retail sales generally occurring in the fourth calendar quarter, primarily due to seasonal holiday buying. Historically, this holiday demand typically resulted in higher sales for us in our second and/or third fiscal quarters.

Competition

The beverage alcohol industry is highly competitive. We believe that we compete on the basis of quality, price, brand recognition and distribution strength. Our premium brands compete with other alcoholic and nonalcoholic beverages for consumer purchases, retail shelf space, restaurant presence and wholesaler attention. We compete with numerous multinational producers and distributors of beverage alcohol products. Many of our current and potential competitors have longer operating histories and have substantially greater financial, sales, marketing and other resources than we do, as well as larger installed customer bases, greater name recognition and broader product offerings. Some of these competitors can devote greater resources to the development, promotion, sale and support of their products. As a result, it is possible that our competitors may either respond to industry conditions or consumer trends more rapidly or effectively or resort to price competition to sustain market share, which could adversely affect our sales and profitability.

Over the past ten years, the U.S. wine and spirits industry has undergone dramatic consolidation and realignment of brands and brand ownership. The number of major importers in the U.S. has declined significantly. Today there are eight major importers: Diageo PLC, Pernod Ricard S.A., Bacardi Limited, Brown-Forman Corporation, Beam Suntory Inc., Davide Campari Milano-S.p.A., and Remy Cointreau S.A.

By focusing on the premium and super-premium segments of the market, which typically have higher margins, and having an established, experienced sales force, we believe we are able to gain relatively significant attention from our distributors for a company of our size. Also, the continued consolidation among the major companies is expected to create an opportunity for small to mid-size wine and spirits companies, such as ourselves, as the major companies contract their portfolios to focus on fewer brands.

Government Regulation

We are subject to the jurisdiction of the Federal Alcohol Administration Act, U.S. Customs Laws, Internal Revenue Code of 1986 and the Alcoholic Beverage Control laws of all fifty states.

The U.S. Treasury Department’s Alcohol and Tobacco Tax and Trade Bureau regulates the production, blending, bottling, sales and advertising and transportation of alcohol products. Also, each state regulates the advertising, promotion, transportation, sale and distribution of alcohol products within its jurisdiction. We are also required to conduct business in the U.S. only with holders of licenses to import, warehouse, transport, distribute and sell spirits.

We are subject to U.S. regulations on the advertising, marketing and sale of beverage alcohol products. In addition, recent developments in the industry may compel us to identify the source and location of our distillate products, and notify the consumer of whether the product was distilled by us and where the product was distilled. These regulations range from a complete prohibition of the marketing of alcohol in some states to restrictions on the advertising style, media and messages used.

Labeling of spirits is also regulated in many markets, varying from health warning labels to importer identification, alcohol strength and other consumer information. All beverage alcohol products sold in the U.S. must include warning statements related to risks of drinking beverage alcohol products.

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In the U.S. control states, the state liquor commissions act in place of distributors and decide which products are to be purchased and offered for sale in their respective states. Products are selected for purchase and sale through listing procedures which are generally made available to new products only at periodically scheduled listing interviews. Consumers may purchase products not selected for listings only through special orders, if at all.

The distribution of alcohol-based beverages is also subject to extensive federal and state taxation in the U.S. and internationally. Most foreign countries impose excise duties on wines and distilled spirits, although the form of such taxation varies from a simple application on units of alcohol by volume to intricate systems based on the imported or wholesale value of the product. Several countries impose additional import duty on distilled spirits, often discriminating between categories in the rate of such tariffs. Once we begin distributing our products internationally, import and excise duties could have a significant effect on our sales, both through reducing the consumption of alcohol and through encouraging consumer switching into lower-taxed categories of alcohol.

We believe that we are in material compliance with applicable federal, state and other regulations. However, we operate in a highly regulated industry which may be subject to more stringent interpretations of existing regulations. Future compliance costs due to regulatory changes could be significant.

Employees

As of May 1, 2017, we had 20 full-time employees, 10 of whom were in sales and marketing, three of whom were in management and seven of whom are in administration and production.

Geographic Information

We operate in one business segment – premium beverage alcohol products. Our product categories are rum, whiskey, vodka and specialty liquors, with an intent to sell gin and private label tequila in the future. We currently sell our products in 22 states (Oregon, California, Washington, Florida, Nevada, Texas, Virginia, Indiana, Illinois, New York, New Jersey, Massachusetts, Connecticut, Minnesota, Georgia, Pennsylvania, Rhode Island, New Hampshire, Maine, Idaho, Vermont and Maryland) and are authorized to distribute our products in Ontario, Canada as well.

Facilities

Our corporate headquarters are currently located in Portland, Oregon, where we lease and occupy approximately 10,000 square feet of office and industrial space that was originally MotherLode’s facility. On February 17, 2017, the Company entered into a Commercial Sublease Agreement with MotherLode, LLC which we subsequently acquired. In June 2017 we consolidated our production operations into the MotherLode facility. The Company anticipates relocating to new corporate offices that will be sufficient to maintain its current operations. We also lease and occupy approximately 2,500 square feet of industrial space in Hillsboro, Oregon as part of our BBD operations.

Legal Proceedings

We are not currently subject to any material legal proceedings, however we could be subject to legal proceedings and claims from time to time in the ordinary course of our business. Regardless of the outcome, litigation can, among other things, be time consuming and expensive to resolve, and divert management resources.

Corporate History

We were incorporated in Nevada in February 2004 under the name Eurocan Holdings, Ltd. Until the closing of the Eastside Distilling, LLC acquisition (described below), Eurocan operated solely as an online marketing and media solutions firm specializing in digital interactive media, which business was conducted through Eurocan’s wholly-owned subsidiary, Michael Williams Web Design Inc. of New York, New York (“MWW”).

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The Acquisition of Eastside Distilling, LLC

In October 2014, Eurocan Holdings Ltd. consummated the acquisition (the “Acquisition”) of Eastside Distilling, LLC (“Eastside”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Eurocan, Eastside and Eastside Distilling, Inc., our wholly-owned subsidiary. Pursuant to the Merger Agreement, Eastside merged with and into Eastside Distilling, Inc. The merger consideration for the Acquisition consisted of 533,334 shares (the “Shares”) of our common stock. In addition, certain of our stockholders cancelled an aggregate of 415,167 shares of our common stock held by them. As a result, upon consummation of the Merger Agreement on October 31, 2014, we had 666,667 shares of our common stock issued and outstanding, of which 533,334 shares were held by the former members of Eastside.

Following the Acquisition, we conduct the business of Eastside as our primary business.

Spin-Off of MWW

Following consummation of the Acquisition, our new management conducted an evaluation of the MWW business and an analysis of the business going forward. Management determined that due to MWW’s operating and net losses in each of the two fiscal years preceding the Acquisition, its working capital deficit as of the end of the latest fiscal year and as of the latest fiscal quarter preceding the Acquisition, and its accumulated deficit, it was not in our best interest to continue the operation of MWW going forward. Accordingly, in February 2015, we transferred all of the outstanding shares of MWW held by us, along with all assets and liabilities related to MWW, to Michael Williams in consideration of MWW’s and Mr. Williams’ full release of all claims and liabilities related to MWW and the MWW business. Mr. Williams was the sole officer, director and employee of MWW at the time of the transaction. The spinoff of MWW resulted in the impairment of goodwill related to the Acquisition of approximately $3.2 million in December 2014. Additionally, as a result of the spin-off, we recorded a net gain of approximately $52,890 on February 3, 2015. This gain is primarily the result of the transfer of net liabilities to Mr. Williams, which is reflected in our consolidated financial statements for the year ending on December 31, 2015.

MotherLode Acquisition Agreement

On March 8, 2017, we acquired all of the outstanding membership interests of MotherLode in exchange for 86,667 shares of the Company’s common stock (the “MotherLode Acquisition”). In connection with the MotherLode Acquisition, we entered into a three-year employment agreement with the founder of Motherlode, Allen Barteld, as described in the “Management” section below under the heading “Employment Agreements.”

Big Bottom Distilling Acquisition Agreement

On May 1, 2017 we acquired 90% of the ownership of Big Bottom Distilling (“BBD”), a Hillsboro, Oregon-based distiller and producer of super premium gins, whiskeys, brandies, rum, and vodka. Pursuant to the agreement governing the acquisition of BBD, we agreed to exchange 28,096 shares of our common stock for 90% of the outstanding limited liability company units of BBD. Following the acquisition of BBD, we will maintain the independence of BBD as a separate entity underneath our operational umbrella.

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MANAGEMENT

Executive Officers and Directors

The following is a brief description of the principal occupation and recent business experience of each of our executive officers and directors and their ages as of July 28, 2017:

Name	Age	Position

Grover T. Wickersham	68	Chief Executive Officer and Chairman of the Board
Trent D. Davis (1)(2)(3)	48	Director
Michael M. Fleming (1)(2)(3)	68	Director
Shelly A. Saunders (4)	56	Director nominee
Steven Shum	46	Chief Financial Officer
Melissa Heim	33	Executive Vice President Operations and Master Distiller
Jarrett Catalani	48	Executive Vice President Sales
Allen Barteld	51	President and Chief Executive Officer of MotherLode

(1) Member of the audit committee.

(2) Member of the compensation committee.

(3) Member of the nominating and corporate governance committee.

(4) Ms. Saunders will be appointed as a director to fill an existing vacancy on the board of directors, and will serve on the audit committee, effective upon completion of this offering and listing on the NASDAQ Capital Market.

Our Board of Directors currently consists of three members. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification, or removal. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. Our board may establish the authorized number of directors from time to time by resolution.

Our executive officers are each appointed by the board and serve at the board’s discretion.

There are no family relationships among our officers or directors.

Executive Officers

Grover Wickersham was appointed to our Board of Directors and as our chairman in July 2016, and as our chief executive officer in November 2016. Mr. Wickersham currently serves on the boards of directors of S&W Seed Company (NASDAQ: SANW), an agricultural products company; Verseon Corporation, a London AIM-listed pharmaceutical development company; and SenesTech, Inc. (NASDAQ: SNES), an animal health company that has developed proprietary technology for managing animal pest populations through fertility control. Mr. Wickersham has been a director and portfolio advisor of Glenbrook Capital Management, the general partner of a partnership that invests primarily in the securities of public companies, from 1996 to the present. From 1996 until its voluntary liquidation and dissolution in 2016, Mr. Wickersham served as the chairman of the board of trustees of The Purisima Funds, a trust that operated two series of mutual funds advised by Fisher Investments of Woodside, California. Between 1976 and 1981, Mr. Wickersham served as a staff attorney, and then as a branch chief, of the U.S. Securities and Exchange Commission (the “SEC”). He holds a B.A. from the University of California at Berkeley, an M.B.A. from Harvard Business School and a J.D. from University of California, Hastings College of Law. We believe that Mr. Wickersham is qualified to serve as a member of our Board of Directors because of his experience and knowledge of corporate finance and legal matters, his experience and knowledge of operational matters gained as a past and present director of other public and private companies, and his knowledge of our company.

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Steven Shum has served as our chief financial officer since October 2015. Prior to joining us, Mr. Shum served as an officer and director of XZERES Corp, a publicly-traded global renewable energy company, from October 2008 until April 2015 in various officer roles, including chief operating officer from September 2014 until April 2015, chief financial officer, principal accounting officer and secretary from April 2010 until September 2014 (under former name, Cascade Wind Corp) and chief executive officer and president from October 2008 to August 2010. Mr. Shum also serves as the managing principal of Core Fund Management, LP and the Fund Manager of Core Fund, LP. He was a founder of Revere Data LLC (now part of Factset Research Systems, Inc.) and served as its executive vice president for four years, heading up the product development efforts and contributing to operations, business development, and sales. He spent six years as an investment research analyst and portfolio manager of D.N.B. Capital Management, Inc. His previous employers include Red Chip Review and Laughlin Group of Companies. He earned a B.S. in Finance and a B.S. in General Management from Portland State University in 1992.

Jarrett Catalani has served as our Senior Vice President Sales since July 2017. Mr. Catalani brings 27 years of experience in the alcoholic beverage industry. Prior to joining us, from May 2016 to September 2016, Mr. Catalani served as Senior Vice President Sales for Fishbowl Spirits, a premium spirits company, owned by singer songwriter Kenny Chesney. From October 2010 to April 2016, Mr. Catalani worked at ROUST (Russian Standard Vodka), in various officer roles, including Western Divisional Vice President from October 2010 until November 2012, and Senior Vice President of Sales from November 2012 until April 2016. From 2003 to 2010, Mr. Catalani worked in various roles at DIAGEO, his last position being Reserve Brand Director, California. Mr. Catalani’s other employers include Pilsner Urquell USA, Pete's Brewing Company, Jim Taylor Corporation and Wilhelmi Beverage. Mr. Catalani holds a B.S. in Business Management from Southern Illinois University – Carbondale.

Melissa Heim has served as our master distiller since June 2012. In November 2016, she was appointed our Executive Vice President Operations. We believe Ms. Heim is the first female commercial master distiller and blender west of the Mississippi River. Prior to joining our company, she apprenticed at and then served as head distiller at Rogue Distillery and Public House in Portland’s Pearl District, holding the position of head distiller from 2008 to 2010. Also, Ms. Heim co-founded and served as president of the Clear Boots Society, an organization that supports women’s leadership in the spirits industry. Ms. Heim studied Liberal Arts with emphasis on English at the University of Oregon.

Allen Barteld has served as President and Chief Executive Officer of MotherLode, our wholly-owned subsidiary acquired in March 2017, since June 2014. Prior to forming MotherLode in 2013, Mr. Barteld served as CEO of LawWerx, a software company, from 2009 to 2012. Mr. Barteld earned a Juris Doctor and Masters of Business Administration from Willamette University in 1997.

Non-Employee Directors

Trent Davis was appointed to our Board of Directors in August 2016. Mr. Davis is currently President and chief operating officer of Whitestone Investment Network, Inc., which specializes in providing executive advisory services to small entrepreneurial companies, as well as restructuring, recapitalizing, and making strategic investments in small to midsize companies. Mr. Davis is also currently Lead Director, Chairman of the Nominating and Governance and Special Investments Committees and is a Member of the Audit and Compensation Committees of Dataram Corporation (NASDAQ: DRAM), which develops, manufactures, and markets memory products primarily used in enterprise servers and workstations worldwide. Previously, from December 2014 to July 2015, Mr. Davis was Chairman of the Board for Majesco Entertainment Company (NASDAQ: COOL), which is an innovative developer, marketer, publisher, and distributor of interactive entertainment for consumers around the world. From November 2013 until July 2014, Mr. Davis served as the President and a Director of Paulson Capital Corp. (NASDAQ: PLCC) until he successfully completed the reverse merger of Paulson with VBI Vaccines, (NASDAQ: VBIV). He went on to serve as a Member of its Board of Directors and Audit Committee until May 2016. Mr. Davis was also the Chief Executive Officer of Paulson Investment Company. Inc., a subsidiary of Paulson Capital Corp, from July 2005 until October 2014, where he supervised all operations and over 200 investment representatives overseeing $1.5 billion in client assets. Prior to that, commencing in 1996, Mr. Davis served as Senior Vice President of Syndicate and National Sales of Paulson Investment Company, Inc. He has extensive experience in capital markets and brokerage operations and is credited with overseeing the syndication of approximately $600 million for over 50 client companies in both public and private transactions. In 2003, Mr. Davis served as a Chairman of the Board of the National Investment Banking Association. Mr. Davis holds a B.S. in Business and Economics from Linfield College and an M.B.A. from the University of Portland and held the following FINRA Licenses: Series 7, 24, 63, 66, and 79. We believe Mr. Davis is qualified to serve on the Board because of his deep knowledge of finance and public company issues, capital market, advisory and entrepreneurial experiences, and extensive expertise in operational and executive management.

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Michael (Mick) Fleming was appointed to our Board of Directors in August 2016. Mr. Fleming is currently an attorney with the law firm Ryan, Swanson & Cleveland, PLLC specializing in real estate, dispute resolution, securities and environmental matters, a position he has held since 2013. Mr. Fleming previously was an attorney with the law firm of Lane Powell PC from 2000 to 2013. Mr. Fleming is the Chairman of the Board of Directors of Jones Soda Co. (OTC: JSDA), a premium beverage company. Mr. Fleming has served on the Board of Directors of Big Brothers and Big Sisters of Puget Sound since 2002 and was Chairman of the Board of Directors for 2008/2009. He has also been the President and owner of Kidcentre, Inc., a company in the business of providing child care services in downtown Seattle, Washington, since 1988. Since 1985, he has also been the President and owner of Fleming Investment Co., an investment company. Mr. Fleming holds a Bachelor of Arts degree from University of Washington and a law degree from the University of California, Hastings College of the Law. We believe Mr. Fleming is qualified to serve on our Board of Directors because of his experience serving on public company boards, as president and owner of two businesses as well as his legal expertise in matters of business and securities law.

Shelly Saunders has been nominated to our board of directors and will be appointed as a director to fill an existing vacancy on the board of directors, and will serve on the audit committee, effective upon completion of this offering and listing on the NASDAQ Capital Market. Since March 2015, Ms. Saunders is a consultant for Resources Global Professionals, a consulting firm serving global corporations. From June 2013 to January 2015, Ms. Saunders served as Vice President Finance and Country CFO for Campari Canada, a wholly-owned subsidiary of Davide Campari-Milano. From July 2009 to May 2013, Ms. Saunders served as Vice President Finance for Campari America/SKYY Spirits, a wholly-owned subsidiary of Davide Campari-Milano. Prior to joining Campari America, Ms. Saunders was a consultant for Resources Global Professionals, a Director Finance for Mervyns, and a Vice President Finance and Treasurer for Organic, Inc., among other positions. Ms. Saunders received a B.A. in Economics from Stanford University and an MBA from University of California, Berkeley. Because of her prior service as a finance professional for one of the largest global spirits companies and her extensive experience and knowledge of, and contacts within, the spirits industry, we believe Ms. Saunders will be a valuable member of our board of directors and is well qualified to serve on our board and our audit committee.

Board Composition

Our Board of Directors currently consists of three members, which were last elected at our annual meeting in December 2016. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification, or removal. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. Our board may establish the authorized number of directors from time to time by resolution.

Director Independence

Generally, under the listing requirements and rules of NASDAQ, independent directors must comprise a majority of a listed company’s Board of Directors within one year of the closing of this offering. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our Board of Directors has determined that each of Messrs. Davis and Fleming and Ms. Saunders are independent within the meaning of NASDAQ listing standards. Accordingly, a majority of our directors is independent, as required under applicable NASDAQ rules. In making this determination, the Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and all transactions set forth herein under the heading “Certain Relationships and Related Transactions.”

Board Committees

Our Board of Directors has established the following three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee, all of which are comprised solely of independent board members. The Board of Directors determined that establishing standing audit, compensation, and nominating and corporate governance committees is an important element of sound corporate governance.

Audit Committee

Our audit committee oversees the engagement of our independent public accounts, reviews our audited financial statements, meets with our independent public accounts to review internal controls and reviews our financial plans. Our audit committee currently consists of Michael Fleming, who is the chair of the committee, and Trent Davis. Shelly A. Saunders will serve on the audit committee effective upon completion of this offering and listing on the NASDAQ Capital Market. Each of Messrs. Davis and Fleming and Ms. Saunders has been determined by our Board of Directors to be independent in accordance with NASDAQ and SEC standards. Our Board of Directors has also designated each of Mr. Fleming and Ms. Saunders as an “audit committee financial expert” as the term is defined under SEC regulations and has determined that each of Mr. Fleming and Ms. Saunders possesses the requisite “financial sophistication” under applicable NASDAQ rules. The audit committee operates under a written charter which is available on the Company’s website. Both our independent registered accounting firm and internal financial personnel will regularly meet with our audit committee and have unrestricted access to the audit committee. Each member of the audit committee is able to read and understand fundamental financial statements, including our consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows. Further, no member of the audit committee has participated in the preparation of our consolidated financial statements, or those of any of our current subsidiaries, at any time during the past three years.

Compensation Committee

Our compensation committee reviews and recommends policies, practices and procedures relating to compensation for our directors, officers and other employees and advising and consulting with our officers regarding managerial personnel and development. Our compensation committee currently consists of Trent Davis, who is the chair of the committee and Michael Fleming, each of whom has been determined by our Board of Directors to be independent in accordance with NASDAQ standards. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee operates under a written charter which is available on the Company’s website. The compensation committee has not yet established processes and procedures for the consideration and determination of executive and director compensation, except as set forth in the compensation committee charter.

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Nominating and Corporate Governance Committee

Our nominating and corporate governance committee evaluates the composition, size and governance of our Board of Directors and its committees, evaluating and recommending candidates for election to our Board of Directors, establishing a policy for considering stockholder nominees and reviewing our corporate governance principles and providing recommendations to the Board of Directors. Our nominating and corporate governance committee currently consists of Michael Fleming, who is the chair of the committee, and Trent Davis, each of whom has been determined by our Board of Directors to be independent in accordance with NASDAQ standards. The nominating and corporate governance committee operates under a written charter which is available on the Company’s website.

Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors will not have a standing risk management committee, but rather intends to administer this oversight function directly through our Board of Directors as a whole, as well as through our other various standing committees. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, and discusses with management our major risk exposures, their potential impact on us and the steps we take to manage them. While our Board is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, our audit committee focuses on financial, accounting and investment risks. Our nominating and corporate governance committee focuses on the management of risks associated with Board organization, membership, structure and corporate governance. In addition, our compensation committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and related to succession planning for our executive officers.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has ever been one of our officers or employees. None of our executive officers serves, or in the past has served, as a member of the compensation committee or on the Board of Directors of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Code of Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors. We will provide to any person without charge, upon request, a copy of our code of business conduct and ethics. Requests may be directed to our principal executive offices at 2150 SE Hanna Harvester Drive, Portland, OR 97222. Also, a copy of our code of business conduct and ethics is available on our website. We will disclose, on our website, any amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the Code of Business Conduct and Ethics enumerated in applicable rules of the SEC.

Director Compensation

On October 13, 2016, the Company’s Board of Directors approved the grant of non-qualified stock options under the 2016 Plan (as defined below) to purchase up to 11,667 shares of common stock at an exercise price of $5.40 per share (each on a post-reverse split basis) to each of our non-employee directors as of that date, Messrs. Davis, Fleming, Hirson and Wickersham. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board of Director and any committee meetings, provided that we have the resources to pay these expenses. Currently, directors receive no other compensation for their services on our Board. The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the year ended December 31, 2016.

Name	Option Awards ($)(1)	Total ($)
Trent D. Davis	$31,500	$31,500
Michael M. Fleming	$31,500	$31,500
Lawrence Hirson	$31,500	$31,500
Grover T. Wickersham (2)	$31,500	$31,500

(1)	Represents a grant of non-qualified stock options under the 2016 Plan to purchase up to 11,667 shares of common stock at an exercise price of $5.40 per share to each of our non-employee directors as of October 13, 2016.
(2)	The option awards to Mr. Wickersham were made prior to his employment with us as chief executive officer in November 2016.

Following the closing of this offering, we intend to implement a formal policy pursuant to which our non-employee directors will be eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid to our named executive officers for services rendered during the fiscal years ended December 31, 2016, and 2015.

	Summary Compensation Table
								All Other
Name and Position	Year	Salary		Bonus	Options			Compensation		Total ($)
Grover T. Wickersham	2016	$—		$—		$31,500	(1)	$—		$31,500
Chief Executive Officer (from November 2016) and Chairman (from July 2016)	2015	$—		—		—		—		—

Steve Shum	2016	$183,942	(2)	$—		$63,600	(3)	$—		$247,542
Chief Financial Officer (since October 1, 2015)	2015	$48,750	(2)	—		$198,050	(4)	$—		$246,800

Melissa Heim	2016	$57,538		$5,000		$31,800	(10)	$—		$94,338
Exec V.P. Operations (since November 2016) and Master Distiller (since June 2012)	2015	$41,346		$—		$22,500	(11)	$—		$63,846

Steven Earles	2016	$180,673	(5)	$—		—		$30,000	(6)	$210,673
President, Chief Executive Officer, Director (from October 31, 2014 to January 2017)	2015	$152,083	(5)	—		—		$—		$152,083

Martin Kunkel	2016	$70,000	(7)	$—	$			$—		$70,000
Chief Marketing Officer, Secretary and Director (from January 13, 2015 to November 2016)	2015	$63,333	(7)	—		$192,000	(8)	$—		$255,333

Lenny Gotter	2016	$—		$—		—		$—		$—
Director and Founder (from October 31, 2014 to February 26, 2015)	2015	$71,500	(9)					$—		$71,500

(1)	Amounts reflect the aggregate grant date fair value of the 11,667 shares of common stock underlying the stock option on the date of grant ($5.40 per share) without regards to forfeitures, computed in accordance with ASC Topic 718 – Stock Compensation (“ASC 718”). This amount does not reflect the actual economic value realized by the named executive officer. The options issued to Mr. Wickersham vest monthly over a 6-month period.
(2)	$48,750 and $48,250 for 2015 and 2016, respectively, was converted into series A convertible preferred stock.
(3)	Amounts reflect the aggregate grant date fair value of the 20,000 shares of common stock underlying the stock option on the date of grant ($4.80 per share) without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer. The options issued to Mr. Shum vest quarterly over a 3-year period.
(4)	Amounts reflect the aggregate grant date fair value of the 14,167 shares of common stock underlying the stock option on the date of grant ($27.00 per share) without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer. The options issued to Mr. Shum vest over a 2-year period with 25% vesting in the first year following date of grant, with no options vesting during the first six months and 1/24th per month vesting during the second six months, and 75% vesting in the second year following date of grant (3/48th/month).
(5)	$119,519 and $65,481 for 2015 and 2016, respectively, was converted into series A convertible preferred stock.
(6)	Amounts reflect the aggregate grant date fair value of 5,406 restricted stock units on the date of grant ($5.55 per share) without regards to forfeitures.
(7)	$42,500 and $16,000 for 2015 and 2016, respectively, was converted into series A convertible preferred stock.
(8)	Amounts reflect the aggregate grant date fair value of the 3,334 shares of common stock underlying the stock option on the date of grant ($111.00 per share) without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer. The options issued to Mr. Kunkel vest over a 2-year period with 25% vesting in the first year following date of grant, with no options vesting during the first six months and 1/24th per month vesting during the second six months, and 75% vesting in the second year following date of grant (3/48th/month).
(9)	$10,500 accrued but not paid during the period.
(10)	Amounts reflect the aggregate grant date fair value of the 10,000 shares of common stock underlying the stock option on the date of grant ($4.80 per share) without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer. The options issued to Ms. Heim vest quarterly over a 3-year period.
(11)	Amounts reflect the aggregate grant date fair value of the 417 shares of common stock underlying the stock option on the date of grant ($105.00 per share) without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer. The options issued to Ms. Heim vest over a 2-year period with 25% vesting in the first year following date of grant, with no options vesting during the first six months and 1/24th per month vesting during the second six months, and 75% vesting in the second year following date of grant (3/48th per month).

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the number of shares of common stock underlying restricted stock awards and stock options granted to our named executive officers in the year ended December 31, 2016.

			Estimated	Estimated						Grant
			Future	Future						Date
			Payouts	Payouts					Exercise or	Fair Value
			Under Non-	Under					Base Price	of Stock
			Equity	Equity	All Other		All Other		of Option	and
	Grant	Approval	Incentive	Incentive	Stock		Option		Awards	Option
Name	Date	Date	Plan Awards	Plan Awards	Awards:		Awards:		($/Sh)	Awards (1)
					Number of		Number of
					Shares of		Securities
					Stock or		Underlying
					Units (#)		Options (#)
Grover T. Wickersham	10/13/2016	10/13/2016	—	—	—		11,667	(2)	$5.40	$63,000

Steven Earles	11/4/2016	11/4/2016			5,406	(3)			$5.55	$30,000

Steven Shum	9/20/2016	9/20/2016	—	—	—		20,000	(4)	$4.80	$96,000

(1)	Represents the grant date fair value of each equity award calculated in accordance with FASB Statement No. 123R – Accounting for Stock-Based Compensation.
(2)	Options vest monthly over a 6-month period.
(3)	Restricted stock units (“RSUs”) vest in four equal installments with 25% vesting on the grant date and 25% vesting on each of January 1, 2017, April 1, 2017 and July 1, 2017.
(4)	Options vest quarterly over a 3-year period.

Employment Agreements

We have agreements with certain of our named executive officers, which include provisions regarding post-termination compensation. We do not have a formal severance policy or plan applicable to our executive officers as a group. The following summaries of the employment agreements are qualified in their entirety by reference to the text of the employment agreements, as amended, which were filed as exhibits to the registration statement of which this prospectus is a part.

Employment Agreement with Steven Earles

On February 6, 2015, we entered into an employment agreement with Steven Earles to serve as president, chief executive officer, chief financial officer and chairman of our Board of Directors. The agreement had an initial term that was set to end on February 5, 2018 and provided for an annual base salary during the term of the agreement of $104,000 per year. Mr. Earles is eligible to receive an annual bonus of at the discretion of the Board of Directors. On August 12, 2015, we amended Mr. Earles’ employment agreement to increase his annual base salary to $245,000. On October 5, 2015, Mr. Earles resigned as our chief financial officer.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) two weeks paid vacation leave; (iii) medical, dental and life insurance benefits; (iv) 36-month non-compete/non-solicitation terms; and (v) a severance payment equal to six months of base salary upon termination without cause (as defined in the agreement).

Effective November 4, 2016, we entered into a Second Amendment to Employment Agreement (the “Earles Amendment”) with Mr. Earles. Under the Earles Amendment, Mr. Earles’ base salary was decreased to $120,000 per annum. In addition, Mr. Earles agreed to waive prior accrued and unpaid salary totaling approximately $182,000. He was granted a restricted stock units award pursuant to our 2016 Equity Incentive Plan equal to the quotient obtained by dividing $30,000 by the closing price of our common stock on the effective date of the Earles Amendment, which our Board deemed to be the fair market value of such shares as of the date of the Earles Amendment. The shares of common stock subject to the restricted stock units vest in four equal quarterly installments on each of November 4, 2016, January 1, 2017, April 1, 2017 and July 1, 2017. We also agreed to indemnify Mr. Earles to the fullest extent allowed by our Articles of Incorporation, as amended (the “Articles”), our Amended and Restated Bylaws (the “Bylaws”), and applicable law, and notwithstanding Section 7.14 of our Bylaws, to the extent permitted by applicable law, the rights granted pursuant to the Earles Amendment will apply to acts and actions occurring since October 31, 2014.

Mr. Earles resigned as our president and director effective January 19, 2017. Mr. Earles had previously resigned as our chief executive officer on November 22, 2016.

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Employment Agreement with Steven Shum

On October 5, 2015, we entered into an employment agreement with Mr. Shum. The agreement has an initial term ending on October 5, 2018 and provides for an annual base salary during the term of the agreement of $195,000 per year. Mr. Shum is eligible to receive an annual bonus of at the discretion of the Board of Directors. In addition, Mr. Shum received an option to purchase 14,167 shares of our common stock. This option has a five-year term and vests as described above.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) two weeks paid vacation leave; (iii) medical, dental and life insurance benefits; (iv) 36-month non-compete/non-solicitation terms; and (v) a severance payment equal to six months of base salary upon termination without cause (as defined in the agreement).

Effective November 4, 2016, we entered into a First Amendment to Employment Agreement (the “Shum Amendment”) with Mr. Shum. Under the Shum Amendment, Mr. Shum’s base salary was decreased to $135,000 per annum. In addition, Mr. Shum is entitled to quarterly bonuses based on individual and company performance at the discretion of our Board of Directors as well as quarterly bonuses based on the achievement by us of certain quarterly EBITDA targets. We agreed to pay Mr. Shum $4,250 for accrued and unpaid salary, which will be paid on the earlier of a qualified equity financing or six months from the effective date of the Shum Amendment. We also agreed to indemnify Mr. Shum to the fullest extent allowed by the Articles, the Bylaws and applicable law, and notwithstanding Section 7.14 of our Bylaws, to the extent permitted by applicable law, the rights granted pursuant to the Shum Amendment shall apply to acts and actions occurring since October 31, 2014.

Employment Agreement with Melissa Heim

On February 27, 2015, we entered into an employment agreement with Ms. Heim. The agreement has an initial term ending on February 27, 2020 and provides for an annual base salary during the term of the agreement of $40,000 per year. Ms. Heim is eligible to receive an annual bonus of at the discretion of the Board of Directors. In addition, Ms. Heim received an option to purchase 417 shares of our common stock. This option has a five-year term and vests as described above.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) ten business days paid vacation leave; (iii) medical, dental and life insurance benefits; and (iv) 36-month non-compete/non-solicitation terms.

We have increased Ms. Heim’s annual base salary during the course of her employment, and she now earns an annual base salary of $85,000.

Employment Agreement with Jarrett Catalani

Under the terms of Mr. Catalani’s employment agreement, Mr. Catalani will be employed as our Senior Vice President – Sales for a three-year term. Mr. Catalani will initially be paid an annual base salary of $150,000, subject to review from time to time by the compensation committee. Mr. Catalani’s employment agreement further provides that Mr. Catalani is eligible to participate in our annual bonus plan with an initial target annual bonus of $100,000, the actual payment of which will be determined based upon a combination of our results and individual performance against applicable performance goals fixed by the compensation committee.

In addition to salary and bonuses as summarized above, Mr. Catalani’s employment agreement provides that Mr. Catalani is eligible to participate in employee benefits plans as we may institute from time to time at the discretion of the compensation committee. Initially, at the next meeting of the compensation committee, upon recommendation of management, he will be granted 10,000 options under the 2016 Plan, which options will vest quarterly over a three-year period, at an exercise price equal to the closing price of our common stock on the date of grant.

In the event Mr. Catalani’s employment is terminated “without cause” (as defined in Mr. Catalani’s employment agreement) after his failure to take corrective action during any applicable cure period, he will receive, in addition to any compensation otherwise due to him, payment of his then base salary and continuation of his benefits for six months following the termination. If his employment is terminated voluntarily, due to death or disability or is terminated for “cause” (as defined in Mr. Catalani’s employment agreement), all vesting of equity grants and awards will immediately cease and only routine compensation provided in Mr. Catalani’s employment agreement will be due.

Any amounts payable under Mr. Catalani’s employment agreement are subject to any policy (whether currently in existence or later adopted) established by us providing for clawback or recovery of amounts that were paid to Mr. Catalani. We will make any determination for such clawback or recovery in our sole discretion and in accordance with any applicable law or regulation.

Finally, Mr. Catalani is subject to intellectual property assignment, confidentiality and non-solicitation restrictions.

Employment Agreement with Allen Barteld

In connection with our acquisition of MotherLode, on March 8, 2017, we entered into a three-year employment agreement with Mr. Barteld. Under the terms of Mr. Barteld’s employment agreement, Mr. Barteld will be employed as the President and Chief Executive Officer of MotherLode, and will continue to serve as its manager, for a three-year term. Mr. Barteld will initially be paid an annual base salary of $85,000, subject to review from time to time by the compensation committee. Upon the earlier of December 31, 2017 or the closing of a registered public offering of our common stock that results in net proceeds to us of at least $3,000,000, Mr. Barteld’s base salary will be increased to $120,000 per year, subject to review from time to time by the compensation committee. Mr. Barteld’s employment agreement further provides that Mr. Barteld is eligible to participate in our annual bonus plan, the actual payment of which will be determined based upon a combination of our results and individual performance against applicable performance goals fixed by the compensation committee.

In addition to salary and bonuses as summarized above, Mr. Barteld’s employment agreement provides that Mr. Barteld is eligible to participate in employee benefits plans as we may institute from time to time at the discretion of the compensation committee. Initially, at the next meeting of the compensation committee, upon recommendation of management, he will be granted 83,334 options under the 2016 Plan, which options will vest quarterly over a five-year period, at an exercise price equal to the closing price of our common stock on the date of grant.

In the event Mr. Barteld’s employment is terminated “without cause” (as defined in Mr. Barteld’s employment agreement) after his failure to take corrective action during any applicable cure period, or if he resigns for “good reason” (as defined in Mr. Barteld’s employment agreement), then he will receive, in addition to any compensation otherwise due to him, payment of his then base salary and continuation of his benefits for six months following the termination. Mr. Barteld may not resign for good reason without first providing us with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of such grounds, and a reasonable cure period of at least 30 days. If his employment is terminated voluntarily, due to death or disability or is terminated for “cause” (as defined in Mr. Barteld’s employment agreement), all vesting of equity grants and awards will immediately cease and only routine compensation provided in Mr. Barteld’s employment agreement will be due.

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Any amounts payable under Mr. Barteld’s employment agreement are subject to any policy (whether currently in existence or later adopted) established by us providing for clawback or recovery of amounts that were paid to Mr. Barteld. We will make any determination for such clawback or recovery in our sole discretion and in accordance with any applicable law or regulation.

Finally, Mr. Barteld is subject to confidentiality, non-compete and non-solicitation restrictions.

Potential Payments upon Termination

Under the terms of the employment agreements for Mr. Shum and Mr. Barteld, they are each entitled to a severance payment of six (6) month’s salary at the then-applicable base salary rate in the event that we terminate their employment without cause.

The following table sets forth quantitative information with respect to potential payments to be made to Mr. Shum and Mr. Barteld upon termination without cause. The potential payments are based on the terms of Mr. Shum’s and Mr. Barteld’s employment agreements discussed above. For a more detailed description of the employment agreements for Mr. Shum and Mr. Barteld, see the “Employment Agreements” section above.

Name	Potential Payment upon Termination Without Cause (1)
Steven Shum	$67,500	(2)
Allen Barteld	$42,500	(3)

(1)	Employee entitled to six months’ severance at the then applicable base salary rate.
(2)	Based on Mr. Shum’s current annual base salary of $135,000.
(3)	Based on Mr. Barteld’s current annual base salary of $85,000.

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Employee Benefit Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors and encourages them to devote their best efforts to our business and financial success. We adopted a 2015 Stock Incentive Plan (the “2015 Plan”), under which an aggregate of 50,000 shares are issuable pursuant to awards and grants under the 2015 Plan. Thereafter, in September 2016, our Board of Directors approved the adoption of the 2016 Equity Incentive Plan (the “2016 Plan”), which replaces the 2015 Plan. Our stockholders approved the adoption of the 2016 Plan in December 2016. The principal features of our 2016 Plan are summarized below. This summary is qualified in its entirety by reference to the actual text of the 2016 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Purpose of the 2016 Plan

The purpose of the 2016 Plan is to attract, retain and motivate directors, executive officers and other employees and certain consultants. The 2016 Plan enables us to grant equity awards to our directors, officers, employees and independent contractors providing services to us, at such levels determined by our Board of Directors, or a committee designated by the Board of Directors, to be necessary to attract, retain and motivate the individuals who will be critical to our success in achieving its business objectives, and thereby creating greater value for all our stockholders.

It is intended that the 2016 Plan qualify as an incentive stock option plan meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Authorized Shares

The maximum number of shares of our common stock that may be issued under the 2016 Plan is currently 500,000 (on a post-reverse split basis), provided that, the number of shares of our common stock reserved for issuance under the 2016 Plan will automatically increase on January 1 of each year for a period of up to 10 years, commencing on January 1, 2017, in an amount equal to 8% of the number of outstanding shares of our capital stock, calculated on an as-converted basis, on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. After taking into account the automatic increase described in the foregoing sentence, effective January 1, 2017, the aggregate number of shares of common stock that may be issued under the 2016 Plan was 289,709. The Board of Directors originally authorized the issuance of 166,667 shares of common stock for issuance under the 2016 Plan. However, in May 2017 and June 2017, the Board of Directors approved amendments to the 2016 Plan to increase the number of shares of common stock reserved thereunder to a new total of 389,709 and 500,000 shares, respectively (and each on a post-reverse split basis), contingent upon stockholder adoption and approval of this amendment at the next annual meeting of stockholders.

Shares subject to stock awards granted under the 2016 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under the 2016 Plan. Additionally, shares issued pursuant to stock awards under the 2016 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award, become available for future grant under the 2016 Plan.

Eligibility for Awards and Plan Administration

Employees, independent contractors and directors of us and our affiliates are eligible to receive awards under the 2016 Plan, along with such other individuals designated by the Board of Directors (or a duly authorized committee of our Board of Directors) who are reasonably expected to become employees, independent contractors or directors after the receipt of awards under the 2016 Plan.

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Our Board of Directors, or a duly authorized committee of our Board of Directors, will administer the 2016 Plan. Our Board of Directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2016 Plan, our Board of Directors has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements. The Board of Directors may also amend outstanding awards under the 2016 Plan for the purpose of modifying the time or manner of vesting or the term of any outstanding award, with the consent of any adversely affected participant.

Stock Options

Incentive stock options and non-qualified stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2016 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2016 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

Restricted Stock Unit Awards

Restricted stock unit awards (“RSUs”) are awards of hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock, and granted pursuant to restricted stock unit award agreements adopted by the plan administrator. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Restricted Stock Awards

Restricted stock awards are awards of actual shares of common stock, and are granted pursuant to restricted stock award agreements adopted by the plan administrator. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ceases for any reason, we may receive through a forfeiture condition or a repurchase right any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us.

Stock Appreciation Rights

Stock appreciation rights are awards to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the stock appreciation right multiplied by the excess of the fair market value of a share of common stock on the date the award is exercised over the exercise price for the stock appreciation right. Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2016 Plan may, but need not, vest and become exercisable in periodic installments as specified in the stock appreciation right agreement as determined by the plan administrator.

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Performance Awards

The 2016 Plan provides that the plan administrator shall have the authority, at the time of grant of any awards contemplated by the 2016 Plan (subject to certain exceptions) to designate such award as a “performance-based compensation” award in order to qualify such award as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility imposed by Section 162(m) of the Code. Our Board of Directors (or a committee thereof) may structure awards so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Unless the Board of Directors determines to submit the performance-based compensation award portions of the 2016 Plan and the definition of “performance goal” and “performance criteria” to our stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the 2016 Plan was last approved by stockholders (or any earlier meeting designated by the Board of Directors), in accordance with the requirements of Section 162(m) of the Code, and such stockholder approval is obtained, then no further performance compensation awards shall be made under the 2016 Plan after the date of such annual meeting, but the 2016 Plan may continue in effect for awards to participants not in accordance with Section 162(m) of the Code.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as any stock or extraordinary cash dividend, stock split, reverse stock split, recapitalization, reorganization merger, consolidation, combination, exchange or other relevant change in capitalization, appropriate adjustments will be made to the exercise price of options and stock appreciation rights, the maximum number of shares subject to all awards and the maximum number of shares with respect to which any one person may be granted awards during any period stated in the 2016 Plan. Any adjustments will be made to ensure that any adjustments will not constitute a modification of any stock options within the meaning of Section 424(h)(3) and Section 409A of the Code, will not adversely affect applicable exemptions under the Exchange Act and rules promulgated thereunder, and will not cause us to be denied a tax deduction on account of Section 162(m) of the Code.

Change in Control

The 2016 Plan provides that in the event of a change in control, unless otherwise provided in an applicable award agreement, all options and stock appreciation rights shall become immediately exercisable with respect to 100% of the shares subject to such options or stock appreciation rights, and the restricted period shall expire immediately with respect to 100% of the shares of restricted stock or restricted stock units. In addition, the plan administrator may in its discretion and upon advance notice, cancel any outstanding awards and pay to the holders thereof, in cash or stock or a combination thereof, the value of such awards based upon the price per share of common stock received in the event. Under the 2016 Plan, a change in control is defined to include (1) a sale, transfer, conveyance or other disposition of all or substantially all of our assets to any person or entity that is not our subsidiary; (2) individuals who constitute our incumbent Board of Directors ceasing to constitute at least a majority of our Board of Directors; (3) a complete liquidation or dissolution of us; (4) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; or (5) a merger, consolidation or similar transaction in which our stockholders immediately prior to the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity).

Transferability

A participant may not transfer stock awards under the 2016 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2016 Plan.

Plan Amendment or Termination

Our Board of Directors has the authority to amend, suspend or terminate the 2016 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. The 2016 will automatically terminate upon the tenth anniversary of the date our Board of Directors adopted the 2016 Plan. No stock awards may be granted under the 2016 Plan while it is suspended or after it is terminated, but awards granted before the termination date of the 2016 Plan may extend beyond such date.

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Certain Federal Tax Consequences

The following summary of the federal income tax consequences of transactions under the 2016 Plan is based upon federal income tax laws in effect on the date of this prospectus. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Non-qualified Stock Options. The grant of a Non-Qualified Stock Option under the 2016 Plan will not result in any federal income tax consequences to the participant or to us. Upon exercise of a Non-qualified Stock Option, the participant generally must recognize ordinary compensation income equal to the excess of the fair market value of the shares of common stock at the time of exercise over the option exercise price. If a participant exercises a Non-Qualified Stock Option and receives shares that are subject to the insider trading provisions of Section 16(b) of the Exchange Act and sale of the shares could subject the participant to liability under Section 16(b), then the participant will not recognize income upon the exercise of the option until the six-month period during which section 16(b) applies has lapsed or the stock is sold, if a sale occurs earlier. The participant will have to pay taxes (including income taxes and, if the participant is an employee, Social Security, unemployment and Medicare taxes) at the time a Non-Qualified Stock Option is exercised even though the shares received upon exercise might not be sold until a later taxable year.

Incentive Stock Options. The grant of an Incentive Stock Option under the 2016 Plan will not result in any federal income tax consequences to the participant or to us. A participant recognizes no federal taxable income upon exercising an Incentive Stock Option (subject to the alternative minimum tax rules discussed below), and we receive no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an Incentive Stock Option, the tax consequences depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the Incentive Stock Option was granted, nor within one year after the Incentive Stock Option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she will recognize ordinary compensation income in the year of the disposition. The amount of ordinary compensation income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Such amount is not subject to withholding for federal income and employment tax purposes, even if the participant is our employee. Any gain in excess of the amount taxed as ordinary income will generally be treated as a short-term capital gain. Generally, common stock acquired through the exercise of an Incentive Stock Option will not be considered to have been disposed of if transferred by reason of death, through certain tax-free reorganizations, or if pledged or liened.

The “spread” under an Incentive Stock Option —i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the alternative minimum tax liability.

Restricted Stock. Restricted Stock is generally taxable to the participant as ordinary compensation income on the date that the restrictions lapse (i.e. the date that the stock vests), in an amount equal to the excess of the fair market value of the shares on such date over the amount paid for such stock (if any). If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof. Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss treatment depending on the sales price and how long the stock has been held since the restrictions lapsed. We do not receive a tax deduction for any subsequent gain.

Participants receiving Restricted Stock Awards may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such Restricted Stock is granted, the amount equal to the excess of the fair market value on the date of the issuance of the stock over the amount paid for such stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long-term or short-term capital gain or loss to the recipient. The Section 83(b) Election must be made within 30 days from the time the Restricted Stock is issued.

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Other Awards. Other Stock-Based Awards (such as Restricted Stock Units) are generally treated as ordinary compensation income as and when Common Stock or cash are paid to the participant upon vesting or settlement of such awards. If the participant is an employee, this income is subject to withholding for income and employment tax purposes. We are generally entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

Section 162(m) of the Internal Revenue Code. Under Code Section 162(m), no deduction is allowed in any taxable year for compensation in excess of $1 million paid to our “covered employees.” A “covered employee” is our chief executive officer and our three other most highly compensated officers other than the chief financial officer. An exception to this rule applies to “qualified performance based compensation,” which generally includes stock options and stock appreciation rights granted under a stockholder approved plan, and other forms of equity incentives, the vesting or payment of which is contingent upon the satisfaction of certain stockholder approved performance goals. We intend that the 2016 Plan allow for the grant of Options and Stock Appreciation Rights that may be treated as “qualified performance based compensation” that is exempt from the limitations of Code Section 162(m), and for the grant of other performance-based awards that may be treated as “qualified performance based compensation,” but it makes no assurance that either such type of award will be so treated.

Limitation on Liability and Indemnification Matters

We are a Nevada corporation, and accordingly, we are subject to the corporate laws under the Nevada Revised Statutes. Articles 5 and 6 of our Amended and Restated Articles of Incorporation (“Articles”), Article VII of our Amended and Restated Bylaws (“Bylaws”) and the Nevada Revised Business Statutes, contain indemnification and personal liability limitation provisions.

Limitation of Personal Liability of Directors and Officers

Our Articles provide that our directors and officers will not be personally liable to us or to our stockholders for damages for breach of fiduciary duty as a director or officer; provided, however , that the limitation on personal liability will not eliminate or limit the liability of a director or officer for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions.

Indemnification

Pursuant to our Articles and Bylaws, we will indemnify and hold harmless, to the fullest extent permitted by the Nevada Revised Statutes or any other applicable laws, any person serving or who served as a director, officer, employee or agent of us, or who is or was serving at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise who is a party or is threatened to be made a party to any action, suit or proceedings, whether civil, criminal, administrative or investigative threatened, pending or completed action, suit or proceeding, including an action by or in the right of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions brought by or in the right of the corporation, we are required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our corporation to procure a judgment in our favor by reason of the fact that he is or was an serving as our agent against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which the agent will have been adjudged to be liable to us by a court of competent jurisdiction, as described in greater detail in our Bylaws. The payment of expenses includes the requirement that we pay expenses in defending an action or proceeding in advance of final disposition of such action or proceeding upon receipt of an undertaking by the indemnified party to repay such payment if it is ultimately determined that such person is not entitled to indemnification. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.

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Our Bylaws also provide that we may enter into indemnification agreements with our officers and directors. Our Articles provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer of our corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we would have the power to indemnify such person.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2015 as to which the amount involved exceeds the lesser of $120,000 or one percent (1%) of the average of our total assets at year-end for the last two completed fiscal years and in which any related person has or will have a direct or indirect material interest, other than equity and other compensation, termination and other arrangements which are described above under the headings “Director Compensation” and “Executive Compensation.”

On June 2, 2017, Mr. Wickersham purchased 15,189 units at $3.90 per unit, with each unit consisting of one share of common stock and one three-year common stock purchase warrant exercisable at $7.50 per share (subject to adjustment), for total proceeds of $59,237 in cash.

On April 4, 2016, Mr. Earles purchased 185 units in an offering of units consisting of shares of our series A convertible preferred stock and warrants to purchase common stock (our “Series A Preferred Stock and Warrant Unit Offering”) in consideration of $185,000 in accrued and unpaid salary. Each unit consisted of one share of series A convertible preferred stock and one warrant to purchase 223 shares of common stock at an exercise price of $6.00 per share. Steven Shum, our chief financial officer, purchased 97 Units in the Series A Preferred Stock and Warrant Unit Offering in consideration of $97,000 in accrued and unpaid salary. Martin Kunkel, our former chief marketing officer, director and secretary, purchased 58 Units in the Series A Preferred Stock and Warrant Unit Offering in consideration of $58,000 in accrued and unpaid salary. Carrie Earles, our chief branding officer and wife of Steven Earles, purchased 83 Units in the Series A Preferred Stock and Warrant Unit Offering in consideration of $83,000 in accrued and unpaid salary. These issuances were unanimously approved by our Board of Directors, including all disinterested directors. Effective November 4, 2016, we entered into an agreement with Mr. Earles, the Company’s President and Chief Executive Officer, pursuant to which Mr. Earles agreed to convert 185 shares of the Company’s series A convertible preferred stock into 41,111 shares of the Company’s Common Stock and to cancel his warrant to purchase 41,107 shares of the Company’s Common Stock.

On June 9, 2016, pursuant to a subscription agreement executed by the Grover T. Wickersham Employees’ Profit Sharing Plan (“PSP”) for which Mr. Wickersham serves as trustee, the PSP purchased in a private placement an aggregate of 83,334 units, each unit consisting of one share of common stock and one common stock purchase warrant (collectively with the common stock, the “Common Stock Units”) at a purchase price of $3.00 per Common Stock Unit, for a total purchase price of $250,000.

On June 22, 2016, pursuant to a subscription agreement executed by Grover T. Wickersham, Mr. Wickersham directly purchased in a private placement an aggregate of 38,334 Common Stock Units at a purchase price of $3.00 per Common Stock Unit for a total purchase price of $115,000. On December 30, Mr. Wickersham assigned 24,680 of his warrants to a related and un-related party. He also voluntarily canceled 8,334 additional warrants.

On June 22, 2016, pursuant to a subscription agreement executed by an education trust established for the benefit of an unrelated minor for which Mr. Wickersham serves as trustee (“Education Trust”), the Education Trust purchased in a private placement 16,667 Common Stock Units at a purchase price of $3.00 per Common Stock Unit, for a total purchase price of $50,000.

On June 22, 2016, pursuant to a subscription agreement executed by the Lindsay Anne Wickersham 1999 Irrevocable Trust for which Mr. Wickersham serves as trustee (the “Irrevocable Trust”), the Irrevocable Trust purchased in a private placement 66,667 Common Stock Units at a purchase price of $3.00 per Common Stock Unit, for a total purchase price of $200,000.

On June 22, 2016, pursuant to a subscription agreement, Mr. Fleming directly purchased in a private placement an aggregate of 8,334 Common Stock Units at a purchase price of $3.00 per Common Stock Unit, each Common Stock Unit consisting of one share of common stock and a warrant to purchase one share of Common Stock at an exercise price of $6.00 per share, for a total purchase price of $25,000.

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On June 30, 2016, the PSP purchased from us a promissory note bearing interest at the rate of 8% per annum (a “Promissory Note”) for aggregate consideration of $50,000, along with a warrant to acquire 8,334 shares of common stock at a price of $6.00 per share. On July 7, 2016, the PSP purchased an additional Promissory Note for aggregate consideration of $120,000, along with a warrant to acquire 20,000 shares of common stock at an exercise price of $6.00 per share. On December 30, 2016, the PSP exercised 43,590 warrants at a price of $3.90 per share.

On June 30, 2016, the Grover T. and Jill Z. Wickersham 2000 Charitable Remainder Trust (the “Wickersham Trust”) purchased an additional Promissory Note for aggregate consideration of $50,000, along with a warrant to acquire 8,334 shares of common stock at an exercise price of $6.00 per share. On November 21, 2016 the Wickersham Trust purchased an additional Promissory Note for aggregate consideration of $75,000, along with a warrant to acquire 12,500 shares of common stock at an exercise price of $6.00 per share. On December 31, 2016 the Wickersham Trust exercised its 20,834 warrants along with an additional 11,218 warrants assigned from Mr. Wickersham all at a price of $3.90 in exchange for eliminating the outstanding note principal.

On September 19, 2016, an entity for which Lawrence Hirson, a former director, serves as manager purchased $150,000 of promissory notes and received 3-year warrants to purchase 25,000 shares of our common stock at an exercise price of $6.00 per share.

During the years ended December 31, 2016 and 2015, our former chief executive officer paid expenses on our behalf on his personal credit card. These related party advances did not bear interest and were payable on demand. At December 31, 2016 and 2015, the balance due to our former chief executive officer was approximately $0 and $27,075, respectively, and is included in accounts payable on the accompanying consolidated balance sheets. We also had a note payable due our former chief executive officer in the amount of $12,500 at December 31, 2015, that was repaid during fiscal year 2016.

During the three months ended March 31, 2016, our former chief executive officer paid expenses on our behalf on his personal credit card. These related party advances did not bear interest and are payable on demand. At March 31, 2016, the balance due to our former chief executive officer was approximately $95,000, and is included in accounts payable on the accompanying condensed consolidated balance sheets.

See “Principal Stockholders” for a current summary of the securities owned by our officers and directors.

We believe that the foregoing transactions were in our best interests. Consistent with Section 78.140 of the Nevada Revised Statutes, it is our current policy that all transactions between us and our officers, directors and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are approved by vote of the stockholders, or are fair to us as a corporation as of the time it is authorized, approved or ratified by the board. We will continue to conduct an appropriate review of all related party transactions and potential conflicts of interest on an ongoing basis.

Executive Employment Arrangements

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements, see the section of the prospectus captioned “Executive Compensation – Employment Agreements.”

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Policies and Procedures for Transactions with Related Persons

We intend to adopt a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into prior to the adoption of such policy, but after presentation, consideration and approval by our Board of Directors.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information as of July 17, 2017 as to each person who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our named executive officers and directors and of all of our executive officers and directors as a group. As of July 17, 2017, we had 3,341,137 shares of common stock and no shares of series A preferred stock outstanding.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of capital stock shown as beneficially owned by the stockholder. Securities that are exercisable for or convertible into shares of common stock within 60 days of July 17, 2017 are considered outstanding and beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person in accordance with Rule 13d-3(a) promulgated under the Exchange Act.

We have based our calculation of the percentage of beneficial ownership after this offering on 4,541,137 shares of our common stock outstanding immediately after the closing of this offering, which assumes (a) no exercise of the warrants purchased in this offering; (b) no exercise of warrants issued to the underwriters as compensation in connection with this offering; and (c) no exercise by the underwriters of the option to purchase up to an additional 180,000 units to cover over-allotments, if any.

	Number of Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After Offering
Name of Beneficial Owner(1)	Number		Percent(2)	Number	Percent
5% Stockholders:
Glenbrook Capital LP (3)	591,494	(3)	17.05%	591,494	12.67%

Directors and Named Executive Officers:
Steven Shum	31,150	(4)	*	31,150	*
Trent D. Davis	11,668	(5)	*	11,668	*
Michael M. Fleming	28,335	(6)	*	28,335	*
Grover T. Wickersham	535,526	(7)	15.14%	535,526	11.31%
Melissa Heim	8,667	(8)	*	8,667	*
Jarrett Catalani	-		*	-	*
Allen Barteld	90,834	(9)	2.72%	90,834	2.00%
Shelly A. Saunders (10)	-		*	-	*

All executive officers, directors and director nominees as a group (8 persons)	706,180		20.24%	706,180	15.06%

* Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)	Unless otherwise noted, the address is c/o Eastside Distilling, Inc., 2150 SE Hanna Harvester Drive, Portland, OR 97222.
(2)	Based on 3,341,137 shares of common stock and no shares of series A preferred stock outstanding as of July 17, 2017. Also includes shares issuable upon exercise of outstanding options and warrants.

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(3)	The address is 430 Cambridge Avenue, Suite #100, Palo Alto, CA 94306. Includes 128,206 shares of common stock issuable upon exercise of warrants.
(4)	Includes 16,650 shares of common stock issuable upon exercise of options issued.
(5)	Includes 11,667 shares of common stock issuable upon exercise of options issued.
(6)	Includes (i) 8,334 shares of common stock issuable upon exercise of warrants and (ii) 11,667 shares of common stock issuable upon exercise of options issued.
(7)	Includes (i) 150,252 shares of common stock issuable upon exercise of warrants and (ii) 45,001 shares of common stock issuable upon exercise of options issued.
(8)	Includes 3,611 shares of common stock issuable upon exercise of options issued.
(9)	Includes 4,167 shares of common stock issuable upon exercise of options issued.
(10)	Ms. Saunders will be appointed as a director to fill an existing vacancy on the board of directors effective upon completion of this offering and listing on the NASDAQ Capital Market.

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DESCRIPTION OF CAPITAL STOCK

General

We are a corporation and have authorized capital stock which consists of (i) 15,000,000 shares of common stock, par value $0.0001 per share, of which 3,341,137 is outstanding as of July 17, 2017 and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding as of July 17, 2017.

Common Stock

On October 6, 2016, we filed a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes (“NRS”) 78.209 to (i) decrease our authorized common stock from 900,000,000 to 45,000,000 shares and (ii) effectuate a 1-for-20 reverse stock split of our common stock. The certificate of change was filed with an effective date of October 18, 2016. On June 14, 2017, we filed a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes 78.209 to (i) decrease our authorized common stock from 45,000,000 to 15,000,000 shares and (ii) effectuate a 1-for-3 reverse stock split of our outstanding common stock. The certificate of change was filed with an effective date of June 15, 2017. Pursuant to the Nevada Revised Statutes, our Board of Directors is authorized to effectuate a reverse stock split without stockholder approval where such split is accomplished with a concurrent proportional decrease in the Company’s authorized common stock. Prior to the October reverse split, 95,333,180 shares of common stock were issued and outstanding. After the effectiveness of the October 2016 and June 2017 reverse splits, 3,313,217 shares of common stock were issued and outstanding (excluding adjustment for settlement of fractional shares which were rounded up to the nearest whole share).

Holders of our common stock are entitled to one vote per share on all matters subject to stockholder vote. If the Board of Directors were to declare a dividend out of funds legally available therefor, all of the outstanding shares of common stock would be entitled to receive such dividend ratably. We have never declared dividends, and we do not intend to declare dividends in the foreseeable future. If our business was liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities, subject to any preference rights of holders of outstanding preferred stock. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Warrants to be Sold to the Public

General. Two warrants together are exercisable to purchase one share of common stock at an exercise price of $ per share, which is a 20% premium over the unit price of the securities offered hereby. This exercise price will be adjusted if specific events, summarized below, occur. A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.

Form. The warrants will be issued in electronic book-entry form to the purchasers in this offering. Holders should review the warrant agreement and form of warrant certificate, which are filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants.

Exercisability. The warrants will be exercisable at any time from the date of issuance through the fifth anniversary of the date of this prospectus, unless earlier redeemed. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, provided that a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under applicable federal and state securities laws is available for the issuance of such shares, by payment in full for the number of whole shares of common stock purchased upon such exercise. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share, in our discretion.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Redemption. Beginning 90 days after the date of this prospectus, the warrants will be redeemable at our option, in whole or in part, at a redemption price equal to $0.15 per warrant upon 30 days’ prior notice (which may be made via publication of a press release), at any time after the date on which the closing price of our common stock has equaled or exceeded $ (170% of the public offering price of the units) for at least five consecutive trading days, provided we have a current and effective registration statement available covering the exercise of the warrants. Notice of redemption may be made via publication of a press release or any other lawful means. If notice of redemption is made via publication of a press release, no other form of notice or publication will be required. If we call the warrants for redemption, the holders of the warrants will then have to decide whether to sell warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.

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Adjustments in Certain Events. We will make adjustments to the terms of the warrants if certain events occur as described below. If prior to the exercise of any warrants, we effect one or more stock splits, stock dividends or other increases or reductions of the number of shares of our common stock outstanding without receiving compensation therefor in money, services or property, the number of shares of common stock subject to the warrants shall (i) if a net increase shall have been effected in the number of outstanding shares of common stock, be proportionately increased, and the exercise price payable per share of common stock subject to the warrant shall be proportionately reduced, and, (ii) if a net reduction shall have been effected in the number of outstanding shares of the common stock, be proportionately reduced and the exercise price payable per share of common stock subject to the warrant shall be proportionately increased. We may, in our sole discretion, lower the exercise price per share of common stock subject to the warrant at any time prior to the expiration date for a period of not less than 20 days.

In the event of a capital reorganization or reclassification of our common stock, the warrants will be adjusted so that thereafter each warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the warrant had been exercised before the capital reorganization or reclassification of our common stock.

If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that warrantholders will be entitled to receive upon exercise of a warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of common stock for which the warrant was exercisable immediately before the transaction. No adjustment to the warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding common stock.

Warrant Agent and Exchange Listing. The warrants will be issued in book-entry form under a warrant agreement between Pacific Stock Transfer Company, as warrant agent, and us. We have applied to list the warrants on NASDAQ under the symbol “ESDIW.”

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Preferred Stock

Our Amended and Restated Articles of Incorporation permits us to issue up to 100,000,000 shares of preferred stock, par value $0.0001 per share. The preferred stock may be issued in any number of series, as determined by the Board of Directors, the board may by resolution fix the designation and number of shares of any such series of preferred stock and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series and the Board may increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding.).

Series A Preferred

On March 9, 2016, we filed a Certificate of Designation of series A convertible preferred stock (the “Original Series A Designation” under which three thousand (3,000) shares of our preferred stock were designated as series A convertible preferred stock. On March 1, 2016, we filed an Amendment to Original Series A Designation (the “Series A Amendment”, together with the Original Series A Amendment, the “Series A Designation”). Pursuant to the terms of the Series A Designation, each share of series A convertible preferred stock had a stated value of $1,000, which is convertible into Common Stock (the “Conversion Shares”) at a fixed conversion price equal to $4.50 per share (the “Conversion Price”), subject to adjustment for stock splits and recapitalizations.

On November 4, 2016, we entered into separate agreements with Steven Earles, Steven Shum, Carrie Earles and Martin Kunkel pursuant to which each of such individuals agreed to convert an aggregate of 423 shares of series A convertible preferred stock at the Conversion Price into an aggregate of 94,000 shares of Common Stock.

On or about December 30, 2016, we entered into separate agreements with other holders of series A convertible preferred stock pursuant to which such holders agreed to convert an aggregate of 249 shares of series A convertible preferred stock at a reduced conversion price of $3.00 per share into an aggregate of 83,000 shares of Common Stock.

On or about March 30, 2017, we entered into a separate agreement with a holder of series A convertible preferred stock pursuant to which such holders agreed to convert 250 shares of series A convertible preferred stock at a reduced conversion price of $3.00 per share into an aggregate of 83,334 shares of Common Stock.

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As of April 20, 2017, the holders of the remaining 50 shares of series A convertible preferred stock agreed to convert to Common Stock at a reduced conversion price of $3.00 per share into an aggregate of 16,667 shares of Common stock.

As of July 17, 2017, there are no shares of series A convertible preferred stock outstanding.

Investor Warrants

The investor warrants issued in offerings that closed between June and September 2016 enable the holder to purchase the shares of common stock underlying the investor warrants at $6.00 per whole share, during a three-year term. For a brief period of time in December 2016, the exercise price was reduced to $3.90 per share, which offer expired on December 31, 2016. Although the original provisions of the investor warrants provided that the exercise price must be paid in cash, the Board of Directors subsequently provided that the consideration for exercise of outstanding investor warrants could be forgiveness of outstanding indebtedness in lieu of a cash payment.

The investor warrants issued in the units offering that closed in December 2016 enable the holder to purchase the shares of common stock underlying the investor warrants at $7.50 per whole share, during a three-year term.

The investor warrants issued in the units offering that closed in April 2017 enable the holder to purchase the shares of common stock underlying the investor warrants at $7.50 per whole share, during a three-year term.

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Terms that apply to all of the investor warrants include: The exercise price of the investor warrants is subject to adjustment to reflect any subdivision or combination of our common stock, any stock dividends or similar rearrangements of the common stock, or any reorganization, reclassification, consolidation, merger or sale of us. The investor warrants are transferable by the registered holder thereof in person or in writing, but only in the manner and subject to the limitations provided in the applicable investor warrant. Holders of investor warrants are not entitled to vote, receive dividends, or exercise any of the rights of a stockholder of our company for any purpose until the investor warrants have been duly exercised and payment of the purchase price has been made.

Placement Agent Warrants

We also issued placement agent warrants to certain financial advisors to acquire 2,994 shares of common stock. These placement agent warrants were issued on terms identical to the investor warrants, except that these placement agent warrants have an exercise price of $4.50 per share and a 5-year term.

Options

As of July 17, 2017, options to purchase an aggregate of 309,509 shares of our common stock issued pursuant to our Plan at a weighted-average exercise price of $7.17 per share were outstanding.

Anti-takeover Effects of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing its Board of Directors and management.

Our Articles permit our Board of Directors to authorize the issuance of shares of preferred stock and to determine and prescribe the voting powers, rights, preferences and restrictions of the preferred stock. This authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

According to our Bylaws, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing its Board of Directors.

Our Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. A special meeting of stockholders may be called by a resolution adopted by our entire board, any two directors, or our president. Any power of the stockholders to call a special meeting is specifically denied by the terms of our Bylaws.

The authorization of classes of common stock or preferred stock with either specified voting rights or rights providing for the approval of extraordinary corporate action could be used to create voting impediments or to frustrate persons seeking to affect a merger or to otherwise gain control of us by diluting their stock ownership. In addition, the ability of our directors to distribute shares of any class or series (within limits imposed by applicable law) as a dividend in respect of issued shares of preferred stock could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us and effectively delay or prevent a change in control without further action by the stockholders.

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These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Nevada Anti-Takeover Laws

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

●     the transaction is approved by the Board of Directors or a majority of the voting power held by disinterested stockholders, or

●     if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to five per cent or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to five per cent or more of the aggregate market value of all outstanding shares of the corporation, or (c) ten per cent or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) ten per cent or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 registered stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

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Underwriters’ Warrants

See ‘‘Underwriting – Underwriters’ Warrants’’ on page74 of this prospectus for a description of the warrants we have agreed to issue to the underwriters in this offering, subject to completion of this offering.

Registration Rights

We have entered into registration rights agreements with the investors who participated in our common units offering that closed between December 2016 and May 2017. Under the terms of those agreements, we have agreed to register the resale of the 1,333,333 shares of common stock and the 1,333,333 shares of common stock issuable upon exercise of the warrant component of the units that we sold to those investors. We have agreed to file the registration statement as soon as possible after the closing of the offering and to use our commercially best efforts to cause the registration statement to be declared effective as soon as possible thereafter. Although not contractually obligated to do so, we may include in that resale registration statement up to an additional 1,003,978 shares of common stock on behalf of certain holders of common stock who purchased our securities prior to the common units offering. We expect that this registration statement will be declared effective following the effectiveness of the registration statement of which this prospectus is a part.

Limitations of Liability and Indemnification

See “Executive Compensation – Limitation on Liability and Indemnification Matters.”

Quotation of our Common Stock; Listing

Our common stock is currently quoted on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.” We have applied to list our common stock and warrants on the NASDAQ Capital Market under the symbols “ESDI” and “ESDIW,” respectively.

Transfer Agent, Registrar and Warrant Agent

The transfer agent and registrar for our common stock and warrants is Pacific Stock Transfer Company, 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 89119, telephone: (702) 361-3033.

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SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there has been a limited public market for our common stock and no public market for our warrants. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based upon the number of shares outstanding as of July 17, 2017, upon the closing of this offering, we will have outstanding an aggregate of 4,541,137 shares of our common stock, assuming (a) no exercise of the warrants purchased in this offering; (b) no exercise of warrants issued to the underwriters as compensation in connection with this offering; and (c) no exercise by the underwriters of the option to purchase up to an additional 180,000 units to cover over-allotments, if any. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Except as set forth below, the remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be eligible for sale under Rule 144 or Rule 701 of the Securities Act upon expiration of lock-up agreements at least three months after the date of this offering.

Rule 144

We have been an operating company since 2006; however, we are considered a former shell company. As such, Rule 144 is not available for resales of restricted stock unless the conditions for temporarily “curing” the former shell company status, including the availability of current “Form 10” information, is satisfied at the time of a sale. We have continuously satisfied all of the Rule 144(i)(2) cure conditions without exception since before we began operations as Eastside Distilling. Any person who is not an affiliate of ours and has held his shares for at least six months may sell such shares, provided current public information about us is available and the other conditions of Rule 144(i)(2) are also satisfied, including that we continue to be an operating company and have not been a shell company for at least one year.

Affiliates are subject to additional restrictions, in addition to satisfying the conditions of Rule 144(i)(2). A person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months is eligible to sell a number of restricted shares within any three-month period that does not exceed the greater of:

●     1% of the number of shares of our common stock then outstanding, which will equal approximately 45,411 shares immediately after this offering; or

●     The average weekly trading volume of our common stock on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 pursuant to Rule 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 701

Under Rule 701 of the Securities Act, or Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold by:

●     Persons other than affiliates, subject only to the manner-of-sale provisions of Rule 144; and

●     Our affiliates, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

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As of July 17, 2017, options to purchase a total of 309,509 shares of common stock were outstanding, of which 150,677 were vested and were exercisable as of such date. Of the total number of shares of our common stock issuable under these options, substantially all are subject to contractual lock-up agreements with us or the underwriters described below in the section of this prospectus titled “Underwriting” and will become eligible for sale at the expiration of those agreements unless held by an affiliate of ours.

Lock-Up Agreements

As described under the section of this prospectus titled “Underwriting – Lock-Up Agreements” below, we, each of our directors and executive officers and the holders of at least 5% of our capital stock have agreed, subject to specified exceptions, not to, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, without the prior written consent of either Roth Capital Partners ( Roth ) or Aegis Capital Corp. (Aegis), for a period of three months from the date of the final prospectus for the offering.

Roth and/or Aegis may, in its sole discretion, at any time or from time to time and without notice, release for sale in the public market all or any portion of the shares restricted by the terms of the lock-up agreements.

Registration Rights

We have entered into registration rights agreements with the investors who participated in our common units offering that closed between December 2016 and May 2017. Under the terms of those agreements, we have agreed to register the resale of the 1,333,333 shares of common stock and the 1,333,333 shares of common stock issuable upon exercise of the warrant component of the units that we sold to those investors. We have agreed to file the registration statement as soon as possible after the closing of the offering and to use our commercially best efforts to cause the registration statement to be declared effective as soon as possible thereafter. Although not contractually obligated to do so, we may include in that resale registration statement up to an additional 1,003,978 shares of common stock on behalf of certain holders of common stock who purchased our securities prior to the common units offering. We expect that this registration statement will be declared effective following the effectiveness of the registration statement of which this prospectus is a part.

Equity Incentive Plans

We have filed registration statements on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our 2015 and 2016 equity incentive plans. Each registration statement was effective immediately upon filing with the SEC. Accordingly, shares registered under those registration statements are available for sale in the open market, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

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UNDERWRITING

Roth Capital Partners and Aegis Capital Corp. are acting as Joint Lead Underwriters and Joint Bookrunners for the offering. We have entered into an underwriting agreement dated , 2017 with Roth Capital Partners, as representative of the several underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below and the underwriters named below have severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following respective number of units:

Underwriters	Number of Units

Roth Capital Partners, LLC
Aegis Capital Corp.

Total	1,200,000

The underwriters are committed to purchase all the units offered by us other than those covered by the option to purchase additional units described below, if they purchase any units. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the units offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the units to other securities dealers at such price less a concession of $          per unit. After the initial offering, the public offering price and concession to dealers may be changed.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 180,000 additional units (180,000 shares of common stock and 180,000 warrants, exercisable for 90,000 shares of common stock) from us solely to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase units covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be approximately $ million and the total proceeds to us, before expenses will be $ million.

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Underwriters’ Compensation

Discounts and Commissions

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per Unit	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay the underwriters a non-accountable expense allowance equal to 1.0% of the public offering price of the units (excluding units that we may sell to the underwriters to cover over-allotments). We have also agreed to pay all expenses relating to the offering, including: (a) all filing fees and communication expenses relating to the registration of the units to be sold in the offering (including the over-allotment units) with the SEC: (b) all filing fees associated with the review of the offering by FINRA; all fees and expenses relating to the listing of the shares of common stock and the warrants on the NASDAQ Capital Market and on such other stock exchanges as we and the representative mutually determine; (c) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount of actual costs incurred; (d) all fees, expenses and disbursements, including legal fees up to an agreed upon maximum amount, relating to the registration or qualification of the units and underlying securities under the “blue sky” securities laws, if deemed necessary; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares of common stock and warrants under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (f) the costs of all mailing and printing of the underwriting documents (including, without limitation, the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (g) the costs and expenses of the public relations firm; (h) the costs of preparing, printing and delivering certificates representing the securities; (i) fees and expenses of the transfer agent and warrant agent; (j) stock transfer anchor stamp taxes, if any, payable upon the transfer of securities from us to the underwriters; (k) the costs associated with post-closing advertising the offering in the national editions of The Wall Street Journal and New York Times; (l) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones not to exceed $2,500, each of which we or our designee will provide within a reasonable time after the closing in such quantities as the representative may reasonably request; (m) the fees and expenses of our accountants; (n) the fees and expenses of our legal counsel and other agents and representatives; (o) the fees and expenses of the underwriters’ legal counsel not to exceed $60,000; (p) the $29,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the offering; and (q) up to $20,000 of the representative’s actual accountable “road show” expenses for the offering.

We have paid a $20,000 advance to Roth and a $25,000 advance to Aegis, which is to be applied against out-of-pocket accountable expenses. The advance will be reimbursed to us to the extent any portion thereof is not actually incurred.

We estimate that expenses payable by us in connection with the offering of the units, other than the underwriting discounts and commissions and the counsel fees and disbursement reimbursement provisions referred to above, will be approximately $         ..

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Underwriters’ Warrants

We have agreed to issue to the underwriters warrants initially exercisable for up to 120,000 units (10% of the number of units sold in this offering, excluding the over-allotment option). The underwriters’ warrants are not included in the securities being sold in this offering. The units issuable upon exercise of the underwriters’ warrants are identical to those offered by this prospectus. The underwriters’ warrants are exercisable at a per unit price equal to 120% of the price per unit in this offering. The underwriters’ warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of this offering. The underwriters’ warrants, together with the shares of common stock and the warrants issuable upon exercise of the underwriters’ warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge or hypothecate the warrants or the securities underlying the warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriters’ warrants or the underlying securities for a period of 180 days from the date of effectiveness of the registration statement. In addition, the underwriters’ warrants provide for the registration of the resale of the underlying shares of common stock in certain cases. Any piggyback registration rights provided will not be greater than seven years from the effective date of this offering, in compliance with FINRA Rule 5110(f)(2)(G)(v). The exercise price and number of shares and warrants issuable upon exercise of the underwriters’ warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the underwriters’ warrant exercise price and the number of underlying shares and warrants will not be adjusted for issuance of common stock at a price below the warrant exercise price.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, (a) our executive officers, directors and holders of 5% or more of our outstanding stock as of the pricing date of the offering, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the prior written consent of the representatives, for a period of three months from the date of the offering, and (b) we, and any successor, have agreed, subject to certain exceptions, not to for a period of three months from the date of the pricing of the offering (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in (i), (ii), or (iii) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit, among other things and subject to restrictions, (1) the issuance by us of stock options pursuant to our existing stock incentive plans, (2) the issuance of common stock upon the exercise of outstanding stock options and warrants or (3) transfers pursuant to a sale or an offer to purchase 100% of our outstanding common stock.

The restricted period described in the preceding paragraph will be extended if:

●	during the last 17 days of the restricted period we issue a release regarding earnings or regarding material news or events relating to us; or

●	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Right of First Refusal

Until twelve months from the effective date of the registration statement, Roth and Aegis shall have an irrevocable right of first refusal to act as investment bankers, joint lead underwriters and joint lead book-runners and/or joint placement agents, on their customary terms and conditions, in the event our company or any subsidiary retains or otherwise uses (or seeks to retain or use) the services of an investment bank or similar financial advisor to pursue a registered, underwritten public offering of, a private placement of securities, or other similar transaction.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships

The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve our securities and/or instruments. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase units so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the units while the offering is in progress;

●	Overallotment transactions involve sales by the underwriters of units in excess of the number of units the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters is not greater than the number of units that they may purchase in the overallotment option. In a naked short position, the number of units involved is greater than the number of units in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing units in the open market;

●	Syndicate covering transactions involve purchases of units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of units to close out the short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared with the price at which they may purchase units through exercise of the overallotment option. If the underwriters sell more units than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying units in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the units in the open market that could adversely affect investors who purchase in the offering; and

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

Determination of Offering Price

Prior to this offering, there has been a public market for our common stock. However, the low trading volumes for our stock has resulted in our stock having relatively low liquidity compared to other publicly traded stocks. Therefore, the public offering price of the units offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the units were:

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●	Our history and our prospects;

●	Our financial information and historical performance, including our historical and recent stock prices;

●	The industry in which we operate;

●	The status and development prospects for our products and services;

●	The previous experience of our executive officers; and

●	The general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares of common stock can be resold at or above the public offering price.

Common Stock Trading Platform; Listing

The Company’s common stock is currently quoted on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.” The Company has applied to list the common stock and warrants on the NASDAQ Capital Market, subject to notice of issuance, under the symbols “ESDI” and “ESDIW,” respectively.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

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(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses

79

in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

In connection with this offering, we are being represented by Summit Law Group, PLLC, Seattle, Washington and the underwriters are being represented by Dickinson Wright PLLC, Troy, Michigan. The validity of the shares of common stock and the warrants being offered hereby will be passed upon for us by Sklar Williams PLLC, Las Vegas, Nevada.

EXPERTS

Our consolidated financial statements at December 31, 2016 and 2015, and for the years then ended, included in this prospectus and in the registration statement have been so included in reliance on the report of BPM LLP, an independent registered public accounting firm, appearing elsewhere and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 2150 SE Hanna Harvester Drive, Portland, OR 97222, or by telephoning us at (971) 888-4264.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.eastsidedistilling.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

80

EASTSIDE DISTILLING, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Eastside Distilling, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Eastside Distilling, Inc. and Subsidiary (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the two years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eastside Distilling, Inc. and Subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the two years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ BPM LLP

San Francisco, California
March 31, 2017 – except for Note 11 “Reverse stock splits” for which the date is June 15, 2017

F-2

EASTSIDE DISTILLING, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2016 and 2015

	December 31,
	2016	2015
Assets
Current assets:
Cash	$1,088,066	$141,317
Trade receivables, net	344,955	142,206
Inventories	780,037	683,824
Prepaid expenses and current assets	187,714	163,506
Total current assets	2,400,772	1,130,853
Property and equipment - net	99,216	112,005
Deposits	48,000	49,000
Total Assets	$2,547,988	$1,291,858

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$457,034	$1,300,532
Accrued liabilities	523,702	563,814
Deferred revenue	2,126	727
Current portion of notes payable	4,537	4,098
Related party note payable	-	12,500
Convertible notes payable - net of debt discount	-	455,958
Total current liabilities	987,399	2,337,629
Note payable - less current portion and debt discount	427,756	17,842
Total liabilities	1,415,155	2,355,471

Commitments and contingencies (Note 9)

Stockholders’ (deficit) equity:
Series A convertible preferred stock, $0.0001 par value; 3,000 shares authorized; 300 and 0 shares issued and outstanding at December 31, 2016 and 2015, respectively (liquidation value of $750,000 at December 31, 2016)	245,838	-
Common stock, $0.0001 par value; 15,000,000 shares authorized; 2,542,504 and 769,917 shares issued and outstanding at December 31, 2016 and 2015, respectively	254	77
Additional paid-in capital	13,699,785	6,498,061
Accumulated deficit	(12,813,044)	(7,561,751)
Total stockholders’ equity (deficit)	1,132,833	(1,063,613)
Total Liabilities and Stockholders’ Equity (Deficit)	$2,547,988	$1,291,858

The accompanying notes are an integral part of these consolidated financial statements.

F-3

EASTSIDE DISTILLING, INC. AND SUBSIDIARY

Consolidated Statements of Operations

Years ended December 31, 2016 and 2015

	Years Ended December 31,
	2016	2015
Sales	$3,042,527	$2,326,664
Less excise taxes, customer programs and incentives	934,221	624,046
Net sales	2,108,306	1,702,618
Cost of sales	1,280,344	870,390
Gross profit	827,962	832,228
Operating expenses:
Advertising, promotion and selling expenses	1,244,152	923,310
General and administrative expenses	3,881,771	3,450,436
Loss from operations	(4,297,961)	(3,541,518)
Other income (expense), net
Interest expense	(862,468)	(112,458)
Gain on spin-off of subsidiary	-	52,890
Other income (expense)	(39,190)	20
Total other expense, net	(901,658)	(59,548)
Loss before income taxes	(5,199,619)	(3,601,066)
Provision for income taxes	-	-
Net loss	$(5,199,619)	$(3,601,066)

Dividends on convertible preferred stock	(51,674)	-

Net loss available to common stockholders	$(5,251,293)	$(3,601,066)

Basic and diluted net loss per common share	$(4.21)	$(4.72)

Basic and diluted weighted average common shares outstanding	1,247,281	762,506

The accompanying notes are an integral part of these consolidated financial statements.

F-4

EASTSIDE DISTILLING, INC. AND SUBSIDIARY

Consolidated Statements of Stockholder’s (Deficit) Equity

Years ended December 31, 2016 and 2015

	Convertible Series A						Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance, January 1, 2015	-	$-	758,542	$76	$5,542,717	$(3,960,685)	$1,582,108
Issuance of common stock in exchange for services, net of issuance costs	-	-	9,264	1	671,974	-	671,975
Stock-based compensation	-	-	-	-	140,370	-	140,370
Shares issued for payoff of trade debt, net	-	-	2,111	1	142,999	-	143,000
Net loss	-	-	-	-	-	(3,601,066)	(3,601,066)
Balance, December 31, 2015	-	-	769,917	77	6,498,061	(7,561,751)	(1,063,613)
Issuance of common stock, net of issuance cost of $23,762, with detachable warrants	-	-	933,334	93	3,016,145	-	3,016,238
Issuance of common stock from warrant exercise for cash	-	-	188,261	19	734,197	-	734,216
Issuance of common stock for services rendered	-	-	38,395	4	284,274	-	284,278
Issuance of Series A convertible Preferred stock, net of issuance cost of $69,528, with detachable warrants	972	756,835	-	-	145,637	-	902,472
Stock-based compensation	-	-	21,167	2	374,685	-	374,687
Issuance of common stock for note payable	-	-	410,137	41	1,348,961	-	1,349,002
Issuance of detachable warrants on notes payable	-	-	-	-	506,622	-	506,622
Cumulative dividend on Series A preferred	-	51,674	-	-	-	(51,674)	-
Issuance of common stock for Series A preferred dividend	-	(17,759)	4,268	1	17,759	-	-
Common shares issued for preferred conversion	(672)	(544,912)	177,000	18	544,894	-	-
Beneficial conversion feature of convertible debt	-	-	-	-	228,550	-	228,550
Adjustment of shares for reverse stock-split	-	-	26	-	-	-	-
Net loss	-	-	-	-	-	(5,199,619)	(5,199,619)
Balance, December 31, 2016	300	$245,838	2,542,504	$254	$13,699,785	$(12,813,044)	$1,132,833

The accompanying notes are an integral part of these consolidated financial statements.

F-5

EASTSIDE DISTILLING, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2016 and 2015

	Years Ended December 31,
	2016	2015
Cash Flows From Operating Activities
Net loss	$(5,199,619)	$(3,601,066)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	21,991	19,277
Amortization of debt issuance costs	116,750	16,750
Amortization of beneficial conversion feature	228,550	-
Issuance of common stock in exchange for services	265,065	671,920
Issuance of common stock for payoff of trade debt	19,212	142,987
Stock-based compensation	374,687	140,370
Cumulative dividend on preferred stock	39,200	-
Gain on spin-off of subsidiary	-	(52,890)
Changes in operating assets and liabilities:
Trade receivables	(202,749)	(4,265)
Inventories	(96,213)	(306,804)
Prepaid expenses and other assets	(23,208)	155,391
Accounts payable	(843,498)	1,133,166
Accrued liabilities	343,762	502,074
Deferred revenue	1,399	(4,688)
Net cash used in operating activities	(4,954,671)	(1,187,778)
Cash Flows From Investing Activities
Purchases of property and equipment	(9,202)	(50,076)
Net cash used in investing activities	(9,202)	(50,076)
Cash Flows From Financing Activities
Proceeds from preferred stock, net of issuance costs of $69,528, with detachable warrants	429,572	-
Proceeds from common stock, with detachable warrants – related party	565,000	-
Proceeds from common stock, net of issuance costs of $23,762, with detachable warrants	2,451,238	-
Payments on convertible notes payable	(141,904)	(4,892)
Proceeds from notes payable with warrants issued – related party	295,000	-
Proceeds from notes payable with warrants issued	1,405,000	-
Proceeds from convertible notes payable, net of issuance costs	185,000	289,273
Proceeds from (repayment of) related party note payable	(12,500)	12,500
Proceeds from warrant exercise – related party	50,000	-
Proceeds from warrant exercise	684,216	-
Net cash provided by financing activities	5,910,622	296,881
Net (decrease) increase in cash	946,749	(940,973)
Cash - beginning of year	141,317	1,082,290
Cash - end of year	$1,088,066	$141,317

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$91,237	$4,593
Income taxes	$-	$-
Supplemental Disclosure of Non-Cash Financing Activity
Stock issued for payment of trade debt	$19,212	$-
Series A preferred issued in exchange for compensation – related party	$423,000	$-
Series A preferred issued in exchange of debt	$50,000	$-
Common stock issued in exchange of notes payable	$196,330	$-
Common stock issued in exchange for dividend	$17,759	$-
Stock-based compensation recorded as prepaid expenses and other long-term assets	$-	$65,625
Conversion of accounts payable to common stock	$-	$142,987
Exchange of warrant exercise used to repay notes payable – related party	$169,999	$-
Exchange of warrant exercise used to repay notes payable	$401,148	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

1.	Description of Business

We are a Portland, Oregon-based producer and marketer of craft spirits, founded in 2008. Our products span several alcoholic beverage categories, including bourbon, American whiskey, vodka and rum. As a small business in the large, international spirits marketplace dominated by massive conglomerates, we rely heavily on our creativity. Our mission is to be an innovator in creating spirits that offer better value than comparable spirits, for example our Burnside Bourbon and Portland Potato Vodka, and in creating imaginative spirits that offer an unusual taste experience, for example our cold-brewed coffee rum, Oregon oak aged whiskeys, Marionberry Whiskey and Peppermint Bark holiday liquor. Our strategy is to expand from our local base in the Pacific Northwest by using major spirits distributors, such as Southern Glazer Wines and Spirits, to address the demand for premium and high-end craft spirits. In late 2016, to aid us in this strategy, we retained Sandstrom Partners, a Portland-based firm specializing in spirits branding, and tasked them with reviewing our current product portfolio, as well as our new ideas, and advising us on marketing, creation of brand awareness and product positioning, locally and nationally. We also intend to capitalize on our uniqueness as a publicly-traded craft spirit producer, with access to the public markets, to support our growth, including by making strategic acquisitions.

We currently sell our products in 22 states (Oregon, California, Washington, Florida, Nevada, Texas, Virginia, Indiana, Illinois, New York, New Jersey, Massachusetts, Connecticut, Minnesota, Georgia, Pennsylvania, Rhode Island, New Hampshire, Maine, Idaho, Vermont and Maryland) as well as Ontario, Canada. The Company also generates revenue from tastings, tasting room tours, private parties, and merchandise sales from its facilities in Oregon. The Company is subject to the Oregon Liquor Control Commission (OLCC) and the Alcohol and Tobacco Tax and Trade Bureau (TTB).

On October 31, 2014, Eurocan Holdings Ltd. (Eurocan) consummated the acquisition (the Acquisition) of Eastside Distilling, LLC (the LLC) pursuant to an Agreement and Plan of Merger (the Agreement) by and among Eurocan, the LLC, and Eastside Distilling, Inc., Eurocan’s wholly-owned subsidiary. Pursuant to the Agreement, the LLC merged with and into Eastside Distilling, Inc. The merger consideration for the Acquisition consisted of 533,334 shares of Eurocan’s common stock. In addition, certain of Eurocan’s stockholders cancelled an aggregate of 415,167 shares of Eurocan’s common stock held by them. As a result, on October 31, 2014, Eurocan had 666,667 shares of common stock issued and outstanding, of which 533,334 shares were held by the former members of the LLC. Consequently, for accounting purposes, the transaction was accounted for as a reverse acquisition, with the LLC as the acquirer of Eurocan. These consolidated financial statements are presented as a continuation of the operations of the LLC with one adjustment to retroactively adjust the legal common stock of Eastside Distilling, Inc. to reflect the legal capital of Eurocan prior to the Acquisition.

Subsequent to the Acquisition, Eastside Distilling, Inc. merged with and into Eurocan, and Eurocan’s name was officially changed to Eastside Distilling, Inc. (Eastside). Prior to the Acquisition, Michael Williams Web Design, Inc. (MWWD) was a wholly-owned subsidiary of Eurocan and constituted the majority of Eurocan’s operations. Pursuant to the Agreement and subsequent activity, MWWD became a wholly-owned subsidiary of Eastside on October 31, 2014. MWWD’s operations were not significant. Eastside and MWWD are collectively referred to herein as “the Company”.

On February 3, 2015, the Company entered into a Separation and Share Transfer Agreement (Share Transfer) with MWWD under which substantially all assets and liabilities of MWWD were transferred to Michael Williams in consideration of MWWD’s and Mr. Williams’ full release of all claims and liabilities related to MWWD and the MWWD business. Following the Share Transfer, MWWD ceased to be a subsidiary. As a result of the Share Transfer, the Company recorded a gain of $52,890, which is included in other income (expense) in the accompanying consolidated statement of operations for the year ended December 31, 2015. This gain is primarily the result of the transfer of net liabilities to Michael Williams. The results for the year ended December 31, 2015 referred to in these consolidated financial statements include both the results of Eastside and MWWD (through February 3, 2015).

2.	Liquidity

Historically, the Company has funded its cash and liquidity needs through convertible notes, extended credit terms, and equity raisings. For the years ended December 31, 2016 and 2015, the Company incurred a net loss of approximately $5.3 and $3.6 million in 2016 and 2015, respectively, and has an accumulated deficit of approximately $12.8 million as of December 31, 2016. The Company has been dependent on raising capital from debt and equity financings to meet its needs for cash flow used in operating activities. For the year ended December 31, 2016, the Company raised approximately $5.9 million in cash flow from financing activities to meet cash flow used in operating activities.

At December 31, 2016, the Company has approximately $1.1 million of cash on hand with a positive working capital of $1.4 million. The Company’s ability to meet its ongoing operating cash needs is dependent on generating positive operating cash flow, primarily through increased sales, improved profit growth and controlling expenses. Management has taken actions to improve profitability, reduce headcount, reduce rent, reduce professional fees and increase sales. In addition, through March 31, 2017, the Company has raised an additional $967,750 in cash through equity offerings (see Note 14, Subsequent Events). Also in March 2017, the Company acquired a small distillery bottling and production support business (stock purchase transaction) that is expected to improve operating results (see Note 14, Subsequent Events). Management believes that cash on hand and the most recent equity raise and acquisition will be sufficient to meet their operating activities to meet their near-term cash needs over the next twelve months.

3.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements for Eastside Distilling, Inc. were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The consolidated financial statements include the accounts of Eastside Distilling, Inc. and its wholly-owned subsidiary MWWD (through February 3, 2015). All intercompany balances and transactions have been eliminated in consolidation.

Segment Reporting

The Company determined its operating segment on the same basis that it uses to evaluate its performance internally. The Company has one business activity, marketing and distributing hand-crafted spirits, and operates as one segment. The Company’s chief operating decision makers, its chief executive officer and chief financial officer, review the Company’s operating results on an aggregate basis for purposes of allocating resources and evaluating financial performance.

F-7

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Net revenue includes product sales, less excise taxes and customer programs and incentives. The Company records revenue when all four of the following criteria are met: (i) there is persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured.

The Company recognizes sales when merchandise is shipped from a warehouse directly to wholesale customers (except in the case of a consignment sale). For consignment sales, which include sales to the Oregon Liquor Control Commission (OLCC), the Company recognizes sales upon the consignee’s shipment to the customer. Postage and handling charges billed to customers are also recognized as sales upon shipment of the related merchandise. Shipping terms are generally FOB shipping point, and title passes to the customer at the time and place of shipment or purchase by customers at a retail location. For consignment sales, title passes to the consignee concurrent with the consignee’s shipment to the customer. The customer has no cancellation privileges after shipment or upon purchase at retail locations, other than customary rights of return. The Company excludes sales tax collected and remitted to various states from sales and cost of sales. Sales from items sold through the Company’s retail location are recognized at the time of sale.

Revenue received from online merchants who sell discounted gift certificates for the Company’s merchandise and tastings is deferred until the customer has redeemed the discounted gift certificate or the gift certificate has expired, whichever occurs earlier.

Customer Programs and Incentives

Customer programs and incentives, which include customer promotional discount programs, customer incentives and other payments, are a common practice in the alcohol beverage industry. The Company makes these payments to customers and incurs these costs to promote sales of products and to maintain competitive pricing. Amounts paid in connection with customer programs and incentives are recorded as reductions to net revenue or as advertising, promotional and selling expenses in accordance with ASC Topic 605-50, Revenue Recognition - Customer Payments and Incentives, based on the nature of the expenditure. Amounts paid to customers totaled $136,786 and $3,184 in years 2016 and 2015, respectively.

Advertising, Promotional and Selling Expenses

The following expenses are included in advertising, promotions and selling expenses in the accompanying consolidated statements of operations: media advertising costs, special event costs, tasting room costs, sales and marketing expenses, salary and benefit expenses, travel and entertainment expenses for the sales, brand and sales support workforce and promotional activity expenses.

Cost of Sales

Cost of sales consists of the costs of ingredients utilized in the production of spirits, manufacturing labor and overhead, warehousing rent, packaging, and in-bound freight charges. Ingredients account for the largest portion of the cost of sales, followed by packaging and production costs.

Shipping and Fulfillment Costs

Freight costs incurred related to shipment of merchandise from the Company’s distribution facilities to customers are recorded in cost of sales.

Cash and Cash Equivalents

Cash equivalents are considered to be highly liquid investments with maturities of three months or less at the time of the purchase. The Company had no cash equivalents at December 31, 2016 and 2015.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. At December 31, 2016, three distributors represented 91% of trade receivables. At December 31, 2015, one distributor, the Oregon Liquor Control Commission (OLCC), represented 67% of trade receivables. Sales to two distributors accounted for approximately 46% of consolidated net sales for the year ended December 31, 2016. Sales to one distributor, the OLCC, accounted for approximately 40% of consolidated net sales for the year ended December 31, 2015.

F-8

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Fair Value Measurements

GAAP defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements. GAAP permits an entity to choose to measure many financial instruments and certain other items at fair value and contains financial statement presentation and disclosure requirements for assets and liabilities for which the fair value option is elected. At December 31, 2016 and December 31, 2015, management has not elected to report any of the Company’s assets or liabilities at fair value under the “fair value option” provided by GAAP.

The hierarchy of fair value valuation techniques under GAAP provides for three levels: Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, generally would require significant management judgment. The three levels for categorizing assets and liabilities under GAAP’s fair value measurement requirements are as follows:

Level 1:	Fair value of the asset or liability is determined using unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:	Fair value of the asset or liability is determined using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Fair value of the asset or liability is determined using unobservable inputs that are significant to the fair value measurement and reflect management’s own assumptions regarding the applicable asset or liability.

None of the Company’s assets or liabilities were measured at fair value at December 31, 2016 and 2015. However, GAAP requires the disclosure of fair value information about financial instruments that are not measured at fair value. Financial instruments consist principally of trade receivables, accounts payable, accrued liabilities, note payable, and convertible note payable. The estimated fair value of trade receivables, accounts payable, and accrued liabilities approximates their carrying value due to the short period of time to their maturities. At December 31, 2016 and 2015, the Company’s note payable and convertible notes payable are at fixed rates and their carrying value approximates fair value.

Inventories

Inventories primarily consist of bulk and bottled liquor and merchandise and are stated at the lower of cost or market. Cost is determined using an average costing methodology, which approximates cost under the first-in, first-out (FIFO) method. A portion of inventory is held by certain independent distributors on consignment until it is sold to a third party. The Company regularly monitors inventory quantities on hand and records write-downs for excess and obsolete inventories based primarily on the Company’s estimated forecast of product demand and production requirements. Such write-downs establish a new cost basis of accounting for the related inventory. The Company has recorded no write-downs of inventory for the years ended December 31, 2016 and 2015.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Amortization of leasehold improvements is computed using the straight-line method over the life of the lease or the useful lives of the assets, whichever is shorter. The cost and related accumulated depreciation and amortization of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is reported as current period income or expense. The costs of repairs and maintenance are expensed as incurred.

Long-lived Assets

The Company accounts for long-lived assets, including property and equipment, at amortized cost. Management reviews long-lived assets for probable impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If there is an indication of impairment, management would prepare an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these estimated cash flows were less than the carrying amount of the asset, an impairment loss would be recognized to write down the asset to its estimated fair value.

F-9

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Income Taxes

The provision for income taxes is based on income and expenses as reported for financial statement purposes using the “asset and liability method” for accounting for deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. At December 31, 2016 and 2015, the Company established valuation allowances against its net deferred tax assets.

Income tax positions that meet the “more-likely-than-not” recognition threshold are measured at the largest amount of income tax benefit that is more than 50 percent likely to be realized upon settlement with the applicable taxing authority. The portion of the benefits associated with income tax positions taken that exceeds the amount measured as described above would be reflected as a liability for unrecognized income tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized income tax benefits would be classified as additional income taxes in the accompanying consolidated statements of operations. There were no unrecognized income tax benefits, nor any interest and penalties associated with unrecognized income tax benefits, accrued or expensed at and for the years ended December 31, 2016 and 2015.

The Company files federal income tax returns in the U.S. and various state income tax returns. The Company is no longer subject to examinations by the related tax authorities for the Company’s U.S. federal and state income tax returns for years prior to 2011.

Advertising

Advertising costs are expensed as incurred. Advertising expense was approximately $297,000 and $389,000 for the years ended December 31, 2016 and 2015, respectively.

Comprehensive Income

The Company does not have any reconciling other comprehensive income (expense) items for the years ended December 31, 2016 and 2015.

Excise Taxes

The Company is responsible for compliance with the TTB regulations, which includes making timely and accurate excise tax payments. The Company is subject to periodic compliance audits by the TTB. Individual states also impose excise taxes on alcohol beverages in varying amounts. The Company calculates its excise tax expense based upon units produced and on its understanding of the applicable excise tax laws. Excise taxes totaled $797,435 and $620,862 in years 2016 and 2015, respectively.

Stock-Based Compensation

The Company recognizes as compensation expense all stock-based awards issued to employees. The compensation cost is measured based on the grant-date fair value of the related stock-based awards and is recognized over the service period of stock-based awards, which is generally the same as the vesting period. The fair value of stock options is determined using the Black-Scholes valuation model, which estimates the fair value of each award on the date of grant based on a variety of assumptions including expected stock price volatility, expected terms of the awards, risk-free interest rate, and dividend rates, if applicable. Stock-based awards issued to nonemployees are recorded at fair value on the measurement date and are subject to periodic market adjustments as the underlying stock-based awards vest. Stock-based compensation was $374,687 and $140,370 in fiscal years 2016 and 2015, respectively.

Accounts Receivable Factoring Program

We use an accounts receivable factoring program with certain customer accounts. Under this program, we have the option to sell those customer receivables in advance of payment for 75% of the amount due. When the customer remits payment, we then receive the remaining 25%. We are charged interest on the advanced 75% payment at a rate of 1.5% per month. Under the terms of the agreement with the factoring provider, any factored invoices have recourse should the customer fail to pay the invoice. Thus, we record factored amounts as a liability until the customer remits payment and we receive the remaining 25% of the non-factored amount. During the year ended December 31, 2016, we factored invoices totaling $542,083 and received total proceeds of $406,562. At December 31, 2016, we had factored invoices outstanding of $171,150, and we incurred fees associated with the factoring program of $48,601 during 2016. Comparatively, during the year ended December 31, 2015, we factored invoices totaling $99,258 and received total proceeds of $74,444. At December 31, 2015, we had $17,601 in factored invoices outstanding, and we incurred fees associated with the factoring program of $5,867 during 2015.

F-10

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Recent Accounting Pronouncements

In March 2016, the Financial Accounting Standard Boards (the “FASB”) issued Accounting Standard Update (“ASU”) No. 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting.” ASU 2016-09, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company does not plan to early adopt. We are currently evaluating the impact ASU 2015-11 will have on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date:

-	A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and

-	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. We are currently evaluating the impact ASU 2016-02 will have on the Company’s condensed consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 will supersede virtually all existing revenue guidance. Under this update, an entity is required to recognize revenue upon transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity will need to use more judgment and make more estimates than under the current guidance. ASU 2014-09 is to be applied retrospectively either to each prior reporting period presented in the financial statements, or only to the most current reporting period presented in the financial statements with a cumulative effect adjustment to retained earnings. The Company will elect to apply the impact (if any) of applying ASU 2014-09 to the most current reporting period presented in the financial statements with a cumulative effect adjustment to retained earnings. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. ASU 2015-14 defers the effective date of ASU 2014-09 for one year, making it effective for the year beginning December 31, 2017, with early adoption permitted as of January 1, 2017. The Company currently expects to adopt ASU 2014-09 in the first quarter of 2018. The Company does not expect adoption of ASU 2014-09 to have a material impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern. The new guidance explicitly requires that management assess an entity’s ability to continue as a going concern and may require additional detailed disclosures. ASU 2014-15 is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. We have adopted as of December 31, 2016.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330), Simplifying the Measurement of Inventory. ASU 2015-11 is part of the FASB’s initiative to simplify accounting standards. The guidance requires an entity to recognize inventory within scope of the standard at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. ASU 2015-11 will be effective prospectively for the year beginning January 1, 2017. The Company is currently evaluating the impact of ASU 2015-11 and has preliminarily concluded that it will not have a significant impact on the consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, simplifying the presentation of debt issuance costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 is effective for annual and interim periods beginning after December 15, 2015 and early application is permitted. We have early adopted as of December 31, 2015.

F-11

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Reclassifications

Certain prior period amounts have been reclassified to conform to the December 31, 2016 presentation with no changes to net loss or total stockholders’ equity (deficit) previously reported.

4.	Inventories

Inventories consist of the following at December 31:

	2016	2015
Raw materials	$439,739	$415,953
Finished goods	340,298	248,713
Other	-	19,158
Total inventories	$780,037	$683,824

5.	Property and Equipment

Property and equipment consists of the following at December 31:

	2016	2015
Furniture and fixtures	$70,140	$64,288
Leasehold improvements	8,607	8,607
Vehicles	38,831	38,831
Construction In Progress	34,603	31,253
Total cost	152,181	142,979
Less accumulated depreciation and amortization	(52,965)	(30,974)
Total property and equipment, net	$99,216	$112,005

Depreciation and amortization expense totaled $21,991 and $19,277 for the years ended December 31, 2016 and 2015, respectively.

6.	Notes Payable

Notes payable consists of the following at December 31:

	2016	2015
Notes payable bearing interest at 7.99%. The note is payable in monthly principal plus interest payments of $472 through December, 2020. The note is secured by a vehicle.	$16,642	$21,940
Notes payable bearing interest at 8%. The notes have a 2-year maturity and are due at various dates between September 19, 2018 – October 19, 2018, and pay interest only on a monthly basis	547,500
Total note payable	564,142	21,940
Less current portion	(4,537)	(4,098)
Less debt discount for detachable warrant	(131,849)
Total notes payable, less current portion and debt discount	$427,756	$17,842

Maturities on notes payable as of December 31, 2016, are as follows:

Year ending December 31:

2017	$4,537
2018	554,915
2019	4,690
Thereafter	-
$564,142

F-12

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

7.	Convertible Notes Payable

There were no convertible notes payable outstanding at December 31, 2016. At December 31, 2015, convertible notes payable consisted of three separate notes:

December 31, 2015
Convertible note bearing interest at 5% per annum in the principal amount of $150,000. The original maturity date of June 13, 2015 was extended to April 1, 2016 during the period ended December 31, 2015 and was further extended to July 1, 2016. The note was convertible into shares of the Company’s common stock at a fixed conversion price of $8.00 per share. On July 1, 2016, the Company paid the outstanding amount under this Note, including interest in full.	$150,000

Secured Convertible promissory note, bearing interest at 14% per annum in the principal amount of $275,000 (the “Note”), payable in six installments (“Amortization Payments”) as set forth in an Amortization Schedule beginning the 30th day after issuance and each 30-days thereafter. The Note is convertible at a price per share equal to the lesser of (i) the Fixed Conversion Price (currently $3.00) or (ii) 65% of the lowest trading price of the Company’s common stock during the 5 trading days prior to conversion. The note was issued with an original issue discount, which is amortized over the life of the loan. The Note is secured by all of the Company’s assets pursuant to the terms and conditions of an Amended and Restated Pledge and Security Agreement.(1)	272,708

Convertible note bearing interest at 0% per annum. The note was converted into Company’s preferred equity financing on April 4, 2016.	50,000
Total convertible notes payable	472,708

Less discount on convertible debt	16,750

Total convertible notes payable – net of debt discount	$455,958

(1)	On April 14, 2016, this note (the “Initial Note”) was transferred to MR Group I, LLC (“Investor”). In addition, on April 14, 2016, the Company issued and sold to Investor a convertible promissory note dated April 18, 2016, bearing interest at 14% per annum in the principal amount of $300,000 (the “Additional Note”, together with the Initial Note, the “Notes”). The Additional Note had a maturity date of January 18, 2017 and an original issue discount of $100,000. On May 13, 2016, the Company entered into Exchange Agreement (the “Exchange Agreement”) with the Investor pursuant to which the Company (i) issued Investor a 14% secured convertible promissory note dated May 13, 2016 in the aggregate principal amount of $219,200 with an August 31, 2016 maturity date (the “Note”) in exchange for a previously issued 14% secured convertible promissory note dated September 10, 2015 in the original principal amount of $275,000 (with current outstanding principal and interest of $197,208 and $21,992, respectively) with a May 10, 2016 maturity date held by Investor and (ii) issued Investor a 14% secured convertible promissory note dated May 13, 2016 in the aggregate principal amount of $302,647 with an April 30, 2017 maturity date (the “Second Note”, together with the Note, the “Exchange Notes”) in exchange for a previously issued 14% secured convertible promissory note dated April 18, 2016 in the original principal amount of $300,000 (with current outstanding principal and interest of $300,000 and $2,647, respectively) with a May 10, 2016 maturity date held by Investor. During the June period, $196,330 of the note was converted into common shares. On June 6, 2016, the Company paid the remaining outstanding amount under this Note ($100,000) in full, and on June 28, 2016, the Company paid the outstanding amount under the Second Note ($306,378) in full.

Amortization of the debt discount and beneficial conversion feature of the convertible notes totaled $359,688 for the fiscal year ended December 31, 2016. Amortization of the debt discount was $16,750 for the year ended December 31, 2015 and was recorded as other expense in the consolidated statement of operations.

F-13

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

8.	Income Taxes

The provision for income taxes results in effective tax rates which are different than the federal income tax statutory rate. The nature of the differences for the year ended December 31 were as follows:

	2016	2015
Expected federal income tax benefit	$(1,774,361)	$(1,200,378)
State income taxes after credits	(344,435)	(233,015)
Change in valuation allowance	2,118,795	1,442,900
Other	-	(9,507)
Total provision for income taxes	$-	$-

The components of the net deferred tax assets and liabilities at December 31 consisted of the following:

	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$3,557,909	1,582,317
Stock-based compensation	213,181	61,050
Total deferred tax assets	3,771,090	1,643,367

Deferred tax liabilities:
Depreciation and amortization	(70,816)	(61,888)
Total deferred tax liabilities	(70,816)	(61,888)
Valuation allowance	(3,700,274)	(1,581,479)
Net deferred tax assets	$-	-

At December 31, 2016, the Company has a cumulative net operating loss carryforward (NOL) of approximately $3.6 million, to offset against future income for federal and state tax purposes. These federal and state NOLs can be carried forward for 20 and 15 years, respectively. The federal NOLs begin to expire in 2034, and the state NOLs begin to expire in 2029. The utilization of the net operating loss carryforwards may be subject to substantial annual limitation due to ownership change provisions of the Internal Revenue code of 1986 and similar state provisions. In general, if the Company experiences a greater than 50 percentage aggregate change in ownership of certain significant stockholders over a three-year period (a “Section 382 ownership change”), utilization of its pre-change NOL carryforwards are subject to an annual limitation under Section 382 of the Internal Revenue Code (and similar state laws). The annual limitation generally is determined by multiplying the value of the Company’s stock at the time of such ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of the NOL carryforwards before utilization and may be substantial.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the realizability of the deferred tax assets, management has determined a full valuation allowance is appropriate.

9.	Commitments and Contingencies

Operating Leases

The Company leases its warehouse, kiosks, and tasting room space under operating lease agreements which expire through October 2020. Monthly lease payments range from $1,300 to $24,000 over the terms of the leases. For operating leases which contain fixed escalations in rental payments, the Company records the total rent expense on a straight-line basis over the lease term. The difference between the expense computed on a straight-line basis and actual payments for rent represents deferred rent which is included within accrued liabilities on the accompanying consolidated balance sheets. Retail spaces under lease are subject to monthly percentage rent adjustments when gross sales exceed certain minimums.

F-14

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

At December 31, 2016, future minimum lease payments required under the operating leases are approximately as follows:

For year ending December 31st:

2017	$297,000
2018	272,000
2019	278,000
2020	240,000
Total	$1,087,000

Total rent expense was approximately $416,000 and $384,000 for the years ended December 31, 2016 and 2015, respectively.

Legal Matters

We are not currently subject to any material legal proceedings, however we could be subject to legal proceedings and claims from time to time in the ordinary course of our business. Regardless of the outcome, litigation can, among other things, be time consuming and expensive to resolve, and divert management resources.

10.	Net Loss per Common Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted net loss per common share is computed by dividing net loss by the sum of the weighted average number of common shares outstanding and the potential number of any dilutive common shares outstanding during the period. Potentially dilutive securities consist of the incremental common stock issuable upon exercise of stock options and convertible notes. Potentially dilutive securities are excluded from the computation if their effective is anti-dilutive. There were no dilutive common shares at December 31, 2016 and 2015. The numerators and denominators used in computing basic and diluted net loss per common share in 2016 and 2015 are as follows:

	December 31,
	2016	2015
Net loss available to common stockholders (numerator)	$(5,251,293)	$(3,601,066)
Weighted average shares (denominator)	1,247,281	762,506
Basic and diluted net loss per common share	$(4.21)	$(4.72)

11.	Issuance of Common Stock, Warrants and Convertible Preferred Stock

Reverse Stock Splits

All shares related and per share information in these financial statements has been adjusted to give effect to the 1-for-20 reverse stock split of the Company’s common stock effected on October 18, 2016 and the 1-for-3 reverse stock split of the Company’s common stock effected on June 15, 2017.

Issuance of Common Stock

In the year ended December 31, 2016, the Company issued 21,167 shares of common stock to employees for stock-based compensation of $153,996. Additionally, the Company had $220,691 of stock-based compensation expense related to stock options granted to employees and vested during the year ended December 31, 2016.

In the year ended December 31, 2016, the Company issued 38,395 shares of common stock to eight third-party consultants in exchange for services rendered and trade debt totaling $284,277.

In December, 2016, the Company issued 266,667 shares of its common stock for $1,040,000, including 266,667 warrants for common stock.

In December, 2016, the Company issued 188,261 shares of its common stock for warrant exercises totaling $734,216.

In December 2016, the Company issued 295,513 shares of its common stock upon conversion of 8% convertible promissory notes with an aggregate principal amount converted of $1,152,499.

In December 2016, the Company issued 177,000 shares of its common stock upon conversion of 672 shares of preferred stock.

F-15

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

In July 2016, the Company issued 4,268 shares of its common stock in consideration of $17,759 in accrued and unpaid dividends due at June 30, 2016 for its outstanding Series A Preferred.

From June 4, 2016 to June 22, 2016, the Company issued 666,667 shares of its common stock for $2,000,000, including 666,667 warrants for common stock, net of issuance costs of $23,762.

From April 20, 2016 to June 3, 2016, the Company issued 114,625 shares of its common stock upon conversion of a 14% convertible promissory note. The aggregate principal amount of this note that was converted was $196,503.

In December 2015, the Company entered into management consulting agreements under which it agreed to issue 834 shares of common stock to third-party consultants in exchange for services rendered of $10,500. These shares were issued effective February 18, 2016.

In November 2015, the Company entered into management consulting agreements under which it agreed to issue 1,500 shares of common stock to third-party consultants in exchange for services rendered of $17,100. These shares were issued in February 2016.

In October 2015, the Company entered into a consulting agreement under which it agreed to issue 1,667 shares of common stock to a consultant for services of $45,000. These shares have not been issued.

In August 2015, the Company issued 750 shares of common stock to employees valued at $42,750.

In August 2015, the Company issued 2,250 shares of common stock to two third-party consultants in exchange for services rendered of $128,250.

In July 2015, the Company issued 3,750 shares of common stock to two third-party consultants in exchange for services rendered of $479,250.

In April 2015, the Company issued 625 shares of common stock to a third-party consultant in exchange for services rendered of $65,625.

All shares were fully vested upon issuance.

Issuance of Convertible Preferred Stock

The Company has authorized the issuance of 3,000 shares of Series A convertible preferred stock as of December 31, 2016.

From April 4, 2016 to June 17, 2016, the Company sold 972 shares of its series A convertible preferred stock (“Series A Preferred”) for an aggregate purchase price of $972,000, of which (i) 499 Units were purchased for $499,000 in cash (ii) 423 Units were purchased by certain of our officers in consideration of $423,000 accrued and unpaid salary and (iii) 50 Units were purchased in consideration of cancellation of $50,000 of outstanding indebtedness net of issuance costs of $69,528.

Each share of Series A Convertible Preferred has a stated value of $1,000, which is convertible into shares of the Company’s common stock (the “Common Stock”) at a fixed conversion price equal to $4.50 per share. The Series A Convertible Preferred accrue dividends at a rate of 8% per annum, cumulative. Dividends are payable quarterly in arrears at the Company’s option either in cash or “in kind” in shares of Common Stock; provided, however that dividends may only be paid in cash following the fiscal year in which the Company has net income (as shown in its audited financial statements contained in its Annual Report on Form 10-K for such year) of at least $500,000, to the extent permitted under applicable law out of funds legally available therefore. For ‘in-kind” dividends, holders will receive that number of shares of Common Stock equal to (i) the amount of the dividend payment due such stockholder divided by (ii) 90% of the average of the per share market values during the twenty (20) trading days immediately preceding a dividend date.

In the event of any voluntary or involuntary liquidation, dissolution or winding up, or sale of the Company, each holder of Series A Preferred shall be entitled to receive its pro rata portion of an aggregate payment equal to: (i) $1,000 multiplied by (ii) the total number of shares of Series A Preferred Stock issued under the Series A Certificate of Designation multiplied by (iii) 2.5.

For all matters submitted to a vote of the Company’s stockholders, the holders of the Series A Preferred as a class shall have an aggregate number of votes equal to the product of (x) the number of shares of Common Stock (rounded to the nearest whole number) into which the total shares of Series A Preferred Stock issued under the Series A Certificate of Designation on such date of determination are convertible multiplied by (y) 2.5 (the “Total Series A Votes”), with each holder of Series A Preferred entitled to vote its pro rata portion of the Total Series A Votes. Holders of Common Stock do not have cumulative voting rights. In addition, the holders of Series A Preferred shall vote separately a class to change any of the rights, preferences and privileges of the Series A Preferred.

F-16

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The following table provides various information about the Series A convertible preferred stock.

		Shares			Number of shares
	Shares	Issued and	Net	Conversion	of common stock	Liquidation	Liquidation
	Authorized	Outstanding	Proceeds	Price/Share	Equivalents	Preference	Value/Share
Series A convertible preferred stock	3,000	50	$38,932	$4.50	11,112	$125,000	$2,500

Beneficial conversion feature

The Company evaluated the convertible note and determined that a portion of the note should be allocated to additional paid-in capital as a beneficial conversion feature, since the conversion price on the note as of March 10, 2016 was set at a discount to the fair market value of the underlying stock. As a result, a discount of $228,550 was attributed to the beneficial conversion feature of the note, which amount was then amortized fully during the year ended December 31, 2016.

Warrants

During the year ended December 31, 2016, the Company issued detachable warrants in connection to common stock, Series A preferred stock, and convertible notes payable to purchase 1,435,639 shares of common stock. The Company has determined the warrants are classified as equity on the consolidated balance sheet as of December 31, 2016. The estimated fair value of the warrants after relative fair value allocation at issuance was $2,010,502, based on the Black-Scholes option-pricing model using the weighted-average assumptions below:

Volatility	75%
Risk-free interest rate	1.03%
Expected term (in years)	3.0
Expected dividend yield	-
Fair value of common stock	$5.04

A summary of activity in warrants is as follows:

	Warrants	Weighted Average Remaining Life	Weighted Average Exercise Price	Aggregate Intrinsic Value

Outstanding at December 31, 2015	—	—	$—	$—

Granted	1,435,639		$6.18	$-
Exercised	(483,773)		3.90
Forfeited and cancelled	(105,101)		6.00	-

Outstanding at December 31, 2016	846,765	2.77 years	$6.48	$-

12.	Stock-Based Compensation

On September 8, 2016, the Company adopted the 2016 Equity Incentive Plan (the 2016 Plan). The total number of shares available for the grant of either stock options or compensation stock under the Plan is 166,667 shares, subject to adjustment. The exercise price per share of each stock option shall not be less than 100 percent of the fair market value of the Company’s common stock on the date of grant. At December 31, 2016, there were 142,500 options and 17,817 RSU’s issued under the Plan outstanding, with vesting schedules varying between immediate and three (3) years from the grant date.

On January 29, 2015, the Company adopted the 2015 Stock Incentive Plan (the 2015 Plan). The total number of shares available for the grant of either stock options or compensation stock under the 2015 Plan is 50,000 shares, subject to adjustment. The exercise price per share of each stock option shall not be less than 20 percent of the fair market value of the Company’s common stock on the date of grant. At December 31, 2016, there were 4,802 options issued under the Plan outstanding, which options vest at the rate of at least 25 percent in the first year, starting 6-months after the grant date, and 75% in year two.

F-17

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The Company also issues, from time to time, options which are not registered under a formal option plan. At December 31, 2016, there were 16,667 options outstanding that were not issued under the Plan.

A summary of all stock option activity at and for the years ended December 31, 2016 and 2015 is presented below:

	# of Options		Weighted- Average Exercise Price
Outstanding at December 31, 2014	16,667	(1)	$24.00
Options granted	27,500	(2)	69.60
Options exercised	-		-
Options canceled	(7,500	)(2)	120.00
Outstanding at December 31, 2015	36,667		$38.40
Options granted	142,500	(3)	5.49
Options exercised	-		-
Options canceled	(5,417	)(3)	108.69
Outstanding at December 31, 2016	173,750		$9.24

Exercisable at December 31, 2016	48,325		$14.31

(1) Non-Plan options.

(2) 27,500 options granted under 2015 Stock Incentive Plan; 7,500 non-plan options, which were subsequently canceled under an agreement with the holder.

(3) 142,500 options granted under 2016 Equity Incentive Plan; 5,417 options were canceled under the 2015 Stock Incentive Plan.

The aggregate intrinsic value of options outstanding at December 31, 2016 was $60,900.

At December 31, 2016, there were 125,426 unvested options with an aggregate grant date fair value of $489,230. The unvested options will vest in accordance with the vesting schedule in each respective option agreement, which is generally over a period of 6 to 36 months. The aggregate intrinsic value of unvested options at December 31, 2016 was $60,900. During the year ended December 31, 2016, 34,523 options vested.

The Company uses the Black-Scholes valuation model to measure the grant-date fair value of stock options. The grant-date fair value of stock options issued to employees is recognized on a straight-line basis over the requisite service period. Stock-based awards issued to nonemployees are recorded at fair value on the measurement date and are subject to periodic market adjustments as the underlying stock-based awards vest. To determine the fair value of stock options using the Black-Scholes valuation model, the calculation takes into consideration the effect of the following:

●	Exercise price of the option
●	Fair value of the Company’s common stock on the date of grant
●	Expected term of the option
●	Expected volatility over the expected term of the option
●	Risk-free interest rate for the expected term of the option

The calculation includes several assumptions that require management’s judgment. The expected term of the options is calculated using the simplified method described in GAAP. The simplified method defines the expected term as the average of the contractual term and the vesting period. Estimated volatility is derived from volatility calculated using historical closing prices of common shares of similar entities whose share prices are publicly available for the expected term of the options. The risk-free interest rate is based on the U.S. Treasury constant maturities in effect at the time of grant for the expected term of the options.

F-18

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The following weighted-average assumptions were used in the Black-Scholes valuation model for options granted during the year ended December 31, 2016:

Risk-free interest rate	1.17%
Expected term (in years)	3.38
Dividend yield	-
Expected volatility	75%

The weighted-average grant-date fair value per share of stock options granted during the year ended December 31, 2016 was $2.91. The aggregate grant date fair value of the 142,500 options granted during the year ended December 31, 2016 was $414,383.

For the twelve months ended December 31, 2016, total stock option expense related to stock options was $220,691. At December 31, 2016, the total compensation cost related to stock options not yet recognized is approximately $234,391, which is expected to be recognized over a weighted-average period of approximately 2.08 years.

13.	Related Party Transactions

During the years ended December 31, 2016 and 2015, the Company’s chief executive officer paid expenses on behalf of the Company on his personal credit card. These related party advances do not bear interest and are payable on demand. At December 31, 2016 and 2015, the balance due to the chief executive officer was approximately $0 and $27,075, respectively, and is included in accounts payable on the accompanying consolidated balance sheets. The Company also has a note payable due its chief executive officer in the amount of $12,500 at December 31, 2015, that was repaid during fiscal year 2016.

On April 4, 2016, the following officers purchased an aggregate of 423 Units, with each Unit consisting of 1 share of our Series A Preferred and a 3-year warrant to purchase 223 shares of the Company’s common stock at an exercise price of $6.00 per share: (i) the Company’s president and chief executive officer, purchased 185 Units in consideration of $185,000 in accrued and unpaid salary; (ii) the Company’s chief financial officer purchased 97 Units in consideration of $97,000 in accrued and unpaid salary; (iii) the Company’s chief marketing officer and secretary purchased 58 Units in consideration of $58,000 in accrued and unpaid salary and (iv) the Company’s chief branding officer and wife of the Company’s chief executive officer purchased 83 Units in consideration of $83,000 in accrued and unpaid salary. On November 4, 2016, the Company entered into separate agreements with Steven Earles, Steven Shum, Carrie Earles and Martin Kunkel pursuant to which each of such individuals agreed to convert an aggregate of 423 shares of Series A Convertible Preferred Stock at the Conversion Price into an aggregate of 94,000 shares of Common Stock.

Between June 2016 and December 2016, pursuant to subscription agreements, the following securities were purchased by Mr. Wickersham, our Chairman and Chief Executive Officer, or by entities he controls or with whom he has a material relationship:

●	Mr. Wickersham, in his capacity as trustee of The Grover T. Wickersham Employees’ Profit Sharing Plan (“PSP”), purchased in a private placement an aggregate of 83,334 units, each unit consisting of one share of common stock and one common stock purchase warrant (collectively with the Common Stock, the “Common Stock Units”) at a purchase price of $3.00 per Common Stock Unit, for a total purchase price of $250,000. The exercise price of the warrants was temporarily reduced to $3.90 in December 2016, at which time 43,590 warrants were exercised.

●	Mr. Wickersham directly purchased in a private placement an aggregate of 33,334 Common Stock Units at a purchase price of $3.00 per Common Stock Unit for a total purchase price of $100,000. In December 2016, Mr. Wickersham transferred and/or voluntarily cancelled 11,218 of his warrants.

●	Mr. Wickersham, in his capacity as trustee of an education trust established for the benefit of an unrelated minor (“Education Trust”) purchased in a private placement 16,667 Common Stock Units at a purchase price of $3.00 per Unit, for a total purchase price of $50,000. The exercise price of the warrants was temporarily reduced to $3.90 in December 2016, at which time 8,334 of the warrants were exercised.

●	Mr. Wickersham, in his capacity as trustee of the Lindsay Anne Wickersham 1999 Irrevocable Trust (the “Irrevocable Trust”) purchased in a private placement 66,667 Common Stock Units at a purchase price of $3.00 per Common Stock Unit, for a total purchase price of $200,000.

●	In June 2016, the PSP purchased from us a promissory note bearing interest at the rate of 8% per annum (a “Promissory Note”) for aggregate consideration of $50,000, along with a warrant to acquire 8,334 shares of common stock at a price of $6.00 per share. In July 2016, the PSP purchased an additional Promissory Note for aggregate consideration of $120,000, along with a warrant to acquire 20,000 shares of common stock at an exercise price of $6.00 per share.

F-19

Eastside Distilling, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

●	In June 2016, the Grover T. and Jill Z. Wickersham 2000 Charitable Remainder Trust (the “CRUT”) purchased a Promissory Note for aggregate consideration of $50,000, along with a warrant to acquire 8,334 shares of common stock at an exercise price of $6.00 per share. In November 2016, the CRUT purchased an additional Promissory Note for aggregate consideration of $75,000, along with a warrant to acquire 12,500 shares of common stock at an exercise price of $6.00 per share. The exercise price of the warrants was temporarily reduced to $3.90 in December 2016, at which time the warrants were exercised.

In June 2016, pursuant to a Subscription Agreement, Michael M. Fleming, one of our directors, purchased in a private placement an aggregate of 8,334 Units at a purchase price of $3.00 per Unit, each Unit consisting of one share of Common Stock and a warrant to purchase one share of Common Stock at an exercise price of $6.00 per share, for a total purchase price of $25,000.

On September 19, 2016, an entity for which Lawrence Hirson, a former director, serves as manager purchased $150,000 of promissory notes and received 3-year warrants to purchase 25,000 shares of our common stock at an exercise price of $6.00 per share.

14.	Subsequent Events

From January 15, 2017 through February 16, 2017, the Company received additional warrant exercises and subscription documents totaling $217,750 for 55,834 shares issued.

On January 19, 2017, Eastside Distilling, Inc. (the “Company”) received a written letter of resignation from Steven Earles stating that he has resigned, effective immediately, from his position as President and a director of the Company. Mr. Earles did not sit on any committees of the Board of Directors. His resignation from all positions with the Company was not because of any disagreements with the Company on matters relating to its operations, policies and practices. In connection with his resignation, Mr. Earles has agreed to continue working with the Company in a consultant capacity for the foreseeable future. The vacancy on the Company’s Board of Directors resulting from Mr. Earles’ resignation will remain vacant until such time as a new director is identified and appointed. Similarly, the Company has not yet appointed a new President. Grover T. Wickersham continues to serve as the Company’s Chief Executive Officer and Chairman of the Board and, until such time as a new President is appointed, he will assume the functions of that office.

On February 1, 2017, the Company filed an S-1 registration statement for the proposed sale common stock of up to $6.9 million.

On February 7, 2017 we entered into a Lease Termination Agreement with PJM BLDG. II LLC (the “Termination Agreement”), the landlord of our former headquarters and production facilities located at 1805 SE Martin Luther King Jr. Blvd., Portland, Oregon. The Termination Agreement provides that the original lease agreement dated July 17, 2014 (the “Lease”) will terminate on June 30, 2017 rather than October 30, 2020.

On February 17, 2017, the Company entered into a Commercial Sublease Agreement (the “Sublease”) dated February 1, 2017 with MotherLode, LLC, an Oregon limited liability company (“MotherLode”). Under the Sublease, the Company has agreed to sublease from MotherLode a total of 5,000 square feet of MotherLode’s facility located at 2150 SE Hanna Harvester Drive, Milwaukie, OR 97222 (the “Premises”) for $5,000 per month from February 1, 2017 through December 31, 2018. Under the Sublease, the Company is permitted to use the subleased Premises for its distillery operations, including, without limitation, blending, bottling and warehousing. The sublease facilities will be used as the new production facilities upon completion of the tenant improvements. Under the terms of the Sublease, the parties will enter into an addendum to the Sublease within 120 days of the effective date of the Sublease that will describe the tenant improvements to be constructed, any construction requirements and MotherLode’s approval of such tenant improvements. In the event the parties are unable to agree on tenant improvement issues within the stated period, the Company may terminate the Sublease.

On March 8, 2017, the Company completed the acquisition of MotherLode LLC (“MotherLode”), a Portland, Oregon based provider of bottling services and production support to craft distilleries. Since its founding in 2014 by Allen Barteld, the mission of MotherLode has been to enable craft distillers to increase their production and extend their product lines, reducing cost and increasing efficiency, thereby freeing them to focus on their craft. The typical MotherLode customer is a distillery of small batch, hand-crafted spirits, or a premium craft spirit sold as a private label. We plan to relocate much of our own operations to MotherLode’s facility and jointly expand both companies manufacturing resources. Plans are in place for a pneumatic bottling line, allowing for a five times increase in bottling rate, and large volume spirit handling capability. The Company believes the MotherLode operations will be immediately accretive to earnings. In addition to bottling services for distillers and other producers of spirits, MotherLode bottles “private label” craft spirits for customers who have on-premise or off-premise licenses including retail and liquor stores, bars, restaurants, events, and businesses who want to take advantage of the benefits that come from having their brand clearly printed on a label. MotherLode’s premium craft spirits can also be private labeled for corporate gifts, wedding, birthdays and other personal events. We believe that MotherLode can help with new product development and the implementation of Eastside’s spirits branding initiatives in concert with our Portland-based spirits branding firm, Sandstrom Partners. We issued 86,667 shares of common stock to the owners of MotherLode as consideration for the acquisition. Based on the closing share price of our common stock of $4.35 on March 8, 2017, the value of the transaction was $377,000 which is approximately equal to the revenues of MotherLode in 2016. Additionally, Eastside entered into a three-year employment agreement with Allen Barteld and issued standard employee stock options, with vesting over five years. The terms of the acquisition and Mr. Barteld’s employment are more fully set forth in the Form 8-K filed on March 14, 2017.

On March 31, 2017, the Company issued 192,307 shares of its common stock for $750,000, including 192,307 warrants for common stock. This represented an initial closing of the Company’s private offering as filed in the Form 8-K on March 27, 2017.

15.	Selected Quarterly Consolidated Financial Data (unaudited)

The following table sets for the selected unaudited condensed consolidated statements of operations data for each of the four quarters of the years ended December 31, 2016 and 2015. The unaudited quarterly information has been prepared on the same basis as the annual information presented elsewhere herein and, in the Company’s opinion, includes all adjustments (consisting only of normal recurring entries) necessary for a fair statement of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period and should be read in conjunction with the audited consolidated financial statements of the Company’s and the notes thereto included elsewhere herein.

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2016	2016	2016	2016
Net sales	$463,474	$504,311	$607,847	$532,674
Gross profit	207,305	236,095	236,993	147,569
Net loss	(1,014,679)	(1,309,500)	(1,456,049)	(1,419,391)
Net loss available per common share, basic and diluted	(1.34)	(1.38)	(0.92)	(0.57)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2015	2015	2015	2015
Net sales	$325,070	$304,414	$352,081	$721,053
Gross profit	107,208	146,763	184,557	393,700
Net loss	(831,018)	(688,060)	(1,412,612)	(669,376)
Net loss available per common sharebasic and diluted	(1.10)	(0.91)	(1.85)	(0.87)

F-20

Eastside Distilling, Inc. and Subsidiary

Consolidated Balance Sheets

March 31, 2017 and December 31, 2016

(unaudited)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash	$883,715	$1,088,066
Trade receivables	360,126	344,955
Inventories	995,733	780,037
Prepaid expenses and current assets	146,802	187,714
Total current assets	2,386,376	2,400,772
Property and equipment, net	128,560	99,216
Intangible assets, net	373,502	-
Deposits	59,400	48,000
Total Assets	$2,947,838	$2,547,988

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$476,175	$457,034
Accrued liabilities	208,418	523,702
Deferred revenue	1,458	2,126
Current portion of notes payable	-	4,537
Total current liabilities	686,051	987,399
Notes payable - less current portion and debt discount	365,160	427,756
Total liabilities	1,051,211	1,415,155

Commitments and contingencies (Note 9)

Stockholders' equity:
Series A convertible preferred stock, $0.0001 par value; 3,000 shares authorized; 50 and 300 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively (liquidation values of $125,000 and $750,000, respectively)	49,426	245,838
Common stock, $0.0001 par value; 15,000,000 shares authorized; 3,003,451 and 2,542,504 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	300	254
Additional paid-in capital	15,566,800	13,699,785
Accumulated deficit	(13,719,899)	(12,813,044)
Total stockholders' equity	1,896,627	1,132,833
Total Liabilities and Stockholders' Equity	$2,947,838	$2,547,988

F-21

Eastside Distilling, Inc. and Subsidiary

Consolidated Statements of Operations

Three months ended March 31, 2017 and 2016

(unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Sales	$829,669	$621,882
Less excise taxes, customer programs and incentives	217,188	167,120
Net sales	612,481	454,762
Cost of sales	322,913	256,169
Gross profit	289,568	198,593
Operating expenses:
Advertising, promotional and selling expenses	386,132	156,203
General and administrative expenses	726,396	886,011
Loss on disposal of property and equipment	35,534	-
Total operating expenses	1,148,062	1,042,214
Loss from operations	(858,494)	(843,621)
Other income (expense), net
Interest expense	(47,809)	(171,054)
Other income (expense)	4,485	(4)
Total other expense, net	(43,324)	(171,058)
Loss before income taxes	(901,818)	(1,014,679)
Provision for income taxes	-	-
Net loss	(901,818)	(1,014,679)

Dividends on convertible preferred stock	(5,037)	-

Net loss attributable to common stockholders	$(906,855)	$(1,014,679)

Basic and diluted net loss per common share	$(0.35)	$(1.34)

Basic and diluted weighted average common shares outstanding	2,614,324	758,542

F-22

Eastside Distilling, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Three months ended March 31, 2017 and 2016

(unaudited)

	2017	2016
Cash Flows From Operating Activities:
Net loss	$(901,818)	$(1,014,679)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,006	5,574
Loss on disposal of property and equipment	35,534	-
Amortization of debt issuance costs	37,009	11,167
Amortization of beneficial conversion feature	-	148,077
Issuance of common stock in exchange for services	86,317	89,100
Stock-based compensation	158,658	105,839
Changes in operating assets and liabilities:
Trade receivables	(15,171)	(40,974)
Inventories	(112,208)	61,356
Prepaid expenses and other assets	29,512	64,751
Accounts payable	13,961	(7,808)
Accrued liabilities	(466,335)	304,739
Deferred revenue	(668)	1,381
Net cash used in operating activities	(1,126,203)	(271,477)
Cash Flows From Investing Activities:
Cash acquired in acquisition	7,062	-
Purchases of property and equipment	(39,631)	(6,954)
Net cash used in investing activities	(32,569)	(6,954)
Cash Flows From Financing Activities:
Preferred stock deposit	-	151,200
Stock issuance cost related to acquisition	(5,580)	-
Payments of principal on notes payable	(1,716)	(1,286)
Proceeds from common stock, net of issuance costs of $6,033, with detachable warrants	802,467	-
Proceeds from warrant exercise	159,250	-
Net cash provided by financing activities	954,421	149,914
Net decrease in cash	(204,351)	(128,517)
Cash - beginning of period	1,088,066	141,317
Cash - end of period	$883,715	$12,800

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$10,800	$1,380

Supplemental Disclosure of Non-Cash Financing Activity:
Issuance of common stock for the acquisition of MotherLode Craft Distillery, LLC	$377,000	$-
Common stock issued in exchange of notes payable	$87,500	$-

F-23

Eastside Distilling, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

March 31, 2017

(unaudited)

1. Description of Business

We are a Portland, Oregon-based producer and marketer of craft spirits, founded in 2008. Our products span several alcoholic beverage categories, including bourbon, American whiskey, vodka and rum. Unlike many, if not most distillers, we operate several retail tasting rooms in Oregon to market our brands directly to consumers.  Our growth strategy is to build on our local base in the Pacific Northwest and expand selectively to other markets by using major spirits distributors, such as Southern Glazer Wines and Spirits, or regional distributors that focus on craft brands.  As a small company in the large, international spirits marketplace filled with massive conglomerates, we are innovative in exploiting new trends with our products, for example our Coffee Rum with cold brew coffee and low sugar and our gluten free potato vodka. In December of 2016 we retained Sandstrom Partners (an internationally known spirit branding firm that branded St Germain and Bulleit Bourbon), to guide our marketing strategy and branding.  They subsequently became an investor in our Company. We seek to be both a leader in creating spirits that offer better value than comparable spirits, for example our value priced Burnside Bourbon and Portland Potato Vodka, and an innovator in creating imaginative spirits that offer a unique taste experience, for example our cold-brewed coffee rum, Oregon oak aged whiskeys, Marionberry Whiskey and Peppermint Bark holiday liqueur. On May 1, 2017, we acquired Big Bottom Distillery (“BBD”) for its excellent, award winning range of super premium gins and whiskeys, including Navy Proof Gin, Oregon Gin, Delta Rye and initial production of American Single Malt whiskey. BBD’s super premium spirits will expand our tasting room offerings and give us a presence at the “high end” of the market. In addition, through MotherLode Craft Distillery (“MotherLode”), our wholly-owned subsidiary acquired on March 8, 2017, we also provide contract bottling and packaging services for existing and would be spirits producers, some of whom contract with us to blend or distill spirits. As a publicly-traded craft spirit producers, we have access to the public capital markets to support our long-term growth initiatives, including strategic acquisitions.

We currently sell our products in 22 states (Oregon, California, Washington, Florida, Nevada, Texas, Virginia, Indiana, Illinois, New York, New Jersey, Massachusetts, Connecticut, Minnesota, Georgia, Pennsylvania, Rhode Island, New Hampshire, Maine, Idaho, Vermont and Maryland) as well as Canada and China. The Company also generates revenue from tastings, tasting room tours, private parties, and merchandise sales from its facilities in Oregon. The Company is subject to the Oregon Liquor Control Commission (OLCC) and the Alcohol and Tobacco Tax and Trade Bureau (TTB).

2. Liquidity

Historically, the Company has funded its cash and liquidity needs through convertible notes, extended credit terms, and equity raisings. The Company has incurred a net loss of approximately $901,818 and has an accumulated deficit of $13,719,889 for the three months ended March 31, 2017. The Company has been dependent on raising capital from debt and equity financings to meet its needs for cash flow used in operating activities. For the three months ended March 31, 2017, the Company raised $954,421 in cash flow from financing activities to meet cash flow used in operating activities.

At March 31, 2017, the Company has $883,715 of cash on hand with a positive working capital of $1,700,325. The Company’s ability to meet its ongoing operating cash needs is dependent on generating positive operating cash flow, primarily through increased sales, improved profit growth and controlling expenses. Management has taken actions to improve profitability, by reducing headcount, rent, professional fees and increasing sales. In addition, through May 12, 2017, the Company has raised an additional $833,815 in cash through equity and debt offerings (see Note 14, Subsequent Events). Also in May 2017, the Company acquired a small distillery business (stock purchase transaction) that is expected to improve operating results (see Note 14, Subsequent Events). Management believes that cash on hand and the most recent equity raise and acquisition will be sufficient to meet their operating activities to meet their near-term cash needs over the next twelve months.

3. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying condensed consolidated financial statements for Eastside Distilling, Inc. and Subsidiary were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and with instructions for Form 10-Q and, therefore, do not include all disclosures necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with GAAP. However, all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim condensed consolidated financial statements have been included. All such adjustments are of a normal recurring nature. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The unaudited condensed consolidated results of operations for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2017. The condensed consolidated financial statements include the accounts of Eastside Distilling, Inc.’s wholly-owned subsidiary, MotherLode (beginning as of March 8, 2017). All intercompany balances and transactions have been eliminated in consolidation.

F-24

Segment Reporting

The Company determined its operating segment on the same basis that it uses to evaluate its performance internally. The Company has one business activity, producing, marketing and distributing hand-crafted spirits, and operates as one segment. The Company’s chief operating decision makers, its chief executive officer and chief financial officer, review the Company’s operating results on an aggregate basis for purposes of allocating resources and evaluating financial performance.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Net revenue includes product sales, less excise taxes and customer programs and incentives. The Company records revenue when all four of the following criteria are met: (i) there is persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured.

The Company recognizes sales when merchandise is shipped from a warehouse directly to wholesale customers (except in the case of a consignment sale). For consignment sales, which include sales to the Oregon Liquor Control Commission (OLCC), the Company recognizes sales upon the consignee’s shipment to the customer. Postage and handling charges billed to customers are also recognized as sales upon shipment of the related merchandise. Shipping terms are generally FOB shipping point, and title passes to the customer at the time and place of shipment or purchase by customers at a retail location. For consignment sales, title passes to the consignee concurrent with the consignee’s shipment to the customer. The customer has no cancellation privileges after shipment or upon purchase at retail locations, other than customary rights of return. The Company excludes sales tax collected and remitted to various states from sales and cost of sales. Sales from items sold through the Company’s retail location are recognized at the time of sale.

Revenue received from online merchants who sell discounted gift certificates for the Company’s merchandise and tastings is deferred until the customer has redeemed the discounted gift certificate or the gift certificate has expired, whichever occurs earlier.

Customer Programs and Incentives

Customer programs and incentives, which include customer promotional discount programs, customer incentives and other payments, are a common practice in the alcohol beverage industry. The Company makes these payments to customers and incurs these costs to promote sales of products and to maintain competitive pricing. Amounts paid in connection with customer programs and incentives are recorded as reductions to net sales or as advertising, promotional and selling expenses in accordance with ASC Topic 605-50, Revenue Recognition - Customer Payments and Incentives, based on the nature of the expenditure. Amounts paid to customers totaled $40,772 and $8,712 for the three months ended March 31, 2017 and 2016, respectively.

Advertising, Promotional and Selling Expenses

The following expenses are included in advertising, promotions and selling expenses in the accompanying consolidated statements of operations: media advertising costs, special event costs, tasting room costs, sales and marketing expenses, salary and benefit expenses, travel and entertainment expenses for the sales, brand and sales support workforce and promotional activity expenses.

Cost of Sales

Cost of sales consists of the costs of ingredients utilized in the production of spirits, manufacturing labor and overhead, warehousing rent, packaging, and in-bound freight charges. Ingredients account for the largest portion of the cost of sales, followed by packaging and production costs.

Shipping and Fulfillment Costs

Freight costs incurred related to shipment of merchandise from the Company’s distribution facilities to customers are recorded in cost of sales.

Cash and Cash Equivalents

Cash equivalents are considered to be highly liquid investments with maturities of three months or less at the time of the purchase. The Company had no cash equivalents at March 31, 2017 and December 31, 2016.

F-25

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. At March 31, 2017 and December 31, 2016, three customers represented 79% and 91% of trade receivables, respectively. Sales to three customers accounted for approximately 57% of consolidated net sales for the three months ended March 31, 2017. Sales to one customer, the OLCC, accounted for approximately 32% of net sales for the three months ended March 31, 2016.

Fair Value Measurements

GAAP defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements. GAAP permits an entity to choose to measure many financial instruments and certain other items at fair value and contains financial statement presentation and disclosure requirements for assets and liabilities for which the fair value option is elected. At March 31, 2017 and December 31, 2016, management has not elected to report any of the Company’s assets or liabilities at fair value under the “fair value option” provided by GAAP.

The hierarchy of fair value valuation techniques under GAAP provides for three levels: Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, generally would require significant management judgment. The three levels for categorizing assets and liabilities under GAAP’s fair value measurement requirements are as follows:

Level 1:	Fair value of the asset or liability is determined using unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2:

Fair value of the asset or liability is determined using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:

Fair value of the asset or liability is determined using unobservable inputs that are significant to the fair value measurement and reflect management’s own assumptions regarding the applicable asset or liability.

None of the Company’s assets or liabilities were measured at fair value at March 31, 2017 and December 31, 2016. However, GAAP requires the disclosure of fair value information about financial instruments that are not measured at fair value. Financial instruments consist principally of trade receivables, accounts payable, accrued liabilities, note payable, and convertible note payable. The estimated fair value of trade receivables, accounts payable, and accrued liabilities approximates their carrying value due to the short period of time to their maturities. At March 31, 2017 and December 31, 2016, the Company’s note payable and convertible notes payable are at fixed rates and their carrying value approximates fair value.

Items Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities acquired in a business acquisition are valued at fair value at the date of acquisition.

Inventories

Inventories primarily consist of bulk and bottled liquor and merchandise and are stated at the lower of cost or market. Cost is determined using an average costing methodology, which approximates cost under the first-in, first-out (FIFO) method. A portion of inventory is held by certain independent distributors on consignment until it is sold to a third party. The Company regularly monitors inventory quantities on hand and records write-downs for excess and obsolete inventories based primarily on the Company’s estimated forecast of product demand and production requirements. Such write-downs establish a new cost basis of accounting for the related inventory. The Company has recorded no write-downs of inventory for the three months ended March 31, 2017 and 2016.

F-26

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Amortization of leasehold improvements is computed using the straight-line method over the life of the lease or the useful lives of the assets, whichever is shorter. The cost and related accumulated depreciation and amortization of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is reported as current period income or expense. The costs of repairs and maintenance are expensed as incurred.

Long-lived Assets

The Company accounts for long-lived assets, including property and equipment, at amortized cost. Management reviews long-lived assets for probable impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If there is an indication of impairment, management would prepare an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these estimated cash flows were less than the carrying amount of the asset, an impairment loss would be recognized to write down the asset to its estimated fair value.

Income Taxes

The provision for income taxes is based on income and expenses as reported for financial statement purposes using the “asset and liability method” for accounting for deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. At March 31, 2017 and December 31, 2016, the Company established valuation allowances against its net deferred tax assets.

Income tax positions that meet the “more-likely-than-not” recognition threshold are measured at the largest amount of income tax benefit that is more than 50 percent likely to be realized upon settlement with the applicable taxing authority. The portion of the benefits associated with income tax positions taken that exceeds the amount measured as described above would be reflected as a liability for unrecognized income tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized income tax benefits would be classified as additional income taxes in the accompanying condensed consolidated statements of operations. There were no unrecognized income tax benefits, nor any interest and penalties associated with unrecognized income tax benefits, accrued or expensed at and for the three months ended March 31, 2017 and 2016.

The Company files federal income tax returns in the U.S. and various state income tax returns. The Company is no longer subject to examinations by the related tax authorities for the Company’s U.S. federal and state income tax returns for years prior to 2011.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $386,132 and $156,203 for the three months ended March 31, 2017 and 2016, respectively.

Comprehensive Income

The Company does not have any reconciling other comprehensive income items for the three months ended March 31, 2017 and 2016.

Excise Taxes

The Company is responsible for compliance with the TTB regulations, which includes making timely and accurate excise tax payments. The Company is subject to periodic compliance audits by the TTB. Individual states also impose excise taxes on alcohol beverages in varying amounts. The Company calculates its excise tax expense based upon units produced and on its understanding of the applicable excise tax laws. Excise taxes totaled $176,416 and $158,408 for the three months ended March 31, 2017 and 2016, respectively.

Stock-Based Compensation

The Company recognizes as compensation expense all stock-based awards issued to employees. The compensation cost is measured based on the grant-date fair value of the related stock-based awards and is recognized over the service period of stock-based awards, which is generally the same as the vesting period. The fair value of stock options is determined using the Black-Scholes valuation model, which estimates the fair value of each award on the date of grant based on a variety of assumptions including expected stock price volatility, expected terms of the awards, risk-free interest rate, and dividend rates, if applicable. Stock-based awards issued to nonemployees are recorded at fair value on the measurement date and are subject to periodic market adjustments at the end of each reporting period and as the underlying stock-based awards vest. Stock-based compensation was $158,658 and $105,839 for the three months ended March 31, 2017 and 2016, respectively.

F-27

Accounts Receivable Factoring Program

We use an accounts receivable factoring program with certain customer accounts. Under this program, we have the option to sell those customer receivables in advance of payment for 75% of the amount due. When the customer remits payment, we then receive the remaining 25%. We are charged interest on the advanced 75% payment at a rate of 1.5% per month. Under the terms of the agreement with the factoring provider, any factored invoices have recourse should the customer fail to pay the invoice. Thus, we record factored amounts as a liability until the customer remits payment and we receive the remaining 25% of the non-factored amount. We did not factor any invoices during the three months ended March 31, 2017. At March 31, 2017, we had factored invoices outstanding of $59,547, and we incurred fees associated with the factoring program of $2,582 during the three months ended March 31, 2017. During the three months ended March 31, 2016, we factored invoices totaling $117,933 and received total proceeds of $88,450. At March 31, 2016, we had factored invoices outstanding of $79,120, and we incurred fees associated with the factoring program of $4,269 during the three months ended March 31, 2016.

Recent Accounting Pronouncements

In March 2016, the Financial Accounting Standard Boards (the “FASB”) issued Accounting Standard Update (“ASU”) No. 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting.” ASU 2016-09, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. We have adopted as of March 31, 2017.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date:

●	A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and

●	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. We are currently evaluating the impact ASU 2016-02 will have on the Company’s condensed consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 will supersede virtually all existing revenue guidance. Under this update, an entity is required to recognize revenue upon transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity will need to use more judgment and make more estimates than under the current guidance. ASU 2014-09 is to be applied retrospectively either to each prior reporting period presented in the financial statements, or only to the most current reporting period presented in the financial statements with a cumulative effect adjustment to retained earnings. The Company will elect to apply the impact (if any) of applying ASU 2014-09 to the most current reporting period presented in the financial statements with a cumulative effect adjustment to retained earnings. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. ASU 2015-14 defers the effective date of ASU 2014-09 for one year, making it effective for the year beginning December 31, 2017, with early adoption permitted as of January 1, 2017. The Company currently expects to adopt ASU 2014-09 in the first quarter of 2018. The Company does not expect adoption of ASU 2014-09 to have a material impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern. The new guidance explicitly requires that management assess an entity’s ability to continue as a going concern and may require additional detailed disclosures. ASU 2014-15 is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. We have adopted as of December 31, 2016.

F-28

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330), Simplifying the Measurement of Inventory. ASU 2015-11 is part of the FASB’s initiative to simplify accounting standards. The guidance requires an entity to recognize inventory within scope of the standard at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. ASU 2015-11 will be effective prospectively for the year beginning January 1, 2017. We have adopted as of March 31, 2017.

In April 2015, the FASB issued ASU 2015-03, simplifying the presentation of debt issuance costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 is effective for annual and interim periods beginning after December 15, 2015 and early application is permitted. We have early adopted as of December 31, 2015.

Reclassifications

Certain prior period amounts have been reclassified to conform to the March 31, 2017 presentation with no changes to net loss or total stockholders’ equity previously reported.

4. Business Acquisition

For the three months ended March 31, 2017, the Company completed the following acquisition.

MotherLode LLC

On March 8, 2017, the Company completed the acquisition of MotherLode LLC (“MotherLode”), a small Portland, Oregon based provider of bottling services and production support to craft distilleries. The Company’s consolidated financial statements for the three months ended March 31, 2017 include MotherLode’s results of operations from the Acquisition date of March 8, 2017 through March 31, 2017. The Company’s consolidated financial statements reflect the final purchase accounting adjustments in accordance with ASC 805 “Business Combinations”, whereby the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values on the Acquisition date. The Company had approximately $375,000 in revenues (unaudited) in 2016.

The following allocation of the purchase price is as follows:

Consideration given:
86,667 shares of common stock valued at $4.35 per share	$377,000
Assets and liabilities acquired:
Cash	7,062
Inventory	103,488
Property and equipment	46,250
Intangible assets - customer list	376,431
Accounts payable	(5,180)
Customer deposits	(151,051)
$377,000

Intangible assets are recorded at estimated fair value, as determined by management based on available information. The fair values assigned to identifiable intangible assets were determined through the use of the income approach, specifically the relief from royalty and the multi-period excess earning methods. The major assumptions used in arriving at the estimated identifiable intangible asset values included management’s estimates of future cash flows, discounted at an appropriate rate of return which are based on the weighted average cost of capital for both the Company and other market participants, projected customer attrition rates, as well as applicable royalty rates for comparable assets. The useful lives for intangible assets were determined based upon the remaining useful economic lives of the tangible assets that are expected to contribute directly or indirectly to future cash flows. The customer relationships estimated useful life is seven years.

F-29

5. Inventories

Inventories consist of the following at March 31, 2017 and December 31, 2016:

	2017	2016
Raw materials	$533,814	$439,739
Finished goods	461,919	340,298
Total inventories	$995,733	$780,037

6. Property and Equipment

Property and equipment consists of the following at March 31, 2017 and December 31, 2016:

	2017	2016
Furniture and fixtures	$147,721	$70,140
Leasehold improvements	14,907	8,607
Vehicles	12,000	38,831
Construction In-Progress	-	34,603
Total cost	174,928	152,181
Less accumulated depreciation	(46,068)	(52,965)
Property and equipment - net	$128,560	$99,216

Depreciation expense totaled $6,077 and $5,574 for the three months ended March 31, 2017 and 2016, respectively.

7. Intangible Assets

There were no intangible assets at December 31, 2016. At March 31, 2017, intangible assets consist of the following:

2017
Permits and licenses	$25,000
Customer lists	351,431
Total intangible asset	376,431
Less accumulated amortization	(2,929)
Intangible assets - net	$373,502

Amortization expense totaled $2,929 and nil for the three months ended March 31, 2017 and 2016, respectively.

8. Notes Payable

Notes payable consists of the following at March 31, 2017 and December 31, 2016:

	2017	2016
Notes payable bearing interest at 7.99%. The note is payable in monthly principal plus interest payments of $472 through December, 2020. The note is secured by a vehicle.	$-	$16,642
Notes payable bearing interest at 8%. The notes have a 2-year maturity and are due at various dates between September 19, 2018 – October 19, 2018, and pay interest only on a monthly basis	460,000	547,500
Total note payable	460,000	564,142
Less current portion	-	(4,537)
Less debt discount for detachable warrant	(94,840)	(131,849)
Long-term portion of note payable	$365,160	$427,756

F-30

Maturities on notes payable as of March 31, 2017, are as follows:

Year ending December 31:

2017	$-
2018	460,000
Thereafter	-
$460,000

9. Income Taxes

The provision for income taxes results in effective tax rates which are different than the federal income tax statutory rate. The nature of the differences for the three months ended March 31, 2017 and 2016 were as follows:

	2017	2016
Expected federal income tax benefit	$(286,381)	$(344,991)
State income taxes after credits	(59,520)	(66,969)
Change in valuation allowance	345,901	411,960
Total provision for income taxes	$-	$-

The components of the net deferred tax assets and liabilities at March 31, 2017 and December 31, 2016 consisted of the following:

	2017	2016
Deferred tax assets:
Net operating loss carryforwards	$3,843,052	$3,557,909
Stock-based compensation	277,596	213,181
Total deferred tax assets	4,120,648	3,771,090

Deferred tax liabilities:
Depreciation and amortization	(74,473)	(70,816)
Total deferred tax liabilities	(74,473)	(70,816)
Valuation allowance	(4,046,175)	(3,700,274)
Net deferred tax assets	$-	$-

F-31

At March 31, 2017, the Company has a cumulative net operating loss carryforward (NOL) of approximately $3.8 million, to offset against future income for federal and state tax purposes. These federal and state NOLs can be carried forward for 20 and 15 years, respectively. The federal NOLs begin to expire in 2034, and the state NOLs begin to expire in 2029. The utilization of the net operating loss carryforwards may be subject to substantial annual limitation due to ownership change provisions of the Internal Revenue code of 1986 and similar state provisions. In general, if the Company experiences a greater than 50 percentage aggregate change in ownership of certain significant stockholders over a three-year period (a “Section 382 ownership change”), utilization of its pre-change NOL carryforwards are subject to an annual limitation under Section 382 of the Internal Revenue Code (and similar state laws). The annual limitation generally is determined by multiplying the value of the Company’s stock at the time of such ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of the NOL carryforwards before utilization and may be substantial.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the realizability of the deferred tax assets, management has determined a full valuation allowance is appropriate.

10. Commitments and Contingencies

Operating Leases

The Company leases its warehouse, kiosks, and tasting room space under operating lease agreements, which expire through December 2018. Monthly lease payments range from $1,802 to $21,000 over the terms of the leases. For operating leases which contain fixed escalations in rental payments, the Company records the total rent expense on a straight-line basis over the lease term. The difference between the expense computed on a straight-line basis and actual payments for rent represents deferred rent which is included within accrued liabilities on the accompanying consolidated balance sheets. Retail spaces under lease are subject to monthly percentage rent adjustments when gross sales exceed certain minimums.

At March 31, 2017, future minimum lease payments required under the operating leases are approximately as follows:

2017	$213,000
2018	90,000
2019	2,000
Thereafter	-
Total	$305,000

Total rent expense was approximately $19,000 and $74,000 for the three months ended March 31, 2017 and 2016, respectively.

On February 7, 2017, we entered into a Lease Termination Agreement with PJM BLDG. II LLC (the “Termination Agreement”), the landlord of our former headquarters and production facilities located at 1805 SE Martin Luther King Jr. Blvd., Portland, Oregon. The Termination Agreement provides that the original lease agreement dated July 17, 2014 (the “Lease”) will terminate on June 30, 2017 rather than October 30, 2020.

F-32

Legal Matters

We are not currently subject to any material legal proceedings, however we could be subject to legal proceedings and claims from time to time in the ordinary course of our business. Regardless of the outcome, litigation can, among other things, be time consuming and expensive to resolve, and divert management resources.

11. Net Loss per Common Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted net loss per common share is computed by dividing net loss by the sum of the weighted average number of common shares outstanding and the potential number of any dilutive common shares outstanding during the period. Potentially dilutive securities consist of the incremental common stock issuable upon exercise of stock options and convertible notes. Potentially dilutive securities are excluded from the computation if their effective is anti-dilutive. There were no dilutive common shares at March 31, 2017 and 2016. The numerators and denominators used in computing basic and diluted net loss per common share in 2017 and 2016 are as follows:

	March 31,
	2017	2016
Net loss attributable to common stockholders (numerator)	$(906,855)	$(1,014,679)
Weighted average shares (denominator)	2,614,324	758,542
Basic and diluted net loss per common share	$(0.35)	$(1.34)

12. Stockholder’s Deficit

	Convertible Series A						Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, Dec 31, 2016	300	$245,838	2,542,504	$254	13,699,785	$(12,813,044)	$1,132,833
Issuance of common stock	-	-	15,000	2	58,498		58,500
Issuance of common stock, net of issuance costs of $6,033, with detachable warrants	-	-	192,308	19	743,948		743,967
Issuance of common stock from warrant exercise for cash	-	-	40,834	4	159,246		159,250
Issuance of common stock for services by third parties	-	-	19,796	2	83,798		83,800
Issuance of common stock for services by employees	-	-	575	-	2,517		2,517
Stock-based compensation	-	-	-	-	158,658		158,658
Issuance of common stock for acquisition of MotherLode, net of issuance costs of $5,580	-	-	86,667	9	371,411		371,420
Shares Issued for payoff of long-term notes	-	-	22,436	2	87,498		87,500
Cumulative dividend on Series A preferred	-	5,037				(5,037)	-
Common shares issued for preferred conversion	(250)	(201,449)	83,334	8	201,441		-
Net loss	-	-	-	-	-	(901,818)	(901,818)
Balance, Mar 31, 2017	50	$49,426	3,003,451	$300	$15,566,800	$(13,719,899)	$1,896,627

Reverse Stock Splits

All shares related and per share information in these financial statements has been adjusted to give effect to the 1-for-20 reverse stock split of the Company’s common stock effected on October 18, 2016 and the 1-for-3 reverse stock split of the Company’s common stock effected on June 15, 2017.

Issuance of Common Stock

From January 4, 2017 to January 22, 2017, we sold 15,000 shares of common stock to accredited investors at a price of $3.90 per share for aggregate cash proceeds of $58,500.

On March 31, 2017, the Company issued 192,308 shares of its common stock for $750,000 including 192,308 warrants for common stock. This represented an initial closing of the Company’s private offering as filed in the Form 8-K on March 27, 2017.

From January 15, 2017 through February 16, 2017, the Company received warrant exercises and subscription documents totaling $159,250 for 40,834 shares issued.

In March 2017, the Company issued 19,795 shares of common stock to four third-party consultants in exchange for services rendered.

In March 2017, the Company issued 575 shares of common stock to employees for stock-based compensation of $2,517.

F-33

On March 8, 2017, the Company completed the acquisition of MotherLode LLC (“MotherLode”), a Portland, Oregon based provider of bottling services and production support to craft distilleries. We issued 86,667 shares of common stock to the owners of MotherLode as consideration for the acquisition. Based on the closing share price of our common stock of $4.35 on March 8, 2017, the value of the transaction was $377,000.

In March 2017, the Company issued 22,436 shares of its common stock upon conversion of 8% convertible promissory notes with an aggregate principal amount converted of $87,500.

In March 2017, the Company issued 83,334 shares of its common stock upon conversion of 250 shares of preferred stock.

All shares were fully vested upon issuance.

Issuance of Convertible Preferred Stock

From April 4, 2016 to June 17, 2016, the Company sold 972 shares of its series A convertible preferred stock (“Series A Preferred”) for an aggregate purchase price of $972,000, of which (i) 499 Units were purchased for $499,000 in cash (ii) 423 Units were purchased by certain of our officers in consideration of $423,000 accrued and unpaid salary and (iii) 50 Units were purchased in consideration of cancellation of $50,000 of outstanding indebtedness net of issuance costs of $35,920.

Each share of Series A Convertible Preferred has a stated value of $1,000, which is convertible into shares of the Company’s common stock (the “Common Stock”) at a fixed conversion price equal to $4.50 per share. The Series A Convertible Preferred accrue dividends at a rate of 8% per annum, cumulative. Dividends are payable quarterly in arrears at the Company’s option either in cash or “in kind” in shares of Common Stock; provided, however that dividends may only be paid in cash following the fiscal year in which the Company has net income (as shown in its audited financial statements contained in its Annual Report on Form 10-K for such year) of at least $500,000, to the extent permitted under applicable law out of funds legally available therefore. For ‘in-kind” dividends, holders will receive that number of shares of Common Stock equal to (i) the amount of the dividend payment due such stockholder divided by (ii) 90% of the average of the per share market values during the twenty (20) trading days immediately preceding a dividend date.

In the event of any voluntary or involuntary liquidation, dissolution or winding up, or sale of the Company, each holder of Series A Preferred shall be entitled to receive its pro rata portion of an aggregate payment equal to: (i) $1,000 multiplied by (ii) the total number of shares of Series A Preferred Stock issued under the Series A Certificate of Designation multiplied by (iii) 2.5.

For all matters submitted to a vote of the Company’s stockholders, the holders of the Series A Preferred as a class shall have an aggregate number of votes equal to the product of (x) the number of shares of Common Stock (rounded to the nearest whole number) into which the total shares of Series A Preferred Stock issued under the Series A Certificate of Designation on such date of determination are convertible multiplied by (y) 2.5 (the “Total Series A Votes”), with each holder of Series A Preferred entitled to vote its pro rata portion of the Total Series A Votes. Holders of Common Stock do not have cumulative voting rights. In addition, the holders of Series A Preferred shall vote separately a class to change any of the rights, preferences and privileges of the Series A Preferred.

					Number of shares
	Shares	Shares Issued and	Net	Conversion	of common stock	Liquidation	Liquidation
	Authorized	Outstanding	Proceeds	Price/Share	Equivalents	Preference	Value/Share

Series A	3,000	50	$49,426	$4.50	11,111	$125,000	$2,500

Stock-Based Compensation

On September 8, 2016, the Company adopted the 2016 Equity Incentive Plan (the 2016 Plan). The total number of shares available for the grant of either stock options or compensation stock under the 2016 Plan is 166,667 shares, subject to adjustment. On January 1, 2017, the number of shares available for grant under the 2016 Plan reset to 289,709 shares, equal to 8% of the number of outstanding shares of the Company’s capital stock, calculated on an as-converted basis, on December 31 of the preceding calendar year. In May 2017 the Board of Directors approved an amendment to the 2016 Plan to increase the number of shares of common stock reserved thereunder to a new total of 389,709 shares, contingent upon stockholder adoption and approval of this amendment at the next annual meeting of stockholders. The exercise price per share of each stock option shall not be less than 100 percent of the fair market value of the Company’s common stock on the date of grant. At March 31, 2017, there were 254,167 options and 22,847 RSU’s issued under the Plan, with vesting schedules varying between immediate and five (5) years from the grant date.

On January 29, 2015, the Company adopted the 2015 Stock Incentive Plan (the 2015 Plan). The total number of shares available for the grant of either stock options or compensation stock under the 2015 Plan is 50,000 shares, subject to adjustment. The exercise price per share of each stock option shall not be less than 20 percent of the fair market value of the Company’s common stock on the date of grant. At March 31, 2017, there were 14,584 options issued under the Plan outstanding, which options vest at the rate of at least 25 percent in the first year, starting 6-months after the grant date, and 75% in year two.

The Company also issues, from time to time, options which are not registered under a formal option plan. At March 31, 2017, there were 16,667 options outstanding that were not issued under the Plan.

F-34

A summary of all stock option activity at and for the three months ended March 31, 2017 is presented below:

	# of Options		Weighted- Average Exercise Price
Outstanding at December 31, 2016	173,750		$9.24
Options granted	111,667	(1)	4.71
Options exercised	-		-
Options canceled	-		-
Outstanding at March 31, 2017	285,417		$7.47

Exercisable at March 31, 2017	86,285		$11.79

(1) options granted under 2016 Stock Incentive Plan;

The aggregate intrinsic value of options outstanding at March 31, 2017 was $0.

At March 31, 2017, there were 199,132 unvested options with an aggregate grant date fair value of $612,752. The unvested options will vest in accordance with the vesting schedule in each respective option agreement, which varies between immediate and five (5) years from the grant date. The aggregate intrinsic value of unvested options at March 31, 2017 was $0. During the three months ended March 31, 2017, 37,961 options became vested.

The Company uses the Black-Scholes valuation model to measure the grant-date fair value of stock options. The grant-date fair value of stock options issued to employees is recognized on a straight-line basis over the requisite service period. Stock-based awards issued to nonemployees are recorded at fair value on the measurement date and are subject to periodic market adjustments as the underlying stock-based awards vest. To determine the fair value of stock options using the Black-Scholes valuation model, the calculation takes into consideration the effect of the following:

●	Exercise price of the option
●	Fair value of the Company’s common stock on the date of grant
●	Expected term of the option
●	Expected volatility over the expected term of the option
●	Risk-free interest rate for the expected term of the option

The calculation includes several assumptions that require management’s judgment. The expected term of the options is calculated using the simplified method described in GAAP. The simplified method defines the expected term as the average of the contractual term and the vesting period. Estimated volatility is derived from volatility calculated using historical closing prices of common shares of similar entities whose share prices are publicly available for the expected term of the options. The risk-free interest rate is based on the U.S. Treasury constant maturities in effect at the time of grant for the expected term of the options.

The following weighted-average assumptions were used in the Black-Scholes valuation model for options granted during the three months ended March 31, 2017:

Risk-free interest rate	1.60%
Expected term (in years)	7.25
Dividend yield	-
Expected volatility	75%

The weighted-average grant-date fair value per share of stock options granted during the three months ended March 31, 2017 was $3.33. The aggregate grant date fair value of the 111,667 options granted during the three months ended March 31, 2017 was $371,865.

For the three months ended March 31, 2017 and 2016, total stock option expense related to stock options was $158,658 and $51,569 respectively. At March 31, 2017, the total compensation cost related to stock options not yet recognized is approximately $666,286, which is expected to be recognized over a weighted-average period of approximately 3.41 years.

Warrants

During the three months ended March 31, 2017, the Company issued 192,308 detachable warrants in connection with the purchase of 192,308 shares of common stock. The Company has determined the Warrants are classified as equity on the condensed consolidated balance sheet as of March 31, 2017. The estimated fair value of the warrants at issuance was $301,731, based on the Black-Scholes option-pricing model using the weighted-average assumptions below:

Volatility	75%
Risk-free interest rate	1.50%
Expected term (in years)	3.0
Expected dividend yield	-
Fair value of common stock	$4.38

F-35

A total of 40,834 warrants were exercised during the three months ended March 31, 2017 for cash proceeds of $159,250.

A summary of activity in warrants is as follows:

	Warrants	Weighted Average Remaining Life	Weighted Average Exercise Price	Aggregate Intrinsic Value

Outstanding at December 31, 2016	846,765	2.77 years	$6.48	$—

Three months ended March 31, 2017:
Granted	192,308	3.00 years	$7.50	$0
Exercised	(40,834)	2.00 years	$3.90
Forfeited and cancelled	-	-	-	-

Outstanding at March 31, 2017	998,239	2.61 years	$6.75	$0

13. Related Party Transactions

There were no related party transactions during the three months ended March 31, 2017. During the three months ended March 31, 2016, the Company’s chief executive officer paid expenses on behalf of the Company on his personal credit card. These related party advances do not bear interest and are payable on demand. At March 31, 2016, the balance due to the chief executive officer was approximately $95,000, and is included in accounts payable on the accompanying condensed consolidated balance sheets.

14. Subsequent Events

On May 12, 2017, the Company filed a revised S-1 registration statement for the proposed sale common stock of up to $6.9 million.

On May 1, 2017, the Company announced the acquisition of a majority stake in Big Bottom Distilling, LLC (“BBD”), a Hillsboro, Oregon-based distiller of award winning and super premium gins, whiskeys, brandies, rum, and vodka. The transaction is structured as an exchange of 28,096 Eastside shares for 90% of the BBD LLC units, and will maintain the independence of BBD as a separate entity underneath the operational umbrella of Eastside Distilling. BBD and Eastside will benefit from brand synergies because of the limited overlap with Eastside products. Eastside will devote sales, marketing, financial capital and production resources to expanding BBDs business, which in 2016 had total revenues of approximately $201,000.

On April 24, 2017, the Company issued 16,667 shares of its common stock upon conversion of 50 shares of preferred stock. As of April 24, 2017, the Company has zero shares of preferred stock outstanding.

F-36

On April 21, 2017, the Company completed a $500,000 convertible note purchase agreement with an accredited investor. The note has a maturity date of April 3, 2020, and bears interest at the rate of five percent (5%) per annum. The note has an automatic conversion feature upon the closing (or first in a series of closings) of the next equity financing in which the Company sells shares of its equity securities for an aggregate consideration of at least $4,000,000 at a purchase price of at least $7.50. The outstanding principal and unpaid accrued interest on the Note shall be automatically converted into equity securities at a price equal to 80% of the price paid per share by the investors in the next equity financing or $6.00, whichever is lower, provided, however, that in no event shall the conversion price be less than $6.00. The note has a voluntary conversion feature where the investor may convert, in whole or in part, at any time at the conversion rate of $6.00.

On April 5, 2017, the board approved an incentive option grant to Mr. Grover Wickersham totaling 33,334 shares with an exercise price of $4.80. In addition, the board approved a restricted stock unit grant of 33,334 shares of common stock that vested on April 5, 2017. 10,217 shares were not issued in order to satisfy Mr. Wickersham’s personal tax withholding responsibility.

On April 3, 2017, the Company issued 8,334 shares of common stock to a third-party consultant in exchange for services rendered.

From April 3, 2017 to May 4, 2017, the Company issued 85,594 shares of its common stock for $333,815 in cash, including warrants to purchase 256,781 shares of common stock.

On April 2, 2017 and April 18, 2017, the independent directors, Messrs. Trent Davis and Michael Fleming, respectively, each exercised 4,630 stock options to purchase common stock at $5.40 per share.

F-37

Through and including , 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,200,000 Units

Eastside Distilling, Inc.

PRELIMINARY PROSPECTUS

Roth Capital Partners	Aegis Capital Corp.

                   , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by Eastside Distilling, Inc. (the “Registrant”) in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee, and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

Amount to be paid
SEC registration fee	$1,755.89
FINRA filing fee	1,625
Blue sky qualification fees and expenses	—
Printing and engraving expenses	5,000
Legal fees and expenses	200,000
Accounting fees and expenses	50,000
Transfer agent and registrar fees and expenses	2,000
Miscellaneous expenses	50,000
Total	$310,380.89

Item 14. Indemnification of Directors and Officers.

Nevada law provides for discretionary indemnification for each person who serves as one of our directors or officers. We may indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is one of our officers or directors. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Except as otherwise disclosed under the heading “Business—Legal Proceedings” of this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following lists set forth information regarding all securities sold or granted by the Registrant within the past three years that were not registered under the Securities Act, and the consideration, if any, received by the Registrant for such securities:

1.

On various dates from March 31, 2017 through June 4 2017, the Registrant issued 400,000 shares of its common stock for $1,560,000 in cash, including three-year warrants to purchase 400,000 shares of common stock at an exercise price of $7.50 per share (subject to adjustment).

2.	On various dates from April 21, 2017 through June 30, 2017, the Registrant issued an aggregate of $900,000 convertible promissory notes to accredited investors. The notes have a maturity date of three years from the date of issuance, and bear interest at the rate of five percent (5%) per annum. The notes have an automatic conversion feature upon the closing (or first in a series of closings) of the next equity financing in which the Registrant sells shares of its equity securities for an aggregate consideration of at least $4,000,000 at a purchase price of at least $7.50. The outstanding principal and unpaid accrued interest on the notes shall be automatically converted into equity securities at a price equal to 80% of the price paid per share by the investors in the next equity financing or $6.00, whichever is lower, provided, however, that in no event shall the conversion price be less than $6.00. The notes have a voluntary conversion feature where the investor may convert, in whole or in part, at any time at the conversion rate of $6.00.

3.	On May 1, 2017, the Registrant issued 28,096 shares of its common stock in exchange for 90% of the outstanding limited liability company units of Big Bottom Distilling, LLC. The Registrant did not receive any cash proceeds from this issuance.

4.	On April 3, 2017, the Registrant issued 8,334 shares of common stock to a third-party consultant in exchange for services rendered. The Registrant did not receive any cash proceeds from this issuance.

5.	In March 2017, the Registrant issued 19,795 shares of common stock to four third-party consultants in exchange for services rendered. The Registrant did not receive any cash proceeds from this issuance.

6.	In March 2017, the Registrant issued 575 shares of common stock to employees for stock-based compensation of $2,517. The Registrant did not receive any cash proceeds from this issuance.

7.	On March 8, 2017, the Registrant completed the acquisition of MotherLode. The Registrant issued 86,667 shares of common stock to the owners of MotherLode as consideration for the acquisition. Based on the closing share price of the common stock of $4.35 on March 8, 2017, the value of the transaction was $377,000. The Registrant did not receive any cash proceeds from this issuance.

8.	In March 2017, the Registrant issued 22,436 shares of its common stock upon conversion of 8% convertible promissory notes with an aggregate principal amount converted of $87,500. The Registrant did not receive any cash proceeds from these issuances.

9.	In March 2017, the Registrant issued 83,334 shares of its common stock upon conversion of 250 shares of preferred stock. The Registrant did not receive any cash proceeds from these issuances.

10.	From January 15, 2017 through February 16, 2017, accredited investors exercised warrants and subscribed to shares of common stock totaling $159,250 for 40,834 shares issued.

11.	From January 4, 2017 to January 22, 2017, the Registrant sold 15,000 shares of common stock to accredited investors at a price of $3.90 per share for aggregate cash proceeds of $58,500.

12.	On December 30, 2016, the Registrant closed a private placement in which it issued an aggregate of 266,667 units at a per unit price of $3.90, each unit consisting of one share of the Registrant’s common stock, par value $0.0001 and a three-year warrant to acquire one share of the Registrant’s common stock at an exercise price of $7.50 per share. The units were sold to 30 accredited investors for aggregate gross cash proceeds of $1,040,000 pursuant to separate subscription agreements entered into with each investor.

13.	Effective December 30, 2016, the Registrant issued 295,513 shares of its common stock to 10 accredited investors upon exercise of outstanding warrants in exchange for principal reduction in the Registrant’s outstanding promissory notes issued to investors between June 2016 and October 2016. The warrant exercise resulted in a reduction in the principal amount of promissory notes of $1,152,499. The warrants’ original exercise price of $6.00 per share had been temporarily reduced to $3.90 per share through December 31, 2016 to induce holders to exercise their outstanding warrants.

14.	During the year ended December 31, 2016, the Registrant issued 188,261 shares of its common stock to five accredited investors upon exercise of outstanding warrants, raising $734,216 in cash proceeds. The warrants’ original exercise price of $6.00 per share had been temporarily reduced to $3.90 per share through December 31, 2016 to induce holders to exercise their outstanding warrants.

15.	From October 19, 2016 through November 21, 2016, the Registrant issued $450,000 of principal amount of 8% promissory notes and warrants to purchase shares of our common stock to accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $450,000. The notes have a October 19, 2018 and November 21, 2018 maturity date and bear interest at the eight percent (8%) per annum. The notes were issued with warrants to purchase up to 75,000 shares of our common stock at an exercise price of $6.00 per share. The number of warrant shares underlying each warrant are equal to the principal amount of the promissory note subscribed for by a subscriber divided by two (2). The warrants will be exercisable for three (3) years after the closing date.

16.	On September 19, 2016, the Registrant issued $900,000 of principal amount of 8% promissory notes and warrants to purchase shares of our common stock to accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $900,000. The notes have a September 19, 2018 maturity date and bear interest at the eight percent (8%) per annum. The notes were issued with warrants to purchase up to 150,000 shares of our common stock at an exercise price of $6.00 per share. The number of warrant shares underlying each warrant are equal to the principal amount of the promissory note subscribed for by a subscriber divided by two (2). The warrants will be exercisable for three (3) years after the closing date.

17.	On July 19, 2016, the Registrant issued 5-year warrants to purchase 2,994 shares of our common stock to certain placement agents in consideration of services rendered in connection with our prior private placement offering of series A preferred stock and warrants. The Registrant did not receive any cash proceeds from these issuances.

18.	On July 7, 2016, the Registrant issued 4,268 shares of its common stock in consideration of $17,759 in accrued and unpaid dividends due at June 30, 2016 for our outstanding Series A Preferred Stock. The Registrant did not receive any cash proceeds from these issuances.

19.	Since July 1, 2016, the Registrant has issued 26,562 shares of our common stock, net, to consultants in consideration of services rendered. The Registrant did not receive any cash proceeds from these issuances.

20.	From June 30, 2016 to July 7, 2016, the Registrant issued $350,000 of principal amount of 8% promissory notes and warrants to purchase shares of its common stock to accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $350,000. The notes have a June 30, 2018 maturity date and bear interest at the eight percent (8%) per annum. The notes were issued with warrants to purchase up to 58,334 shares of our common stock at an exercise price of $6.00 per share. The number of warrant shares underlying each warrant are equal to the principal amount of the promissory note subscribed for by an investor multiplied by ten (10). The warrants will be exercisable for three (3) years after the closing date.

21.	From June 4, 2016 to June 22, 2016, the Registrant conducted closings for the sale of 666,667 units to accredited investors at a price of $3.00 per common unit for an aggregate cash purchase price of $2,000,000 (of which a closing for the sale of 300,000 common units for a purchase price of $900,000 occurred on June 22, 2016). Each common unit consisted of (i) one share of the Registrant’s common stock and (ii) one warrant, exercisable for 3-years, to purchase one share of common stock at an exercise price of $6.00 per whole share.

22.	From June 8, 2016 to June 17, 2016, the Registrant sold 42 units to accredited investors and a single unaccredited investor at a price of $1,000 per unit for an aggregate cash purchase price of $42,000. Each unit consisted of (i) one share of the Registrant’s Series A Convertible Preferred Stock convertible into shares of common stock at a rate of $4.50 per share, and (ii) one warrant, exercisable for 3-years, to purchase six hundred sixty-seven shares (223) shares of common stock at an exercise price of $6.00 per whole share.

22.	On April 4, 2016, the Registrant conducted an initial closing for 880 units to 12 accredited investors at a price of $1,000 per Unit for an aggregate purchase price of $880,000, of which (i) 407 units were purchased for cash (ii) 423 units were purchased by certain of our officers in consideration of $423,000 accrued and unpaid salary and (iii) 50 units were purchased in consideration of cancellation of outstanding indebtedness. Each unit consisted of (i) one share of the Registrant’s Series A Convertible Preferred Stock convertible into shares of common stock, $0.0001 par value per share at a rate of $9.00 per share, and (ii) one warrant, exercisable for 3-years, to purchase three hundred thirty three (333) shares of Common Stock at an exercise price of $10.80 per whole share. The Registrant received gross proceeds of $407,000 from the sale of the 407 Units for cash.

24.	On April 8, 2015, the Registrant issued 625 shares of our common stock in consideration of services rendered under a consulting agreement. The Registrant did not receive any cash proceeds in connection with this issuance.

25.	On March 25, 2015, the Registrant granted options to purchase an aggregate of 2,500 shares of stock at an exercise price of $105.00 to two employees pursuant to the terms of their employment agreement with the Registrant.

26.	On February 10, 2015, the Registrant issued to its Chief Marketing Officer an option to purchase 3,334 shares of stock at an exercise price of $111.00 pursuant to the terms of his employment agreement with the Registrant.

27.	On December 31, 2014, the Registrant completed an offering of 91,875 shares of its common stock at a price of $24.00 per share for an aggregate purchase price of $2,205,000.

28.	On October 31, 2014, in connection with the closing of the Registrant’s acquisition of Eastside Distilling, LLC, the Registrant issued 533,334 shares of its common stock to the members of Eastside Distilling, LLC.

29.	In October 2014, Eastside Distilling, LLC agreed to grant an option to purchase 16,667 shares of its common stock to a third-party consultant at an exercise price of $24.00 per share in consideration of services rendered, which agreement was assumed by the Registrant upon closing of its acquisition of Eastside Distilling on October 31, 2014. The option was granted on February 10, 2015 and expired on February 10, 2017.

30.	On September 19, 2014, the Registrant amended a previously issued non-interest bearing demand note in the amount of $150,000 issued on June 13, 2014 to include new terms including interest, conversion rights, a maturity date and a pre-payment penalty. The Registrant did not receive any cash proceeds for issuance of the amended note.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, general solicitation or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act. The Registrant believes that the Section 4(a)(2) exemption applies to the transactions described above because such transactions were predicated on the fact that the issuances were made only to investors who (i) confirmed to the Registrant in writing that they are accredited investors, or if not accredited, have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their investment; and (ii) either received adequate business and financial information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 3rd day of August , 2017.

EASTSIDE DISTILLING, INC.

By:	/s/ Grover T. Wickersham
Grover T. Wickersham
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grover T. Wickersham	Chairman of the Board and Chief Executive Officer	August 3 , 2017
Grover T. Wickersham	(Principal Executive Officer)

/s/ Steven Shum	Chief Financial Officer	August 3 , 2017
Steven Shum	(Principal Financial and Accounting Officer)

/s/ Trent D. Davis	Director	August 3 , 2017
Trent D. Davis

/s/ Michael M. Fleming	Director	August 3 , 2017
Michael M. Fleming

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement.
3.1	Amended and Restated Articles of Incorporation of the Registrant, as presently in effect, filed as Exhibit 3.1 to the Registration Statement on Form S-1 filed on November 14, 2011 (File No. 333-177918) and incorporated by reference herein.
3.2	Certificate of Designation – Series A Preferred Stock, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 9, 2016 and filed on March 11, 2016 and incorporated by reference herein.
3.3	Amendment to Certificate of Designation After Issuance of Class or Series, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated June 1, 2016 and filed on June 9, 2016 and incorporated by reference herein.
3.4	Certificate of Change, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated October 6, 2016 and filed on October 11, 2016 and incorporated by reference herein.
3.5	Certificate of Change, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated June 14, 2017 and filed on June 15, 2017 and incorporated by reference herein.
3.6	Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.2 to the Registration Statement on Form S-1 filed on November 14, 2011 (File No. 333-177918) and incorporated by reference herein.
3.7	Amended and Restated Bylaws of the Registrant, as presently in effect, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated October 13, 2016 and filed on October 19, 2016 and incorporated by reference herein.
4.1**	Form of the Registrant’s common stock certificate.
4.2**	Form of Warrant Agreement between the Registrant and Pacific Stock Transfer Company.
4.3**	Form of Warrant Certificate (included as Exhibit A to Exhibit 4.2).
4.4**	Form of Underwriters’ warrant to purchase units.
5.1**	Opinion of Sklar Williams PLLC regarding legality.
10.1+	Eastside Distilling, Inc. 2016 Equity Incentive Plan and forms of agreement thereunder, filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 14, 2016 and incorporated by reference herein.
10.2+	Employment Agreement dated February 6, 2015 between Steven Earles and Eastside Distilling, Inc., filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 6, 2015 and filed on February 10, 2015 and incorporated by reference herein.
10.3+	First Amendment to Employment Agreement (Steven Earles), filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10Q for the period ended June 30, 2015 filed on August 14, 2015 and incorporated by reference herein.
10.4+	Second Amendment to Employment Agreement dated November 4, 2016 between Steven Earles and the Registrant, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated November 4, 2016 and filed on November 10, 2016 and incorporated by reference herein.
10.5+	Employment Agreement dated October 5, 2015 between Steven Shum and the Registrant, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated October 5, 2015 and filed on October 6, 2015 and incorporated by reference herein.
10.6+	First Amendment to Employment Agreement, filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated November 4, 2016 and filed on November 10, 2016 and incorporated by reference herein.
10.7+**	Employment Agreement dated February 27, 2015 between Melissa Heim and the Registrant.
10.8	Lease Agreement dated July 17, 2014 between PJM Bldg. II LLC and Eastside Distilling LLC, filed as Exhibit 10.3 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.
10.9	Lease Agreement with Oregon City Building Limited Partnership, filed as Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.
10.10	Specialty Lease Agreement dated January 20, 2015 between RPR Washington Square LLC and the Registrant, filed as Exhibit 10.9 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.
10.11	License Agreement dated October 10, 2014 between Clackamas Town Center and the Registrant, filed as Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.

Exhibit Number	Description of Document
10.12	Non-Exclusive Consulting Agreement with Rinvest Securities, Inc., filed as Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 and filed on March 31, 2015 and incorporated by reference herein.
10.13	Registration Rights Agreement, filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated December 30, 2016 and filed on January 6, 2017 and incorporated by reference herein.
10.14	Purchase and Assignment of Membership Interests, Assumption of Obligations, Agreement to be Bound by Limited Liability Company Agreement and Admission of Substituted Member among the Registrant, Allen Barteld and MotherLode, LLC, dated as of March 8, 2017, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated March 8, 2017 and filed on March 14, 2017.
10.15	Employment Agreement between the Company and Allen Barteld dated as of March 1, 2017 and executed on March 8, 2017, filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated March 8, 2017 and filed on March 14, 2017.
10.16**	Employment Agreement between the Company and Jarrett Catalani dated as of July 1, 2017.
14	Code of Ethics, filed as Exhibit 14 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.
23.1*	Consent of BPM LLP, independent registered public accounting firm.
23.2**	Consent of Summit Law Group, PLLC.
23.3**	Consent of Sklar Williams PLLC (included in Exhibit 5.1).
24.1**	Power of Attorney (included in the signature page of Amendment No. 2 to this Registration Statement as filed on July 7, 2017).
99.1* *	Consent of Shelly A. Saunders, director nominee

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Schema Linkbase Document

101.CAL*	XBRL Taxonomy Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Definition Linkbase Document

101.LAB*	XBRL Taxonomy Labels Linkbase Document

101.PRE*	XBRL Taxonomy Presentation Linkbase Document

*	Filed herewith.
**	Previously filed.
+	Indicates a management contract or compensatory plan.